Filed Pursuant to Rule 424(b)(3)
Registration File No.: 333-129253

Prospectus

Trustreet Properties, Inc.

Offer to Exchange

Up to $50,000,000 aggregate principal amount of 7½% Senior Notes due 2015 registered under the Securities Act of 1933 for any and all
$50,000,000 aggregate principal amount of outstanding 7½% Senior Notes due 2015

•	The exchange offer will expire at 5:00 p.m., New York City time, on December 6, 2005, unless extended.

•	The exchange offer is subject to customary conditions that may be waived by us prior to the expiration date of the exchange offer.

•	All original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for the exchange notes.

•	Tenders of original notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

•	We will not receive any proceeds from the issuance of the exchange notes in the exchange offer.

•	The terms of the exchange notes to be issued are substantially identical to the terms of the original notes, except that the exchange notes will be registered under the Securities Act of 1933, as amended, and certain transfer restrictions, registration rights and additional interest relating to the original notes will not apply to the exchange notes.

•	The exchange of the original notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes.

•	If you fail to tender your original notes, you will continue to hold unregistered securities and it may be difficult for you to transfer them.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or for inclusion in any automated quotation system.

See ‘‘Risk Factors‘‘ beginning on page 9 for a discussion of matters you should consider before you participate in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 4, 2005.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Rosemary Q. Mills, Trustreet Properties, Inc., 450 South Orange Avenue, Orlando, Florida 32801-3336, (877) 667-4769. In order to ensure timely delivery of the information, any request should be made by November 28, 2005, which is five business days before the exchange offer expires.

You should rely only on the information and representations contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information or representations. If given or made, any such other information and representations should not be relied upon as having been authorized by us. You should assume that the information and representations contained in this prospectus and the documents incorporated by reference in this prospectus are accurate only as of the date hereof or as of the date which is specified in those documents, respectively. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates. In addition, this prospectus is not an offer to sell or the solicitation of an offer to buy those securities in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. The delivery of this prospectus and any exchange made under this prospectus do not, under any circumstances, mean that there has not been any change in our affairs since the date of this prospectus or that information contained in this prospectus is correct as of any time subsequent to its date.

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. Each letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an ‘‘underwriter’’ within the meaning of the Securities Act of 1933, as amended. A participating broker-dealer may use this prospectus, as it may be amended or supplemented, from time to time, in connection with resales of exchange notes where those original notes were acquired by the broker-dealer as a result of market-making or other trading activities. The issuer has agreed, if requested in writing by such a broker-dealer, to use its reasonable best efforts to keep the registration statement of which this prospectus is a part continuously effective for a period not to exceed 180 days after the date on which the registration statement is declared effective, or such earlier date when such broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. See ‘‘Plan of Distribution".

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Terms Used in this Prospectus

See ‘‘Description of Exchange Notes—Certain Definitions’’ for the definition of terms used in this prospectus that describe the provisions of the exchange notes. In addition, unless the context otherwise requires, in this prospectus:

•	the term ‘‘CNLRP’’ refers to CNL Restaurant Properties, Inc., a Maryland corporation, prior to the mergers (as defined below);

•	the term ‘‘USRP’’ refers to U.S. Restaurant Properties, Inc., a Maryland corporation, prior to the mergers;

•	the term ‘‘Income Funds’’ refers to the following 18 CNL Income Fund limited partnerships, each a Florida limited partnership, prior to the mergers:

• CNL Income Fund, Ltd.	• CNL Income Fund X, Ltd.

• CNL Income Fund II, Ltd.	• CNL Income Fund XI, Ltd.

• CNL Income Fund III, Ltd	• CNL Income Fund XII, Ltd.

• CNL Income Fund IV, Ltd.	• CNL Income Fund XIII, Ltd.

• CNL Income Fund V, Ltd.	• CNL Income Fund XIV, Ltd.

• CNL Income Fund VI, Ltd.	• CNL Income Fund XV, Ltd.

• CNL Income Fund VII, Ltd.	• CNL Income Fund XVI, Ltd.

• CNL Income Fund VIII, Ltd.	• CNL Income Fund XVII, Ltd.

• CNL Income Fund IX, Ltd.	• CNL Income Fund XVIII, Ltd.

•	the term ‘‘mergers’’ refers to the set of merger transactions that were consummated in February 2005 that resulted in the combination of USRP, CNLRP and the Income Funds, in which CNLRP and the Income Funds merged with and into USRP or its subsidiaries and USRP subsequently changed its name to ‘‘Trustreet Properties, Inc.;’’

•	the term ‘‘New Senior Credit Facilities’’ refers to our new senior secured credit facilities, entered into on April 8, 2005, in an aggregate amount of $350.0 million (with potential increases of up to an additional $100 million), with a syndicate of lenders, including an affiliate of the initial purchaser in the original offering. The New Senior Credit Facilities are guaranteed by certain of our subsidiaries and secured by the capital stock of those subsidiaries and therefore, for purposes of this prospectus, are considered secured indebtedness. The New Senior Credit Facilities consist of a $175.0 million revolving credit facility (the ‘‘new revolving credit facility due 2008’’) and a $175.0 million term loan. See ‘‘Description of Certain Indebtedness—Description of the New Senior Credit Facilities;’’

•	the term ‘‘the original notes’’ means the $50,000,000 aggregate principal amount of 7½% senior notes due 2015, issued on September 15, 2005 in a private offering exempt from registration under the Securities Act;

•	the term "the original offering" means the offering of the original notes;

•	the term ‘‘issuer’’ refers to Trustreet Properties, Inc., a Maryland corporation, the issuer of the original notes and the exchange notes, and not any of its subsidiaries; and

•	the terms ‘‘we,’’ ‘‘us,’’ ‘‘our’’ and other similar terms refer to Trustreet Properties, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents that have been or will be filed with the Commission and incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended, which we refer to as the Exchange Act. Forward-looking statements represent our expectations or beliefs, including, but not limited to, statements concerning industry performance and our results, operations, performance, financial condition, plans, growth and strategies, which include, without limitation:

•	statements concerning implementation of our business plan following the mergers:

•	statements concerning our financial performance following the mergers;

•	statements concerning our anticipated dividend policy following the mergers;

•	statements concerning the anticipated financial and other benefits of the mergers;

•	statements concerning the operating efficiencies or synergies, competitive positions and growth opportunities expected to be achieved following the mergers;

•	statements concerning the market for our common stock and preferred stock following the mergers; and

•	statements preceded or followed by or that include the words ‘‘may,’’ ‘‘expect,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘project,’’ ‘‘believe,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘might,’’ ‘‘plan,’’ ‘‘could,’’ ‘‘should,’’ ‘‘would,’’ ‘‘estimate,’’ or ‘‘continue’’ or the negative thereof or other variations or comparable terminology, although not all forward-looking statements contain such identifying words.

Potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, the matters discussed in ‘‘Risk Factors’’ beginning on page 9 hereof.

Any statements contained in this prospectus or any document incorporated herein by reference that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, some of which are beyond our control. Actual results or outcomes may differ materially depending on a variety of important factors, many of which are also beyond our control, and you should not place undue reliance on these statements. Important factors that could cause our actual results to differ materially include, without limitation:

•	changes in general economic conditions;

•	general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases on favorable terms, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate);

•	general risks affecting the restaurant industry (including, without limitation, any disruption in the supply or quality of ingredients, the availability of labor, and the continued demand for restaurant dining);

•	financing may not be available on favorable terms or at all, and our cash flow from operations and access to attractive capital may be insufficient to fund existing operations or growth in new acquisitions and developments;

•	changes in interest rates;

•	the ability of our tenants and borrowers to make payments under their agreements with us;

•	our ability to refinance existing financial obligations on favorable terms;

•	our ability to locate suitable tenants for our vacant properties and those properties that become vacant and similarly resolve any mortgage loan delinquencies;

•	possible adverse changes in tax and environmental laws, as well as the impact of newly adopted accounting principles on our accounting policies and on period-to-period comparisons of financial results;

•	risks associated with our potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended;

•	our ability to effect an integration of recently merged properties and operations;

•	our ability to re-lease or sell properties that are currently vacant or that may become vacant; and

•	our ability to sell mortgage loans or net lease properties on a favorable and timely basis.

Some of the above-mentioned factors are described in further detail under ‘‘Risk Factors.’’ The risks set forth above are not exhaustive. Other sections of this prospectus or the documents that have been or will be filed with the SEC which are incorporated by reference may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all risk factors, nor can it assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, holders of original notes deciding whether to exchange their original notes for the exchange notes should not place undue reliance on forward-looking statements as a prediction of actual results. You should assume the information appearing in this prospectus, including the information in the documents that have been or will be filed with the SEC which are incorporated herein by reference, is accurate only as of the date of the document in which it appears, as our business, financial condition, results of operations and prospects may have changed since that date. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we expressly disclaim any responsibility to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise to reflect actual results or changes in factors or assumptions affecting such forward-looking statements after the date of this prospectus.

SUMMARY

The following summary is qualified in its entirety by the more detailed information, including the ‘‘Risk Factors’’ and selected financial data, included elsewhere in this prospectus, together with the more detailed information, unaudited pro forma condensed consolidated financial data and the financial statements and related notes, incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, together with the more detailed information, unaudited pro forma condensed consolidated financial data, and the financial statements and related notes and the other documents incorporated by reference, before deciding whether to exchange the original notes for the exchange notes.

Our Company

We are the largest publicly traded REIT in the United States focused primarily on the restaurant industry. We are a fully integrated, self-advised REIT whose principal business is acquiring, owning, leasing and servicing restaurant properties under a triple-net lease structure.

We had approximately $2.7 billion in assets as of June 30, 2005. Our portfolio is geographically diverse and consists primarily of triple-net leases with operators of well-known national and regional restaurant concepts. As of June 30, 2005, we owned approximately 1,900 properties and had an additional servicing portfolio of over 850 properties, representing over 170 total concepts operated by over 450 different franchisors and franchisees in 49 states.

As of June 30, 2005, the largest concepts within our portfolio were Golden Corral, Burger King, Jack in the Box, Arby’s, International House of Pancakes, Captain D’s, Bennigan’s, Wendy’s, Denny’s and Perkins Restaurant & Bakery. Our owned properties include 87 service station properties, most of which include convenience stores.

We focus on the ‘‘quick service’’ and ‘‘casual dining’’ restaurant segments of the restaurant industry as we believe these provide generally more stable and consistent revenue streams within the larger restaurant industry. We acquire, own, lease and service restaurant properties under a triple-net lease structure where tenants are responsible for property operating costs, including property taxes, insurance and maintenance. Our triple-net lease strategy is designed to provide us with a long term, growing and predictable stream of income while minimizing the impact and volatility of ongoing property operating costs. We also continue to provide advisory and other financial services to the restaurant industry and maintain an active investment property sales program.

Recent Developments

Hawaii Facilities. As part of the mergers, we acquired several convenience, gas and restaurant operations. As of the date of the mergers, 18 gasoline station operations and a 50 percent interest in a bulk fuel loading terminal located in Hawaii were under contract to sell. In July 2005, we received notice that the Federal Trade Commission (‘‘FTC’’) had filed suit seeking injunctive relief to block the sale. On September 6, 2005, on a motion of the FTC and with the consent of all parties, the U.S. District Court, District of Hawaii, dismissed the FTC’s complaint against us and Aloha Petroleum Ltd. (‘‘Aloha’’) without prejudice and without costs. Our position in the transaction was not materially altered through this process. On September 27, 2005, we sold 18 gasoline station operations and the 50 percent interest in the bulk fuel loading terminal in Hawaii to Aloha. The sales price relating to the sale was $10.3 million including a portion related to inventory on hand. All operating results relating to all of these retail operations are recorded as discontinued operations for all periods presented.

Nath Companies. On August 12, 2005, we closed a $36.5 million transaction providing sale/leaseback financing to the Nath Companies, a Burger King franchisee based in Minnesota. The transaction consisted of 35 properties in five states. The transaction was predominately financed through our warehouse credit facilities. This transaction is not reflected in our as adjusted calculations in this prospectus.

Portfolio Acquisition. On October 5, 2005, we completed the acquisition of a portfolio of 117 restaurant properties for an aggregate purchase price of $84.8 million. The portfolio is comprised of 12 concepts, which are primarily restaurant chains, including Pizza Hut, Arby’s and Burger King. The properties are broadly diversified among 34 tenants and 19 states. See ‘‘Use of Proceeds’’ for a discussion of the financing of this acquisition.

* * * * *

Our principal executive offices are located at 450 South Orange Avenue, Orlando, Florida 32801-3336 and our telephone number is (877) 667-4769.

The Exchange Offer

On September 15, 2005, the issuer sold $50,000,000 aggregate principal amount of 7½% senior notes due 2015, which we refer to in this prospectus as the original notes, in a private offering exempt from registration under the Securities Act. In connection with that offering, the issuer entered into a registration rights agreement, dated as of September 15, 2005, with the initial purchaser in the original offering. In the registration rights agreement, the issuer agreed to register under the Securities Act an offer to exchange the issuer’s new 7½% senior notes due 2015, which we refer to in this prospectus as the exchange notes, for the original notes. The issuer also agreed to deliver this prospectus to the holders of the original notes. In this prospectus, we refer to the original notes and the exchange notes collectively as the notes. You should read the discussions under the headings ‘‘—The Exchange Notes’’ and ‘‘Description of Exchange Notes’’ for information regarding the exchange notes.

The Exchange Offer	This is an offer to exchange $1,000 in principal amount of the exchange notes for each $1,000 in principal amount of the original notes. The exchange notes are substantially identical to the original notes, except that:

•	the exchange notes will be registered under the Securities Act;

•	the exchange notes will be freely transferable, other than as described in this prospectus and will not contain any legend restricting their transfer;

•	holders of the exchange notes will not be entitled to certain rights of the holders of the original notes under the registration rights agreement, which rights will terminate upon completion of the exchange offer; and

•	the exchange notes will not contain any provisions regarding the payment of additional interest.

Based upon interpretations by the staff of the Commission set forth in no action letters issued to unrelated third parties, we believe that you can transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:

•	acquire the exchange notes in the ordinary course of your business;

•	have no arrangement or understanding with any person or entity to participate in a distribution (within the meaning of the Securities Act) of the exchange notes;

•	are not an ‘‘affiliate’’ (within the meaning of Rule 405 under the Securities Act) of the issuer;

•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes directly from the issuer; and

•	are not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes for your own account as a result of market-making or other trading activities.

If any of these conditions are not satisfied and you transfer any exchange notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes that it acquired as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See ‘‘Plan of Distribution.’’

Registration Rights Agreement	Under the registration rights agreement, the issuer has agreed to use its best efforts to consummate the exchange offer or cause the original notes to be registered under the Securities Act to permit resales. If the issuer is not in compliance with certain of its obligations under the registration rights agreement, additional interest will accrue on the original notes in addition to the interest that is otherwise due on the original notes, until such time as the issuer complies. If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no additional interest will be payable on the original notes. The exchange notes will not contain any provisions regarding the payment of additional interest. See ‘‘The Exchange Offer—Additional Interest.’’

Minimum Condition	The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered for exchange.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on December 6, 2005, unless the issuer extends it.

Exchange Date	Properly tendered original notes will be accepted for exchange at the time when all conditions of the exchange offer are satisfied or waived. The exchange notes will be delivered promptly after the expiration date.

Conditions to the Exchange Offer	The obligation of the issuer to complete the exchange offer is subject to certain conditions. See ‘‘The Exchange Offer —Conditions to the Exchange Offer.’’ The issuer reserves the right to terminate or amend the exchange offer at anytime prior to the expiration date upon the occurrence of certain specified events.

Withdrawal Rights	You may withdraw the tender of your original notes at any time before 5:00 p.m., New York City time, on the expiration date. Any original notes not accepted for any reason will be returned to you without expense promptly after the expiration or termination of the exchange offer.

Procedures for Tendering Original Notes	See ‘‘The Exchange Offer—How to Tender.’’

Appraisal or Dissenters’ Rights	You do not have any appraisal or dissenters’ rights in connection with the exchange offer. See ‘‘The Exchange Offer’’ and ‘‘Risk Factors—Risks Relating to the Failure to Exchange Original Notes for Exchange Notes—You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer.’’

United States Federal Income Tax Consequences	The exchange of original notes for exchange notes by U.S. Holders (as defined in this prospectus) will not be a taxable exchange for U.S. federal income tax purposes, and U.S. Holders will not recognize any taxable gain or loss as a results of such exchange. See ‘‘Material U.S. Federal Tax Considerations.’’

Effect on Holders of the Original Notes	If the exchange offer is completed on the terms and within the period contemplated by this prospectus, holders of original notes will have no further registration or other rights under the registration rights agreement, except under limited circumstances. See ‘‘The Exchange Offer— Other.’’

Holders of original notes who do not tender their original notes will continue to hold those original notes. All untendered, and tendered but unaccepted, original notes will continue to be subject to the restrictions on transfer provided for in the original notes and the indenture governing the original notes. To the extent that the original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes could be adversely affected. See ‘‘Risk Factors—Risks Relating to the Failure to Exchange Original Notes for Exchange Notes—You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer’’ and ‘‘—Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer’’ and ‘‘The Exchange Offer—Other.’’

Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange Agent	Wells Fargo Bank, N.A. is serving as the exchange agent in connection with the exchange offer.

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See ‘‘Description of Exchange Notes’’ for a more detailed description of the exchange notes.

The exchange notes will evidence the same debt as the original notes and will be entitled to the benefits of the indenture. The terms of the exchange notes will be substantially identical to the terms of the original notes, see ‘‘—The Exchange Offer.’’ See ‘‘Description of Exchange Notes.’’

Issuer	Trustreet Properties, Inc., a Maryland corporation.

Notes	Up to $50,000,000 in aggregate principal amount of 7½% senior notes due 2015 which have been registered under the Securities Act. On September 15, 2005, we issued $50,000,000 in aggregate principal amount of 7½% senior notes due 2015 in a private offering exempt from registration under the Securities Act. Those notes were issued under the same indenture under which we will issue the exchange notes. The exchange notes are expected to constitute an additional issuance of our 7½% senior notes due 2015, $250,000,000 aggregate principal amount of which we previously issued on September 6, 2005 pursuant to an exchange offer, similar to the exchange offer contemplated by this prospectus, in exchange for all of the $250,000,000 aggregate principal amount of 7½% senior notes due 2015 that we had issued on March 23, 2005 under the same indenture under which we will issue the exchange notes. In addition, we will be permitted to issue additional notes under the indenture. The exchange notes will have substantially the same terms, including, without limitation, the same maturity date and interest payment dates as the outstanding notes and will be treated under the indenture as a single series upon completion of the exchange offer. Upon the completion of such transactions, the exchange notes are also expected to be designated by the same CUSIP number as, and accordingly be fungible with, the outstanding notes which we previously issued on September 6, 2005. See ‘‘Description of Exchange Notes.’’

Maturity Date	April 1, 2015.

Interest	Annual rate: 7½%.

First payment: In the case of the exchange notes offered by this prospectus, April 1, 2006. In the case of the original notes and the notes issued on September 6, 2005, October 1, 2005.

Payment frequency: every six months on April 1 and October 1. The exchange notes will accrue interest from the last interest payment date on which interest was paid on the original notes surrendered in exchange therefor.

Ranking	The exchange notes will be our general unsecured senior obligations ranking equally with our existing and future unsecured senior debt, but will be effectively subordinated to all of our existing and future secured debt to the extent of the assets securing that secured debt and to all liabilities of our subsidiaries. As of June 30, 2005, on an as adjusted basis we would have had total consolidated debt of approximately $1,505 million ($1,204 million of which was secured debt, including secured debt of our subsidiaries) and our subsidiaries would have had total liabilities of approximately $982 million ($896 million of which was secured debt). See ‘‘Capitalization.’’

Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time on or after April 1, 2010 at the redemption prices specified under ‘‘Description of Exchange Notes—Optional Redemption,’’ plus accrued and unpaid interest, if any.

In addition, before April 1, 2008, we may redeem up to 35% of the exchange notes with the net cash proceeds from specified equity offerings at the redemption price listed in ‘‘Description of Exchange Notes—Optional Redemption,’’ plus accrued and unpaid interest, if any. However, we may only make such a redemption if at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the redemption.

Change of Control	If we experience specific kinds of changes of control, we must offer to purchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest.

Certain Covenants	The indenture governing the exchange notes, among other things, limits our ability and the ability of our restricted subsidiaries to:

•	borrow money or sell preferred stock;

•	create liens;

•	pay dividends on or redeem or repurchase stock;

•	make certain types of investments;

•	restrict dividends or other payments from restricted subsidiaries;

•	enter into transactions with affiliates;

•	issue guarantees of debt; and

•	sell assets or merge with other companies.

These covenants contain important exceptions, limitations and qualifications. For more details, see ‘‘Description of Exchange Notes.’’

Absence of a Public Market for the Exchange Notes	While the notes issued in March 2005 have been exchanged for notes issued on September 6, 2005, that have been registered with the SEC and the original notes are presently eligible for trading in the PORTAL® Market, the exchange notes are new issues of securities and there is currently no established market for them. There can be no assurance as to the development or liquidity of any market for the exchange notes. The initial purchaser in the original offering has advised us that it currently intends to make a market in the exchange notes, as permitted by applicable laws and regulations. It is not obligated to do so, however, and any market-making activities with respect to the notes may be discontinued at any time without notice. We do not intend to apply for listing of any of the exchange notes on any securities exchange or for inclusion in any automated quotation system. See ‘‘Risk Factors—Risks Relating to the Notes and the Offering—An active public market may not develop for the exchange notes, which may hinder your ability to liquidate your investment.’’

Participating in the exchange offer involves risks. You should refer to ‘‘Risk Factors’’ for a discussion of risks that you should consider before deciding whether to participate in the exchange offer.

Regulatory Approvals

Other than the federal securities laws, there are no federal or state regulatory requirements that we must comply with and there are no approvals that we must obtain in connection with the exchange offer.

RISK FACTORS

You should carefully consider the risk factors discussed below as well as the other information contained or incorporated by reference in this prospectus before deciding whether to exchange your original notes for the exchange notes. The risks discussed below, any of which could materially affect our business, financial condition or results of operations, are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations.

Risks Relating to Our Business

The operations of CNLRP, USRP and the Income Funds may not be integrated successfully and intended benefits of the mergers may not be realized, which could adversely affect our results of operations.

The recent completion of the mergers poses risks for our ongoing operations, including that:

•	we may not achieve expected cost savings and operating efficiencies, such as the elimination of redundant administrative costs and property management costs;

•	the diversion of management attention to the integration of the operations of CNLRP, USRP and the Income Funds could have an adverse effect on our revenues, expenses and operating results;

•	the portfolios of the parties to the mergers may not perform as well as anticipated due to various factors, including changes in general economic conditions and the performance of restaurant properties in markets in which the parties have a substantial presence;

•	we may not effectively integrate the operations and portfolio management systems of CNLRP, USRP and the Income Funds, particularly since we hired very few USRP employees during the transition phase; and

•	our internal accounting and finance staff and our financial and management controls, reporting systems and procedures may not meet the internal control and financial reporting needs of a much larger, more complicated combined company.

If we fail to integrate successfully CNLRP, USRP and the Income Funds and/or fail to realize the intended benefits of the mergers, our results of operations could be adversely affected.

Our operations and financial condition could be adversely affected by a number of factors affecting the value of real estate.

Our investments will be subject to the risks generally associated with the ownership of real property, including:

•	adverse changes in certain economic conditions;

•	changes in the investment climate for real estate;

•	increases in real estate tax rates and other operating expenses;

•	adverse changes in governmental rules and fiscal policies, including zoning and land use;

•	the relative illiquidity of real estate; and

•	compliance with environmental and other ordinances, regulations and laws.

Any adverse changes in, or increased costs resulting from, these or other factors could adversely affect our results of operations.

We rely on a small number of tenants for a significant portion of our revenue, and rental payment defaults by these significant tenants could adversely affect our results of operations.

As of June 30, 2005, our largest tenant represented 7.5% of our total annualized base rent and our ten largest tenants represented 36% of our total annualized base rent. As a result of the concentration of revenue generated from these few tenants, if any one of them were to cease paying rent or fulfilling their other monetary obligations, we may have significantly reduced rental revenues or higher expenses until the defaults were cured or the properties could be leased to a new tenant or tenants, which could adversely affect our results of operations.

Changes in trends in the restaurant industry could adversely affect the sales, profitability and success of the chain restaurants that our tenants operate.

The chain restaurants operated by our tenants are generally within the quick service or casual dining segments of the restaurant industry, each of which is highly competitive. The success of these restaurants depends largely on the restaurant operators’ ability to adapt to trends and other factors affecting the restaurant industry including increased competition among restaurants (including competition for concept name recognition, products, price, value, quality, healthiness, service and convenience), the consolidation of restaurant chains, industry overbuilding, changing consumer habits, the introduction of new concepts and menu items, the increased costs of food products, the availability of labor and general economic conditions. Losses incurred by a particular chain restaurant as a result of these or other factors could adversely affect the income that is derived from our restaurant properties, which may impact our tenants’ ability to make payments to us, which would have an adverse affect on our revenues.

Tenant bankruptcy proceedings could negatively affect our income.

During the past few years, several of our tenants have filed voluntary petitions for bankruptcy. As of June 30, 2005, approximately 2.2% of our properties, representing approximately 4.1% of our total annualized base rent, were subject to bankruptcy proceedings.

As the owner of the bankrupt tenants’ underlying real estate, we face no risk of loss of ownership of the property itself if the bankrupt tenant rejects any of our leases. However, tenant bankruptcies could adversely affect our income in the following ways:

•	reduction, interruption or termination of lease payments related to tenants’ leases;

•	reduction of revenue resulting from restructuring leases;

•	increase in costs associated with the maintenance and financing of vacant properties;

•	increase in costs associated with litigation and the protection of the properties; and

•	increase in costs associated with improving and re-leasing the properties.

In connection with any tenant bankruptcy, we establish reserves relating to rent payments and other accounts receivable and take impairments to the book value of the underlying real estate, as appropriate, to reflect the difference between the net book value and the market value of the asset in cases where we do not believe the net book value will be recoverable through future operations and disposal of the asset. It may be necessary to take additional asset impairments and write-offs and/or establish additional reserves in the event of future tenant bankruptcies or if the current reserves and impairment charges prove to be inadequate. These factors may have a material adverse effect on our results of operations.

We may not be able to re-lease properties upon the termination, expiration or rejection of leases at comparable lease rates or at all.

The leases of the properties that comprise our portfolio expire on dates ranging from 2005 to 2025. As of June 30, 2005, leases due to expire within five years represented approximately 13.7% of our total properties and approximately 12.2% of our total annualized base rent. Also, as of June 30, 2005, approximately 5.9% of our total properties were vacant (excluding unoccupied properties for which rent is currently being paid). Upon the termination or expiration of a lease, we might not be able to re-lease the related property. If we are able to re-lease, the lease rate might not be comparable to the expiring lease or additional expenses may be incurred because of, among other things, a downturn in the commercial leasing markets where we operate and the general performance of the restaurant industry or a specific property.

Our investment property sales program may be adversely affected by a significant reduction in or elimination of capital gains taxes or changes in interest rates.

The market for our investment property sales program is driven, in part, by demand created by property buyers seeking continued capital gains tax deferrals. Any new proposal to significantly reduce or eliminate the capital gains tax could negatively impact demand for properties offered by our investment property sales program. In addition, an increase in general levels of interest rates could result in buyers requiring a higher yield, which may not be matched with higher yields from tenants. This could cause us to experience lower average gains or even losses on the future sales of investment property sales program. Conversely, if interest rates are low, we may lose potential lease transactions to competitors such as large national and regional banks who can offer less expensive mortgage financing that restaurant operators may find more attractive than our leases. This may reduce the pool of properties available for us to purchase under our investment property sales program.

We may be unable to sell properties when appropriate because real estate investments are illiquid.

Real estate investments generally cannot be sold quickly. Also, with the exception of our investment property sales program that takes place within a taxable REIT subsidiary, unless certain safe harbors for sales of property by REITs apply, if such property is deemed held primarily for sale in the ordinary course of business, sales of such property will be subject to a 100% percent ‘‘prohibited transaction’’ tax on any net income derived from such sales. Consequently, we may not be able to alter our portfolio promptly in response to changes in economic or other conditions. Our inability to respond quickly to adverse changes in the performance of our investments could have an adverse effect on our ability to meet our obligations.

We may not be able to acquire or sell properties on terms that are acceptable, or at all.

We routinely acquire and make strategic dispositions of our properties. There may not be opportunities for further acquisitions of properties or opportunities to finance the acquisition of properties on terms that meet our investment criteria, which may adversely affect our growth. In addition, we may not be able to sell properties for a gain, and may sustain a loss, on such sales relative to current net book value of such properties. In addition, if our cash flows were to significantly decrease for any reason, we may have to sell one or more properties to support our operations. In such event, we may incur losses on the disposition of such properties.

Our assets may decline in value and, as a result, may be subject to impairment charges.

We periodically, but no less frequently than annually, evaluate our real estate investments and other assets for impairment indicators. The judgment regarding the existence of impairment indicators is based on factors such as market conditions, operator performance and legal structure. If we determine that a significant impairment has occurred, we would be required to make an adjustment to the net carrying value of the asset, which could have a material adverse affect on our results of operations and funds from operations in the period in which the write-off occurs. In addition, to the extent we are unable to sell properties for book value, we may be required to take a non-cash impairment charge or loss on the sale, either of which would reduce our net income.

If we cannot obtain additional capital, our ability to grow will be limited.

Our growth strategy includes continuing to acquire properties leased to operators of national and regional restaurant chains. We will be unable to fund growth with cash from operating activities because, in addition to other requirements, we are required to distribute to our stockholders at least 90% of our taxable income each year to continue to qualify as a REIT for federal income tax purposes. As a result, we will have to rely primarily upon the availability of debt or equity capital, which may not be available on acceptable terms or at all. The debt could include unsecured or mortgage loans from lenders or the sale of debt securities. Equity capital could include common or preferred stock or units of limited partnership interest in our operating partnerships. We cannot assure you that additional financing, refinancing or other capital will be available in the required amounts or on acceptable terms. Our access to debt or equity capital will depend on a number of factors, including the market’s perception of our growth potential, our then current and potential future earnings, restrictions in our existing debt agreements and the actions of credit rating agencies, including rating watches or downgrades. Depending on these factors, we could experience delay or difficulty in implementing our growth strategy on satisfactory terms, or could be unable to implement this strategy.

Our securitizations could require replacement property contributions or accelerated principal paydowns and could be adversely affected by changes in rating agencies’ perceptions of the securitizations and the leases and loans underlying them.

As of June 30, 2005, we had $1.1 billion of rated securities structured in private placement securitization transactions. In the event of tenant defaults relating to pledged properties in our net lease securitizations, we may elect to contribute additional properties or substitute properties into these securitized pools from properties we own and that are not otherwise pledged as collateral. In addition, if certain ratios are exceeded or not maintained within the net lease securitizations, then principal paydown on the outstanding bonds is accelerated. For the years ended December 31, 2004, 2003 and 2002, CNLRP was required to make additional debt reductions of $2.4 million, $0.4 million and $0.9 million, respectively, as a result of exceeding certain ratios in the triple-net lease pools. Upon the occurrence of a significant amount of delinquencies and/or defaults, one or more of the three rating agencies may choose to place a specific transaction on ratings watch or even downgrade one or more classes of securities to a lower rating. Should the loans or leases underlying the securities default, and the securities undergo a negative ratings action, we could experience material adverse consequences impacting our ability to continue earning income as servicer and our ability to engage in future desirable securitization transactions.

Our income could be adversely affected if our borrowers default on mortgage, equipment and other notes receivable.

As of June 30, 2005, 10.9% of our assets consisted of mortgage, equipment and other notes receivable (including 7.3% of our assets relating to the CNLRP Financial IX, LP mortgage notes receivable which were sold on July 18, 2005). We will be subject to risks inherent in the business of lending, such as the risk of default by, or bankruptcy of, the borrower. Upon a default by a borrower, we may not be able to sell the property securing a mortgage loan at a price that would enable us to recover the balance of a defaulted mortgage loan. In the event of a borrower delinquency, we could suffer not only shortfalls on scheduled payments but also accelerated repayment of debt by the lenders that provide our warehouse credit facilities, subjecting us to unanticipated cash outflows. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with our administration of the mortgage loans and any collections upon a borrower’s default. We will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since our primary source of financing our mortgage loans will be through variable rate loans, any increase in interest rates also increases our borrowing costs. In addition, any interest rate increases after a loan’s origination could also adversely affect the value of the loans if securitized.

The development and redevelopment of properties presents risks not present in existing operating properties.

In connection with the development of new properties and the redevelopment of existing properties, we will be subject to risks, including:

•	cost overruns;

•	delays because of a number of factors, including unforeseen circumstances, strikes, labor disputes or supply disruptions, zoning, permitting and approval issues, and bad weather and other acts of God;

•	design and construction defects;

•	contractor and subcontractor disputes and mechanics’ liens; and

•	lack of income-generating capacity until leasing.

Any of these factors could have a material adverse effect on our financial condition and results of operations.

Environmental laws and regulations could reduce the value of our properties or our tenants’ profitability.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to hazardous materials, environmental protection and human health and safety. Under various federal, state and local laws, ordinances and regulations, we or our tenants may be required to investigate and clean up certain hazardous or toxic substances released on or in restaurant or service station properties we own, and also may be required to pay other costs relating to hazardous or toxic substances. This liability may be imposed without regard to whether we or our tenants knew about the release of these types of substances or were responsible for their release. The presence of contamination or the failure to remediate properly contamination at any properties or the migration of contaminants to or from our properties from or to adjacent third-party locations may adversely affect our ability to sell or lease those properties or to borrow using those properties as collateral.

The costs or liabilities could exceed the value of the affected real estate. The uses of any properties prior to our acquisition of the property and the building materials and products used at the property are among the property-specific factors that will affect how the environmental laws are applied to the properties. By the nature of their businesses, our tenants utilize cleaning agents and other potentially hazardous materials and, with regard to service station properties, maintain underground storage tanks. If we are subject to any material environmental liabilities, the liabilities could adversely affect our results of operations and ability to meet our obligations. We cannot predict what other environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist on the properties in the future. Compliance with existing and new laws and regulations may require us or the tenants to spend funds to remedy environmental problems. Our tenants, like many of our competitors, have incurred, and will continue to incur, capital and operating expenditures and other costs associated with complying with these laws and regulations, which will adversely affect their potential profitability, which could in turn impact their ability to make lease payments to us.

Generally, tenants must comply with environmental laws and meet remediation requirements. Our leases typically impose obligations on tenants to indemnify us from any compliance costs we may experience as a result of the environmental conditions on the property. If a lease does not require compliance by the tenant, however, or if a tenant fails to or cannot comply, we could be forced to pay these costs. In addition, in some cases we are responsible for adverse environmental conditions not caused by a tenant. If not addressed, environmental conditions could impair our ability to sell or re-lease the affected properties in the future or result in lower sales prices or rent payments.

The revenues generated by our tenants could be negatively affected by various federal, state and local laws and regulations to which they are subject.

We and our tenants will be subject to a wide range of federal, state and local laws and regulations, such as local licensing requirements, land use ordinances, consumer protection laws, and fire, life-safety and similar requirements which regulate the use of the properties. The leases typically require that each tenant comply with all laws and regulations. Failure to comply could result in fines by governmental authorities, awards of damages to private litigants, or restrictions on the ability to conduct business on such properties. This in turn could impair the ability of a tenant to pay rent, could require us to pay penalties or fines relating to any non-compliance, and could adversely affect our ability to re-sell or re-lease a property.

The loss of certain members of our management team could adversely affect our business.

We depend upon the services of Curtis B. McWilliams, as chief executive officer and president and Steven D. Shackelford, as chief operating officer and chief financial officer. Loss of the services of either Mr. McWilliams or Mr. Shackelford could have a material adverse effect on our business and financial condition.

Tax Risks

We will be subject to increased taxation if we fail to qualify as a REIT for federal income tax purposes.

We intend to continue to operate in a manner that will enable us to remain qualified as a REIT for federal income tax purposes. A REIT generally is not taxed at the corporate level on income it distributes to its stockholders, as long as it meets various complex organizational, asset, and income tests, and distributes annually at least 90% of its taxable income to its stockholders. While we continuously monitor our activities to make sure we are in compliance with the REIT qualification rules, these rules are complex and subject to change, and complying with them may depend on events which are not under our control. If we fail to qualify as a REIT, we generally would be subject to federal income tax at regular corporate rates subject to the relief provisions discussed under ‘‘Material U.S. Federal Tax Considerations—Taxation of the Company—Character of Assets Owned.’’ In addition to these taxes, we may be subject to the federal alternative minimum tax. Furthermore, unless we are entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we are disqualified. Therefore, if we lose our REIT status, the funds available to satisfy our obligations for distribution to our stockholders or to service our debt obligations, including the notes, would be reduced substantially for each of the years involved. In addition, the failure to qualify as a REIT would also trigger a default under our existing revolving credit facility and other debt agreements.

While we continuously monitor our activities to make sure we are in compliance with the REIT qualification rules, these rules are subject to change and actions we may have taken in the past may no longer qualify us under the current rules. To the extent that the REIT qualification rules change in the future and as a result we no longer qualify as a REIT, this would substantially increase our federal income tax liability and would have a material adverse effect upon our results of operations, financial condition, and ability to pay dividends.

Excessive non-real estate asset values may jeopardize our REIT status.

In order to qualify as a REIT, at least 75% of the value of our assets must consist of investments in real estate, investments in other REITs, cash and cash equivalents, and government securities. Therefore, the value of any property that is not considered a real estate asset for federal income tax purposes must represent in the aggregate less than 25% of our total assets. In addition, under federal income tax law, we generally will not be able to own securities in any one company (other than a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary) which represent in excess of 10% of the voting securities or 10% of the value of all securities of any one company, or which have, in the aggregate, a value in excess of 5% of our total assets, and we may not own securities of one or more taxable REIT subsidiaries which have, in the aggregate, a value in excess of 20% of our total assets. The 25%, 20%, 10% and 5% tests are determined at the end of each calendar quarter. If we fail to meet any such test at the end of any calendar quarter, we may cease to qualify as a REIT subject to the relief provisions discussed under ‘‘Material U.S. Federal Tax Considerations—Taxation of the Company—Character of Assets Owned.’’

Certain of our leases may be recharacterized as financings, which would eliminate our depreciation deductions on our properties.

If any of our leases do not constitute a lease for federal income tax purposes, it will be treated as a financing arrangement. The recharacterization of a lease in this fashion may have adverse tax consequences for us. In particular, we would not be entitled to claim depreciation deductions with respect to any improvements on the property (although we should be entitled to treat part of the payments we would receive under the arrangement as the repayment of principal). In that event, in certain taxable years, our taxable income and the corresponding obligation to distribute 90% of that income would be increased. Any increase in our distribution requirements may limit our ability to operate our business, to invest in additional property or to service our debt obligations, including the notes.

We may have to borrow funds or sell assets to meet our distribution requirements.

Subject to some adjustments that are unique to REITs, a REIT generally must annually distribute at least 90% of its otherwise taxable income. For the purpose of determining taxable income, we may be required to accrue interest, rent and other items treated as earned for tax purposes that we have not yet received. In addition, we may be required not to deduct certain expenses, or not to accrue as expenses for tax purposes some items which actually have been paid. As a result, we could have taxable income in excess of cash available for distribution. If this occurs, we may have to borrow funds or liquidate some of our assets in order to meet the distribution requirements applicable to a REIT.

We may be subject to other tax liabilities.

Even if we qualify as a REIT, we may be subject to some federal, state and local taxes on our income and property, such as franchise, sales and property taxes, that could reduce operating cash flow. Certain of our subsidiaries have elected to be taxable REIT subsidiaries, and therefore, are subject to taxation at regular corporation rates. These tax obligations may adversely affect our results of operations.

Risks Relating to the Failure to Exchange Original Notes for Exchange Notes

You may not be able to sell your original notes if you do not exchange them for registered exchange notes in the exchange offer.

If you do not exchange your original notes for exchange notes in the exchange offer, your original notes will continue to be subject to the restrictions on transfer as stated in the legend on the original notes. In general, you may not offer, sell or otherwise transfer the original notes in the United States unless they are:

•	registered under the Securities Act;

•	offered or sold pursuant to an exemption from the Securities Act and applicable state securities laws; or

•	offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We did not register the original notes under the Securities Act or any state securities laws, nor do we currently anticipate registering the original notes after the exchange offer and, except for the limited instances involving the initial purchaser or holders of the original notes who are not eligible to participate in the exchange offer or who do not receive freely transferable exchange notes in the exchange offer, we will not be under any obligation to do so under the registration rights agreement or otherwise. As a result, the original notes may only be transferred in limited circumstances under the securities laws. If you do not exchange your original notes in the exchange offer, you will lose your right to have the original notes registered under the Securities Act, subject to limitations. If you continue to hold original notes after the exchange offer, you may be unable to sell the original notes. Original notes that are not tendered or are tendered but not accepted will, following the exchange offer, continue to be subject to existing transfer restrictions as stated in the legend on the original notes. Also, if the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no additional interest will be payable on your original notes.

Your ability to sell your original notes may be significantly more limited and the price at which you may be able to sell your original notes may be significantly lower if you do not exchange them for registered exchange notes in the exchange offer.

To the extent that the original notes are tendered and accepted for exchange in the exchange offer, the trading market for the original notes that remain outstanding may be significantly more limited. As a result, the liquidity of the original notes not tendered and accepted for exchange could be adversely affected. The extent of the market for original notes and the availability of price quotations would depend on a number of factors, including the number of holders of original notes remaining outstanding and the interest of securities firms in maintaining a market in the original notes. An issue of securities with a similar outstanding market value available for trading, which is called the ‘‘float,’’ may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for the original notes that are not exchanged in the exchange offer may be affected adversely to the extent that the original notes exchanged in the exchange offer reduce the float. The reduced float also may make the trading price of the original notes that are not exchanged more volatile.

We will not accept your original notes for exchange if you fail to follow the exchange offer procedures and, as a result, your original notes will continue to be subject to existing transfer restrictions and you may not be able to sell your original notes.

We will issue exchange notes as part of the exchange offer only after the timely receipt of your original notes, a properly completed and duly executed letter of transmittal or an agent’s message and all other required documents. Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not receive your original notes, letter of transmittal or an agent’s message and other required documents by the expiration date of the exchange offer, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of the original notes, we will not accept your original notes for exchange. See ‘‘The Exchange Offer—How to Tender.’’

Risks Relating to the Notes and the Offering

The exchange notes, like the original notes, entail the following risks:

The 90% REIT distribution requirement may limit our ability to make payments on the notes.

To comply with the 90% distribution requirement applicable to REITs, we must make distributions to our stockholders. As a result, substantial distributions will be made to our stockholders prior to the scheduled maturity of the notes. These distributions may impair our ability to make payment of principal and interest on the notes.

Our substantial debt could adversely affect our cash flow, limit our flexibility to raise additional capital and prevent us from fulfilling our obligations under the notes.

We have a significant amount of debt. As of June 30, 2005, on an as adjusted basis, we would have had total consolidated debt of approximately $1,505 million and stockholders’ equity of approximately $955 million. See ‘‘Capitalization’’ for a presentation of our indebtedness and stockholders’ equity as of June 30, 2005 on an as adjusted basis for the issuance of the original notes, the application of the net proceeds therefrom and for the portfolio acquisition.

Our substantial amount of debt could have important consequences to you. For example, it could:

•	require us to dedicate a substantial portion of our cash flow from operations to make payments on our debt, reducing the availability of our cash flow to fund future capital expenditures, working capital, execution of our growth strategy and other general corporate requirements;

•	make it more difficult for us to satisfy our obligations under the notes and our other debt;

•	increase our vulnerability to general adverse economic and industry conditions and adverse changes in governmental regulations;

•	limit our flexibility in planning for, or reacting to, changes in our business and the REIT industry, which may place us at a competitive disadvantage compared with our competitors;

•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity; and

•	make us more vulnerable to increases in interest rates because of the variable interest rates on some of our borrowings.

The terms of our New Senior Credit Facilities, the indenture governing the notes and our other existing financing arrangements allow us to incur substantial amounts of additional debt, subject to certain limitations. We may incur additional debt to execute our strategy. All such additional debt could be effectively senior to the notes, could mature prior to the notes and would increase the risks associated with our substantial leverage.

Our cash flow from operations and borrowings under our financing arrangements may not be sufficient to satisfy our debt service obligations, including payments on the notes, or to fund our other liquidity needs or capital expenditures.

Our ability to make payments on or refinance our debt will depend largely upon our future operating performance, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. The operation of our business and the REIT distribution requirements require substantial capital resources. We do not anticipate generating sufficient amounts of cash from our operating activities to fund all of these capital needs. Consequently, in order to service our REIT distribution requirements and our debt obligations and to fund our development and other activities, we must rely on external sources of capital.

If we do not have sufficient cash flow or cash available to meet our debt service obligations, we may have to renegotiate the terms of our debt. In addition, prior to the repayment of the notes, we would be required to repay or refinance substantially all of our debt. In addition, any new debt we incur may have a shorter maturity than the notes. We cannot assure you that we will be able to repay or refinance any of our debt, including our new financing arrangements, on commercially reasonable terms or at all. If we are unable to refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of certain assets to meet our debt service obligations;

•	sales of equity; and

•	negotiations with our lenders to restructure the applicable debt.

However, these options may not be adequate or feasible. Our new financing arrangements and the indenture governing the notes may restrict, or market or business conditions may limit, our ability to do some of these things. Moreover, if we are unable to obtain sufficient financing when we need it or on terms satisfactory to us, our development activities could have to be delayed, curtailed or eliminated and our financial results could be adversely affected.

The notes will be effectively subordinated to our secured indebtedness.

The exchange notes, like the original notes, are unsecured and therefore will be effectively subordinated to any secured indebtedness we may incur to the extent of the assets securing such indebtedness. In the event of a bankruptcy or similar proceeding involving us, the assets that serve as collateral for any secured indebtedness will be available to satisfy the obligations under the secured indebtedness before any payments are made on the notes. As of June 30, 2005, on an as adjusted basis we would have had total consolidated debt of approximately $1,505 million ($1,204 million of which was secured debt, including secured debt of our subsidiaries). See ‘‘Capitalization’’ for a discussion of our secured indebtedness as of June 30, 2005 and on an as adjusted basis for the issuance of the original notes, the application of the net proceeds therefrom and for the portfolio acquisition. In addition, the indenture permits us to incur a significant amount of additional secured debt in the future. As of June 30, 2005, on an as adjusted basis we would have had $199 million available under our secured financing arrangements (consisting of our warehouse credit facilities, a subsidiary’s line of credit with an affiliate and our New Senior Credit Facilities). The notes will be effectively subordinated to any borrowings under these secured financing arrangements. See ‘‘Description of Certain Indebtedness.’’

The notes are structurally subordinated to the claims of our subsidiaries’ creditors.

Because the notes are not guaranteed by our subsidiaries, the notes effectively will be subordinated in right of payment to all of their existing and future liabilities, including indebtedness. As a result, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any of our subsidiaries, creditors of that subsidiary will be entitled to payment from the assets of that subsidiary prior to the holders of any of our obligations, including the notes. As of

June 30, 2005, on an as adjusted basis our subsidiaries would have had total liabilities of approximately $982 million ($896 million of which was secured debt). See ‘‘Capitalization’’ for a discussion of the liabilities of our subsidiaries as of June 30, 2005 on an as adjusted basis for the issuance of the original notes, the application of the net proceeds therefrom and for the portfolio acquisition. In addition, the indenture permits us to incur a significant amount of additional debt at our subsidiaries in the future. All liabilities of our subsidiaries will be effectively senior to the notes.

We utilize an ‘‘upreit’’ structure and, as a result, we rely on the receipt of funds from our subsidiaries in order to meet our cash needs and service our indebtedness, including the notes.

We are organized in an ‘‘upreit’’ structure and our principal assets consist of the shares of capital stock or other equity of our subsidiaries. Without independent means of generating operating revenues, we depend on dividends, distributions and other payments from our subsidiaries to fund our obligations and meet our cash needs. The payment of some of these dividends, distributions and other payments from our subsidiaries to us are subject to contractual restrictions and future agreements may impose more restrictions. We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions to us in order to allow us to make payments on our indebtedness, including the notes.

The financing agreements governing our debt, including the notes, our New Senior Credit Facilities and our New Net Lease Securitization, contain various covenants that limit our discretion in the operation of our business and could lead to acceleration of debt repayment.

Our existing and future financing agreements impose and will impose operating and financial restrictions on our activities. These restrictions require us to comply with or maintain certain financial tests and ratios, including a maximum consolidated leverage ratio, a maximum ratio of secured indebtedness to consolidated total tangible assets, a minimum consolidated tangible net worth test and minimum consolidated fixed charge and interest coverage ratios, and limit or prohibit our ability to, among other things:

•	borrow money and guarantee debt;

•	create liens;

•	pay dividends on or redeem or repurchase stock;

•	restrict dividends or other payments or distributions from material subsidiaries;

•	make investments or acquisitions;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	sell assets or merge with other companies.

These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain the financial tests and ratios required by some of the instruments governing our financing arrangements. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing that debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We may not be able to obtain future waivers or amendments, if necessary.

We may be unable to make a change of control offer required by the indenture governing the notes, which would cause defaults under the indenture governing the notes and our other financing arrangements.

The terms of the exchange notes, like the original notes, will require us to make an offer to repurchase the notes upon the occurrence of a change of control at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the date of the purchase. The terms of our New Senior Credit Facilities and the warehouse credit facility with Bank of America, N.A. require, and other financing arrangements may require, repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of your notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our New Senior Credit Facilities, the warehouse credit facility with Bank of America, N.A. and other financing agreements will not allow the repurchases. See ‘‘Description of Exchange Notes—Repurchase of Notes Upon a Change of Control.’’

An active public market may not develop for the exchange notes, which may hinder your ability to liquidate your investment.

While the notes issued in March 2005 have been exchanged for notes issued on September 6, 2005, that have been registered with the SEC and the original notes are presently eligible for trading in the PORTAL® Market, there is no existing market for the exchange notes. As a result, until we consummate the exchange offer or the original notes are resold under a shelf registration statement, the original notes will not be fungible with the registered notes we issued on September 6, 2005 in exchange for the notes we issued in March 2005. The initial purchaser in the original offering has informed us that it intends to make a market in the exchange notes. However, the initial purchaser may cease its market-making activities at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for fixed income securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, we cannot assure you that an active trading market will develop for the exchange notes. If no active trading market develops, you may not be able to resell your exchange notes at their fair market value or at all.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. The exchange notes will evidence the same debt as the original notes surrendered in exchange for the exchange notes. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

The net proceeds to us from the sale of the original notes, after deducting estimated offering expenses and the initial purchaser’s commissions and discounts, were approximately $50 million. We applied the net proceeds to initially repay a portion of our new revolving credit facility due 2008. We then subsequently borrowed additional amounts under this credit facility to finance our portfolio acquisition of 117 restaurant properties, which we completed on October 5, 2005. See ‘‘—Summary— Recent Developments—Portfolio Acquisition.’’

The following is a table of the sources and uses of funds, as adjusted for the issuance of the original notes, the application of the net proceeds therefrom and the closing of the portfolio acquisition.

Sources:		Uses:
(dollars in millions)
Senior notes due 2015 (a)	$51.2	Portfolio acquisition	$84.8
New revolving credit facility due 2008 (b)	34.6	Estimated offering fees and expenses	1.0
Total Sources	$85.8	Total Uses	$85.8

(a)	The original notes were issued on September 15, 2005. This amount does not include accrued interest from March 23, 2005 of approximately $1.8 million that was paid to us on September 15, 2005 upon the closing of the original offering and was used to make part of the October 1, 2005 interest payment to holders of the original notes.

(b)	The interest rate on the new revolving credit facility due 2008 is LIBOR plus 2.25%, and it matures on April 8, 2008. Bank of America, N.A., an affiliate of the initial purchaser in the original offering, is a lender, the agent for the lenders, sole lead arranger and sole book manager under this revolving credit facility. As of June 30, 2005, the aggregate amount outstanding under this facility was $134.0 million. The proceeds from the New Senior Credit Facilities were used to repay amounts due under our bridge financing facility related to the mergers and various other financings. The initial purchaser in the original offering was a lender under our bridge financing facility.

CAPITALIZATION

The following table sets forth our unrestricted cash, restricted cash and capitalization as of June 30, 2005 on an actual basis and on an as adjusted basis giving effect to the original offering and the use of proceeds therefrom, our sale in July 2005 of certain mortgage notes receivable and the portfolio acquisition.

This table should be read in conjunction with ‘‘Use of Proceeds’’ and the more detailed information incorporated by reference in this prospectus.

	As of June 30, 2005
	Actual	Adjustments(1)		Adjustments(2)	As Adjusted
	(unaudited)
	(dollars in thousands)
Unrestricted cash	$28,287	$—		$—	$28,287
Restricted cash (3)	14,521	—		—	14,521
Total cash	$42,808	$—		$—	$42,808
Long-term debt (including current maturities):
New Senior Credit Facilities:
New revolving credit facility due 2008	$134,000	$(85,188)		$84,800	$133,612
New term loan B due 2010	175,000	—		—	175,000
USRP Securitization Principal (Funding 2001-A) due 2006 (4)	138,332	—		—	138,332
CNLRP warehouse credit facilities due 2006	103,004	—		—	103,004
CNLRP Funding 2000-A, LP bonds due 2021 (5)	230,223	—		—	230,223
CNLRP 2001-4 Funding, LP bonds due 2022 (5)	27,437	—		—	27,437
CNLRP Net Lease Funding 2001, LP bonds due 2006	108,238	—		—	108,238
CNLRP Franchise Funding 2003, LP bonds due 2014 (5)	14,191	—		—	14,191
New Net Lease Securitization due 2012	271,627	—		—	271,627
CNLRP Financial IX, LP loan and security agreement due 2007	157,747	(157,747)		—	—
Other notes	2,555	—		—	2,555
Senior secured debt	1,362,354	(242,935)		84,800	1,204,219
Senior notes due 2015	250,000	51,188	(6)(7)	—	301,188	(6)(7)
Total long-term debt (including current maturities)	1,612,354	(191,747)		84,800	1,505,407
Minority interest	4,835	—		—	4,835
Total stockholders’ equity	955,448	—		—	955,448
Total capitalization	$2,572,637	$(191,747)		$84,800	$2,465,690

(1)	These adjustments reflect (i) our sale in July 2005 of mortgage notes receivable for $195 million and the use of approximately $158 million of the proceeds therefrom to repay in full our CNLRP Financial IX, LP loan and security agreement due 2007 and approximately $35 million of the proceeds therefrom to reduce our indebtedness under our new revolving credit facility due 2008, and (ii) the use of the proceeds from the original offering to further to reduce our indebtedness under our new revolving credit facility due 2008 by approximately $50 million.

(2)	These adjustments reflect the closing of the portfolio acquisition and additional borrowings under the new revolving credit facility due 2008 to finance the portfolio acquisition.

(3)	Restricted cash reflects cash required to be set aside by our warehouse credit facilities or securitizations that can only be used to pay the lenders or the bondholders thereunder or related fees. See ‘‘Description of Certain Indebtedness— Description of Other Indebtedness’’ for a discussion of the terms of the warehouse credit facilities and securitizations.

(4)	Bank of America, N.A. was an initial purchaser under this securitization.

(5)	The expected maturity date on these bonds issued to third parties may be earlier. See ‘‘Description of Certain Indebtedness—Description of Other Indebtedness.’’

(6)	Includes original issue premium relating to the original notes of approximately $1.2 million.

(7)	Does not include accrued interest from March 23, 2005 of approximately $1.8 million which was paid to us on September 15, 2005 upon the closing of the original offering and was used to make part of the October 1, 2005 interest payment to holders of the original notes.

SELECTED FINANCIAL DATA

The following table sets forth selected consolidated financial data of Trustreet Properties, Inc. All historical data prior to February 25, 2005 is that of CNLRP, which was treated as the acquirer in the mergers for accounting purposes. The selected consolidated financial data of CNLRP as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004 have been derived from CNLRP’s audited consolidated financial statements and related notes incorporated by reference in this prospectus. The selected consolidated financial data of CNLRP as of December 31, 2002, 2001, and 2000 and for each of the years in the two-year period ended December 31, 2001 have been derived from CNLRP’s audited consolidated financial statements and related notes which are not incorporated by reference in this prospectus. The selected consolidated financial data for the six months ended June 30, 2005 and 2004 was derived from our unaudited financial statements that have been incorporated by reference in this prospectus and, in the opinion of management, includes all adjustments, consisting of normal recurring adjustments, that are necessary for a fair statement of the results for the respective interim periods. Operating resulting for the six months ended June 30, 2005 are not necessarily indicative of results that may be expected for the full year. In addition, the historical results included below are not necessarily indicative of our future performance.

	Six Months Ended June 30,		Year Ended December 31,
	2005(1)	2004(2)	2004(2)	2003(2)	2002(2)	2001(2)	2000(2)
	(unaudited)
	(dollars in thousands)
Statement of Operations Data:
Revenues:
Sale of real estate	$—	$—	$—	$—	$209,498	$128,480	$—
Rental income from operating leases	62,927	28,513	57,491	59,938	66,218	72,537	59,919
Earned income from direct financing leases	6,017	5,090	10,131	10,595	11,535	11,982	12,750
Interest income from mortgage, equipment and other notes receivables	12,835	13,327	26,394	29,807	34,552	40,831	21,438
Investment and interest income	993	2,170	3,770	4,586	5,347	5,845	8,240
Net decrease in value of mortgage loans held for sale, net of related hedge	—	—	—	(1,853)	(5,368)	(5,070)	(6,855)
Gain on sale of mortgage loans	—	—	—	—	—	4,120	—
Other income	2,658	2,505	7,107	9,610	12,308	13,255	8,908
Total revenues	85,430	51,605	104,893	112,683	334,090	271,980	104,400
Expenses:
Cost of real estate sold	—	—	—	—	193,179	118,372	—
General operating and administrative	20,933	12,959	27,346	25,208	28,433	29,592	26,083
Interest expense	41,759	23,824	47,999	50,576	58,401	67,892	46,806
Property expenses	2,849	150	311	743	3,026	1,892	4,306
State and other taxes	437	187	337	212	88	931	1,184
Depreciation and amortization	14,228	5,727	11,753	12,206	12,762	17,357	14,740
Transaction costs	—	—	—	—	—	—	10,315
Loss on termination of cash flow hedges	—	940	940	502	—	8,060	5,348
Recovery of loss on loans	(453)	—	—	—	—	—	—
Impairments and provisions on assets	277	1,050	4,551	12,864	9,510	39,848	2,476
Total expenses	80,030	44,837	93,237	102,311	305,409	283,944	111,258
Income (loss) from continuing operations before minority interest, equity in earnings of unconsolidated joint ventures and gain/(loss) on sale of assets	5,400	6,768	11,656	10,372	28,681	(11,964)	(6,858)
Minority interest	(1,549)	(1,957)	(3,718)	(1,913)	(2,409)	(1,250)	1,024
Equity in earnings of unconsolidated joint ventures	62	65	105	108	101	98	98
Gain (loss) on sale of assets	23	6	135	(157)	(347)	(1,138)	(790)
Income (loss) from continuing operations	3,936	4,882	8,178	8,410	26,026	(14,254)	(6,526)
Income (loss) from discontinued operations, net of income taxes	17,663	15,187	33,840	34,030	9,564	(6,357)	9,453
Cumulative effect of accounting change	—	—	—	—	—	(3,841)	—
Net income (loss)	21,599	20,069	42,018	42,440	35,590	(24,452)	2,927
Dividends on preferred stock	(10,099)	—	—	—	—	—	—
Net income (loss) allocable to common stockholders	$11,500	$20,069	$42,018	$42,440	$35,590	$(24,452)	$2,927

	Six Months Ended June 30,				Year Ended December 31,
	2005(1)		2004(2)		2004(2)		2003(2)		2002(2)		2001(2)	2000(2)
	(unaudited)
	(dollars in thousands, except per share data)
Balance Sheet Data (at period end):
Cash and cash equivalents (3)	$28,287		$11,512		$22,744		$36,955		$16,579		$21,924	$24,382
Total assets	2,671,702		1,315,319		1,243,649		1,298,116		1,383,450		1,560,117	1,605,944
Total debt (4)	1,612,354		779,648		712,500		751,834		831,223		973,715	941,866
Total stockholders’ equity	955,448		468,941		453,422		479,886		494,151		526,182	607,738
Other Financial Data:
Basic and diluted income (loss) per share from continuing operations allocable to common stockholders (5)	$(0.12)		$0.14		$0.23		$0.24		$0.75		$(0.42)	$(0.19)
Dividends declared on common stock	40,812		34,501		69,002		69,002		67,991		66,466	66,329
Dividends per share declared on common stock	0.69		0.76		1.52		1.52		1.52		1.52	1.52
Ratio of earnings to fixed charges (6)	1.12	x	1.27	x	1.23	x	1.19	x	1.46	x	—	—

(1)	Operating results for the six months ended June 30, 2005 include the results of CNLRP from January 1, 2005 through February 24, 2005, and include the operating results of the merged companies from February 25, 2005 through June 30, 2005.

(2)	These are the historical operating results of CNLRP, who was treated as the acquirer in the mergers for accounting purposes.

(3)	Only includes unrestricted cash. Please see ‘‘Capitalization’’ for the definition of restricted cash.

(4)	Total debt does not include principal and accrued interest balances of $34.9 million, $35.8 million, $23.5 million and $4.25 million outstanding at June 30, 2004, December 31, 2004, 2003 and 2002, respectively, due to CNL Financial Group, Inc., an affiliate. The Company repaid such principal and accrued interest in April 2005. No such amounts were outstanding at June 30, 2005, December 31, 2001 and 2000.

(5)	The weighted average shares outstanding calculation for all periods presented has been restated to show the effect of the exchange of shares as a result of the mergers.

(6)	For purposes of calculating the ratio of earnings to fixed charges, (i) earnings is defined as pre-tax income (loss) from continuing operations before minority interest in income of consolidated joint ventures, equity in earnings of unconsolidated joint ventures and cumulative effect of accounting change plus fixed charges and (ii) fixed charges is defined as interest expense (including capitalized interest and amortization of debt issuance costs from continuing and discontinued operations) and the portion of operating rental expense which management believes is representative of the interest component of rent expense. On a historical basis, earnings were insufficient to cover fixed charges for the year ended December 31, 2001 by $13.1 million and for the year ended December 31, 2000 by $7.6 million.

BUSINESS

We are the largest publicly traded REIT in the United States focused primarily on the restaurant industry. We are a fully integrated, self-advised REIT whose principal business is acquiring, owning, leasing and servicing restaurant properties under a triple-net lease structure. We had approximately $2.7 billion in assets as of June 30, 2005. Our portfolio is geographically diverse and consists primarily of triple-net leases with operators of well-known national and regional restaurant concepts. As of June 30, 2005, we owned approximately 1,900 properties and had an additional servicing portfolio of over 850 properties, representing over 170 total concepts operated by over 450 different franchisors and franchisees in 49 states. As of June 30, 2005, the largest concepts within our portfolio were Golden Corral, Burger King, Jack in the Box, Arby’s, International House of Pancakes, Captain D’s, Bennigan’s, Wendy’s, Denny’s and Perkins Restaurant & Bakery. Our owned properties include 87 service station properties, most of which include convenience stores. Our net income allocable to common stockholders for the six-month period ended June 30, 2005 was $11.5 million. Our equity market capitalization, based on the closing price of our common stock on the New York Stock Exchange on October 24, 2005, was $890.7 million.

We focus on the ‘‘quick service’’ and ‘‘casual dining’’ restaurant segments of the restaurant industry as we believe these provide generally more stable and consistent revenue streams within the larger restaurant industry. We acquire, own, lease and service restaurant properties under a triple-net lease structure where tenants are responsible for property operating costs, including property taxes, insurance and maintenance. Our triple-net lease strategy is designed to provide us with a long-term, growing and predictable stream of income while minimizing the impact and volatility of ongoing property operating costs. We also continue to provide advisory and other financial services to the restaurant industry and maintain an active investment property sales program.

We were formed through the combination in February 2005 of two REITs focused primarily on the restaurant industry, CNLRP and USRP, and 18 Income Funds which owned primarily triple-net leased restaurant properties. We are managed by the senior management team that has led CNLRP for the past several years. We believe that the mergers have further diversified our portfolio and enhanced our leading position in the restaurant industry. We believe that our increased size, financial resources and scaleable infrastructure will enable us to capitalize on significant investment and financing opportunities. We expect the mergers to generate cost benefits primarily through the reduction of headcount, the consolidation of corporate headquarters, and the reduction of tax, audit and administrative fees. We also expect the mergers to provide us with greater financial and operating flexibility through improved access to capital and enhanced liquidity.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers:

Name	Age	Position
James M. Seneff, Jr.	59	Chairman of the Board of Directors
Curtis B. McWilliams	50	Chief Executive Officer, President and Director
Steven D. Shackelford	42	Chief Financial Officer, Executive Vice President and Secretary
Robert A. Bourne	58	Director
G. Richard Hostetter, Esq.	65	Director
Richard C. Huseman	66	Director
J. Joseph Kruse	72	Director
G. Steven Dawson	47	Director
James H. Kropp	56	Director
Robert J. Stetson	55	Director

James M. Seneff, Jr. is a Director and Chairman of the Board and served as a Director of CNLRP since its inception in May 1994. Mr. Seneff had also served as Chairman of the Board of CNLRP since 1994, and as Chief Executive Officer of CNLRP from 1994 through August 1999 and as co-Chief Executive Officer from December 2000 to August 2003. Since June 1996, Mr. Seneff has served on the Board of Directors and as Chairman of CNL Hotels and Resorts, Inc., a public, unlisted real estate investment trust. Mr. Seneff also served as the Chief Executive Officer of CNL Hotels and Resorts, Inc. from June 1996 through February 13, 2003, and he served as co-Chief Executive Officer from February 14, 2003 through May 1, 2003. Mr. Seneff is a Director, Chairman of the Board of Directors and Co-Chief Executive Officer of its external advisor. Mr. Seneff also serves as a Director and Chairman of the Board of Directors of CNL Retirement Properties, Inc., a public, unlisted real estate investment trust, as well as CNL Retirement Corp., its external advisor. Mr. Seneff also serves as a Director and Chairman of the Board of CNL Income Properties, Inc., a public, unlisted corporation that intends to qualify as a real estate investment trust, as well as CNL Income Corp., its external advisor. From June 1992 to March 2005, Mr. Seneff had been Chairman of the Board of Commercial Net Lease Realty, Inc. and served as Chief Executive Officer from July 1992 until February 2004. Mr. Seneff serves as the Chairman of the Board of Directors of CNLBank, an independent, state-chartered commercial bank. Since 1971, Mr. Seneff has been active in the acquisition, development, and management of real estate projects throughout the United States. Mr. Seneff previously served on the Florida State Commission on Ethics and is a former member and past Chairman of the State of Florida Investment Advisory Council, which oversees the $40 billion Florida state retirement plan.

Curtis B. McWilliams is a Director of the Company as well as the President and Chief Executive Officer. He had served as President of CNLRP since May of 2001 and Chief Executive Officer of CNLRP since September 2003. He previously served as co-Chief Executive Officer of CNLRP from December 2000 to September 2003. Mr. McWilliams has also served as President and Chief Executive Officer of CNL Franchise Network Corp, a wholly owned subsidiary of CNLRP, since August 2002. From September 1983 through March 1997, Mr. McWilliams was employed by Merrill Lynch & Co. The majority of his career at Merrill Lynch & Co. was in the Investment Banking division where he served as a Managing Director.

Steven D. Shackelford is Chief Financial Officer, Executive Vice President, Chief Operating Officer and Secretary of the Company. He had served as Executive Vice President and Chief Operating Officer of CNLRP since September 2003. Mr. Shackelford had also served as Chief Financial Officer of CNLRP since January 1997. He served as Senior Vice President of CNLRP from January 1997 until July 2000, when he was promoted to Executive Vice President. He also served as Secretary and Treasurer of CNLRP since September 1999 and served as Chief Financial Officer of CNLRP’s advisor from September 1996 until its merger into a subsidiary of CNLRP in September 1999. From March 1995 to July 1996, Mr. Shackelford was a senior manager in the national office of

Price Waterhouse where he was responsible for advising foreign clients seeking to raise capital by gaining access to capital markets located in the United States. From August 1992 to March 1995, he was a manager in the Paris, France office of Price Waterhouse, serving several multi-national clients. Mr. Shackelford was an audit staff and senior from 1986 to 1992 in the Orlando, Florida office of Price Waterhouse. Mr. Shackelford is a certified public accountant.

Robert A. Bourne is a Director and Vice Chairman of the Board of the Company and had served as a Director and Vice Chairman of the Board of CNLRP since May 1994. Mr. Bourne served as President of CNLRP from 1994 through February 1999. He also served as Treasurer from February 1999 through August 1999 and from May 1994 through December 1994. Mr. Bourne serves as Treasurer of CNL Hotels and Resorts, Inc., a public, unlisted real estate investment trust, and as a Director, President and Treasurer of CNL Hospitality Corp., its external advisor. In addition, Mr. Bourne serves as Director and Treasurer of CNL Retirement Properties, Inc., a public, unlisted real estate investment trust, and as a Director and Treasurer of its external advisor, CNL Retirement Corp. Mr. Bourne also serves as a Director of CNL Bank, an independent, state-chartered commercial bank. Prior to his retirement in March 2005, Mr. Bourne served as a Director since 1992, Vice Chairman of the Board since February 1996, Secretary and Treasurer from February 1996 through 1997, and President from July 1992 through February 1996 of Commercial Net Lease Realty, Inc., a public real estate investment trust listed on the New York Stock Exchange. Mr. Bourne has participated as a general partner or co-venturer in over 100 real estate ventures involved in the financing, acquisition, construction, and leasing of restaurants, office buildings, apartment complexes, hotels, and other real estate. Mr. Bourne began his career as a certified public accountant employed by Coopers & Lybrand, Certified Public Accountants, from 1971 through 1978, where he attained the position of Tax Manager in 1975.

G. Richard Hostetter, Esq. is a Director of the Company and had served as an Independent Director of CNLRP since March 1995. Since September 1999, he has been a principle of Century Capital Markets, LLC, a structured finance firm. From 1989 through 1998, Mr. Hostetter served as President and General Counsel of Mills, Ragland & Hostetter, Inc., the corporate general partner of MRH, L.P., a holding company involved in corporate acquisitions, in which he also was a general and limited partner. Since January 1999, he has served as President of MRH, Inc., the successor to Mills, Ragland & Hostetter, Inc. Mr. Hostetter was associated with the law firm of Miller and Martin of Chattanooga, Tennessee from 1966 through 1989, the last ten years of such association as a senior partner. As a lawyer, he served for more than 20 years as counsel for various corporate real estate groups, fast-food companies and public companies, resulting in his extensive participation in transactions involving the sale, lease, and sale/leaseback of restaurant units. Mr. Hostetter is licensed to practice law in Tennessee and Georgia, although currently inactive.

Richard C. Huseman is a Director of the Company and had served as an Independent Director of CNLRP since March 1995. He is a professor in the College of Business Administration of the University of Central Florida, for which he also served as the Dean of the College of Business Administration from 1990 to 1995. Dr. Huseman also serves as Chief Executive Officer and President of Executive Development and Education, Inc., a firm that focuses on leadership development and employee performance. Dr. Huseman has served as a consultant in the area of managerial strategies to a number of Fortune 500 corporations, including IBM, AT&T, Mobil, Exxon-Mobil, and 3M, as well as to several branches of the U.S. government, including the U.S. Department of Health and Human Services, the U.S. Department of Justice and the U.S. Marine Corps.

J. Joseph Kruse is a Director of the Company and had served as an Independent Director of CNLRP since March 1995, and currently serves as lead independent director. He has been President and Chief Executive Officer of Kruse & Co., Inc., a merchant banking company engaged in real estate, since 1993. Mr. Kruse also serves as Chairman of Topsider Building Systems. Formerly, Mr. Kruse was a Senior Vice President with Textron, Inc. for twenty years, and then became a partner and served as Senior Vice President at G. William Miller & Co., a firm founded by a former Chairman of the Federal Reserve Board and the Secretary of the Treasury of the United States. Mr. Kruse did evaluations of commercial real estate and retail shopping mall projects and continues to be a partner and serve as Senior Advisor to the firm. He also serves presently as a Senior Advisor to Process Sensors Corporation, Blue Water Venture Capital, and to Air Ambulance Network.

G. Steven Dawson has served as a Director of the Company since 2000 and served as chairman of the Audit Committee prior to the mergers. From 1990 until 2003, Mr. Dawson was the chief financial officer of Camden Property Trust (NYSE: CPT) or its predecessors, a large multifamily real estate investment trust, or REIT, based in Houston. He is currently a private investor who serves on the boards of five other real estate investment trusts: American Campus Communities, Inc. (NYSE: ACC), an Austin-based student housing company (audit committee chairman, compensation committee); AmREIT (AMEX: AMY), a Houston-based developer and owner of single-and multi-tenant retail properties (audit committee chairman, lead outside director, compensation committee chairman); Desert Capital REIT, Inc., a public, non-listed mortgage real estate investment trust based in Las Vegas (audit committee chairman); Medical Properties Trust, a Birmingham-based medical property real estate investment trust which has filed an S-11 in anticipation of its initial public offering (audit committee chairman, compensation committee); and Sunset Financial Resources, Inc. (NYSE: SFO), a Jacksonville, FL-based mortgage real estate investment trust (compensation committee). Since 1980, Mr. Dawson has served in various capacities with companies involved in the development, acquisition, financing, and management of commercial real estate, including land, office buildings, retail, apartments, student housing, restaurants, healthcare, and industrial facilities located on airports throughout the United States and internationally.

James H. Kropp is a Director of the Company and, prior to the mergers, served as Chairman of the Company’s Special Committee as well as on its Compensation and Nominating and Corporate Governance committees. He is portfolio manager for the Realty Enterprise Funds, long-term strategic investors in small cap and startup real estate investment trusts since 1998. In addition, Mr. Kropp serves as a Director of Madison Park Real Estate Investment Trust, a non-public real estate investment trust (‘‘REIT’’), and Director and Chairman of the Compensation Committee of PS Business Parks, Inc., a public REIT traded on the American Stock Exchange. Mr. Kropp was employed at Christopher Weil & Company, Inc. (‘‘CWC’’) from 1994 to 2004 and served as Director of Investment Management and Banking and then as Managing Director. From 1994 to 2000, CWC performed a number of investment banking assignments for the Company but none from the time Mr. Kropp began serving as a Director of the Company. Mr. Kropp started his career on the audit staff of Arthur Young & Company (now Ernst & Young) in New York from 1973 to 1980. He then served as chief accounting officer and then chief financial officer of Morgan Stanley Realty Inc. as well as chief financial officer of Harlon-East Properties Inc., a privately-held real estate developer.

Robert J. Stetson is a Director of the Company and, prior to the mergers, was a member of the Executive Committee and had served as its Chief Executive Officer since June 2001. He served as the Chief Executive Officer and President of the Company from its formation in January 1997 until October 1999. From May 1994 until December 2000, Mr. Stetson also served as President and a Director of QSV Restaurant Properties, Inc., the former general partner of U.S. Restaurant Properties Master L. P., the predecessor to the Company, and, until October 1999, was also Chief Executive Officer of QSV Restaurant Properties, Inc. From 1987 until 1992, Mr. Stetson served as the Chief Financial Officer and later President-Retail Division of Burger King Corporation and Chief Financial Officer and later Chief Executive Officer of Pearle Vision. As Chief Financial Officer of Burger King Corporation, Mr. Stetson was responsible for managing more than 950 restaurants that Burger King Corporation leased to tenants. Prior to 1987, Mr. Stetson served in several positions with PepsiCo Inc. and its subsidiaries, including Chief Financial Officer of Pizza Hut, Inc.

Employment Agreements

A wholly owned subsidiary of Trustreet Properties, Inc., CNL Restaurant Capital GP Corp. (‘‘Restaurant Capital’’), entered into substantively identical employment agreements with each of Messrs. McWilliams and Shackelford, under which Mr. McWilliams serves as the Chief Executive Officer of Restaurant Capital and Mr. Shackelford serves as the Executive Vice President and Chief Financial Officer of Restaurant Capital. The initial term of each agreement commenced on September 1, 2002 for period ending December 31, 2005, and each is renewable for one-year terms upon notice by Restaurant Capital. The agreement provides that, upon termination by Restaurant Capital without cause or upon the resignation of the executive for good reason, Restaurant Capital will pay the executive a cash payment over a two year period equal to two times his base salary in effect on the date of his termination, plus a lump sum payment equal to any accrued but unpaid base salary, vacation and unreimbursed expenses due to the executive as of the date of the termination. Each agreement includes in its definition of ‘‘good reason,’’ among other things, an assignment of the agreement without the executive’s consent, the failure of a successor to Restaurant Capital’s business to assume the executive’s agreement, or a change in control of CNLRP or Restaurant Capital resulting in a breach of the executive’s agreement. Each agreement provides that if the executive terminates his employment due to a change in control, the executive will receive a lump sum cash payment equal to his base salary in effect on the date of his termination in addition to any other payments to which he is entitled. In the event Restaurant Capital terminates the executive’s employment due to his death or disability, Restaurant Capital has agreed to provide the executive or his estate a lump sum equal to twelve months of his base salary. Finally, in the event that the executive’s employment terminates naturally on the termination date of the agreement, Restaurant Capital shall have the election of paying the executive a cash payment over a two-year period equal to two times his base salary in effect on the termination date. These agreements remained in effect following the mergers.

DESCRIPTION OF CERTAIN INDEBTEDNESS

In addition to our outstanding $300.0 million aggregate principal amount of 7½% senior notes due 2015 referenced under ‘‘Description of Exchange Notes’’, set forth below is a description of certain of our outstanding indebtedness.

Description of the New Senior Credit Facilities

On April 8, 2005, we entered into new senior secured credit facilities in an aggregate amount of $350.0 million (with potential increases of up to an additional $100.0 million), with a syndicate of lenders, including an affiliate of the initial purchaser in the original offering. We refer to these facilities as the New Senior Credit Facilities. The New Senior Credit Facilities are guaranteed by certain of our subsidiaries and secured by the capital stock of certain of those subsidiaries. The New Senior Credit Facilities consist of a $175.0 million revolving credit facility and a $175.0 million term loan.

The following is a description of the general terms included in the New Senior Credit Facilities. This information relating to the New Senior Credit Facilities is qualified in its entirety by reference to the complete text of the documents entered into in connection therewith. See ‘‘Where You Can Find More Information.’’

The New Senior Credit Facilities are composed of the following:

•	a secured term loan facility in the initial amount of $175.0 million that matures on April 8, 2010, referred to as the term loan B due 2010; and

•	a secured revolving credit facility in the initial amount of $175.0 million that matures on April 8, 2008 (with a twelve-month extension at our option, upon satisfaction of certain conditions), which includes sub-facilities for letters of credit and swing-line loans and is subject to a borrowing base, collectively referred to as the new revolving credit facility due 2008.

The aggregate amount of the New Senior Credit Facilities can be potentially increased by $100 million to a maximum amount equal to $450.0 million.

The aggregate outstanding balance on the New Senior Credit Facilities (inclusive of letters of credit and amounts advanced under the swingline loan sub-facility) shall, at all times, be less than or equal to 50% of the revenues, capitalized at 9%, generated by certain triple-net lease real property.

Principal Payments

The principal amounts under the term loan B due 2010 and the new revolving credit facility due 2008 will be due at their respective maturity dates (unless extended in the case of the new revolving credit facility due 2008).

Interest

For purposes of calculating interest, loans under the New Senior Credit Facilities are designated as eurodollar rate loans or, in certain circumstances, base rate loans.

Eurodollar rate loans bear interest at the British Bankers Association LIBOR Rate for deposits in dollars plus a borrowing margin as described below. Interest on eurodollar rate loans will be payable at the end of the applicable interest period of one, two, three, six, nine or twelve months (if available from the lenders), but not less frequently than quarterly.

Base rate loans bear interest at (a) the greater of (i) the rate most recently announced by Bank of America, N.A. as its ‘‘prime rate’’ or (ii) the Federal Funds rate plus ½ of 1% per annum, plus (b) a borrowing margin as described below.

Letters of credit issued under the New Senior Credit Facilities will accrue fees at the borrowing margin for eurodollar rate loans under the new revolving credit facility due 2008 described below times the daily maximum amount available to be drawn under such letter of credit. In addition, we will pay directly to Bank of America, N.A., at issuance, a fronting fee equal to 0.125% of the maximum face amount or each letter of credit plus customary administrative charges.

The applicable borrowing margins for the new revolving credit facility due 2008 and for the new term loan B due 2010 are as follows:

	Eurodollar Rate Loans	Base Rate Loans
New term loan B due 2010	2.00%	0.50%
New revolving credit facility due 2008	2.25%	0.50%

Security and Guarantees

Our obligations under the New Senior Credit Facilities (and any interest protection or other hedging arrangements entered into with any of the lenders or any affiliate of the lenders) are guaranteed by our present and future direct and indirect material domestic consolidated subsidiaries, with certain exceptions. The New Senior Credit Facilities are secured by a first priority, perfected security interest in 100% of the capital stock of certain of our present and future direct and indirect material domestic consolidated subsidiaries. As a result, the original notes are, and the exchange notes will be, effectively subordinated to the New Senior Credit Facilities. See ‘‘Risk Factors—Risks Relating to the Notes and the Offering—The notes will be effectively subordinated to our secured indebtedness.’’

Covenants

The loan documentation contains customary affirmative and negative covenants and financial covenants. During the term of the New Senior Credit Facilities, the negative covenants restrict our ability to do certain things, including but not limited to:

•	borrow money and guarantee debt;

•	create liens;

•	pay dividends on or redeem or repurchase stock;

•	restrict dividends or other payments or distributions from us or our subsidiaries;

•	make investments or acquisitions;

•	enter into sale/leaseback transactions;

•	enter into transactions with affiliates; and

•	sell assets or merge with other companies.

The following financial covenants are also included:

•	maximum consolidated leverage ratio;

•	maximum ratio of secured indebtedness to consolidated total tangible assets;

•	minimum consolidated tangible net worth test; and

•	minimum consolidated fixed charge coverage ratio.

Optional Prepayment

We are permitted to prepay the new revolving credit facility due 2008 in whole or in part at any time without penalty, subject to reimbursement of the lenders’ breakage and redeployment costs in the case of prepayment of eurodollar rate loans. The unutilized portion of any commitment under the new revolving credit facility due 2008 may be irrevocably canceled at our discretion in whole or in part in minimum increments of $5.0 million.

Any optional prepayment of the term loan B due 2010 will be at 101% in the first year and at par thereafter. Notwithstanding the foregoing, up to 33 1/3% of the new term loan B due 2010 may be prepaid in the first year with no penalty as long as the prepayment is made from the proceeds of an equity issuance.

Events of Default

The loan documentation for the New Senior Credit Facilities contain customary events of default, including, but not limited to, failure to maintain our REIT status or that of certain subsidiaries, nonpayment of principal, interest, fees or other amounts, inaccuracy of representations and warranties, covenant defaults, cross defaults to material indebtedness, bankruptcy events, certain ERISA events, material judgments and a change of control.

Description of the New Net Lease Securitization

On March 4, 2005, we completed a $275.0 million offering of triple-net lease mortgage notes, Series 2005 through our subsidiary Net Lease Funding 2005, LP, which we refer to as our New Net Lease Securitization. An affiliate of the initial purchaser in the original offering acted as an agent for the purchasers in the New Net Lease Securitization. At the date of issuance, the Series 2005 notes were collateralized by 324 properties (and the triple-net leases relating to those properties). The notes’ weighted average interest rate was 4.66% per annum at the date of issuance and other associated fees of approximately 39.3 basis points, and they mature in 2012. Interest on the notes is payable monthly.

The performance obligations of CNLRP, USRP and the Income Funds, as the originators of these properties and leases collateralizing the notes, are guaranteed by us. The terms of the notes restricts sales and transfers of the properties serving as collateral for the notes. Because the notes are secured by these properties and the related leases, the original notes are, and the exchange notes will be, effectively subordinated to the Series 2005 notes. We used the proceeds from the New Net Lease Securitization to repay in full the amounts outstanding under the Net Lease Funding 2005, LP securitization financing facility entered into on February 25, 2005 and for related fees and expenses.

Description of Other Indebtedness

The following is a description of certain of our other indebtedness:

USRP Securitization Principal (Funding 2001-A) due 2006

In August 2001, USRP completed a $180.0 million offering of triple-net lease mortgage notes through its subsidiary USRP Funding 2001-A, L.P. The notes bear interest at the one-month LIBOR rate plus 48 basis points and have a maturity date of August 28, 2006. As of June 30, 2005, approximately $138.3 million of the notes were outstanding. The notes are secured by a pool of properties and related leases that had a net book value of $253 million as of June 30, 2005. USRP entered into an interest rate cap agreement with a strike rate of 6.0% to protect against future increases in the one-month LIBOR rate. Because the notes are secured by these properties and the related leases, the original notes are, and the exchange notes will be, effectively subordinated to these notes.

USRP Office Mortgage Principal due 2007

On August 10, 1998, USRP assumed a mortgage note payable as part of an office building acquisition. The mortgage bears interest at a rate of 8.00% per annum with payments of principal and interest due monthly through June 2007. As of June 30, 2005, the balance on the mortgage note was approximately $0.9 million. The mortgage note is secured by the office building. As a result, the original notes are, and the exchange notes will be, effectively subordinated to the mortgage note.

CNLRP Warehouse Credit Facilities due 2006

CNL Restaurant Capital, L.P. has two warehouse credit facilities. The first warehouse credit facility has a maximum committed credit of $160 million with Bank of America, N.A. (an affiliate of the initial purchaser in the original offering), and matures in February 2006. The second warehouse credit facility has a maximum committed credit of $100 million with Credit Suisse First Boston, and matures in May 2006. The warehouse credit facilities are secured by properties. Approximately $103.0 million was outstanding under the warehouse credit facilities as of June 30, 2005. The warehouse credit facilities bear interest at rates of LIBOR plus 90 basis points and LIBOR plus 80 basis points, respectively. Because the warehouse credit facilities are secured by these properties, the original notes are, and the exchange notes will be, effectively subordinated to these warehouse credit facilities.

CNLRP Financial IX, LP Loan and Security Agreement due 2007

In June 2002, CNLRP entered into a loan and security agreement with Nieuw Amsterdam Receivables Corporation with an initial borrowing amount of approximately $207 million that bore interest at a rate based on the weighted average commercial paper rate plus 1.25% per annum. The loan was evidenced by a note. Collateral for the note consisted of a pool of loans that had a carrying value of approximately $195.8 million at June 30, 2005. The loan had an initial term of five years. As of June 30, 2005, there was approximately $157.7 million outstanding under the loan and security agreement. CNLRP entered into an interest rate swap agreement to protect against future increases in the weighted average commercial paper rate. In July 2005, the pool of loans was sold, the interest rate swap agreement was terminated and the total amount outstanding of $157.7 million was repaid.

CNLRP Net Lease Funding 2001, LP Notes due 2006

The CNLRP Net Lease Funding 2001, LP Notes due 2006 were issued in October 2001. At June 30, 2005, the outstanding principal amount was $108.2 million. The notes are collateralized by a pool of mortgaged properties (and their related leases) operated as restaurant units leased to tenants that had a carrying value of approximately $168.7 million as of June 30, 2005. The notes bear interest at the one-month LIBOR rate plus 48 basis points and other associated fees of approximately 45.75 basis points, and mature in October 2006. The parties have entered into a property management and lease servicing agreement that provides for an optional election to purchase all of the mortgaged properties and leases that serve as collateral for the notes causing a redemption of the notes, at their remaining principal balance, when the aggregate appraised value of the mortgaged properties at the time of election is less than or equal to 10% of its aggregate initial appraised value. CNLRP entered into an interest rate cap agreement with a strike rate of 4.5% to protect against future increases in the one-month LIBOR rate. Because the notes are secured by these mortgaged properties (and their related leases), the original notes are, and the exchange notes will be, effectively subordinated to these notes.

CNLRP Funding 2001-4, LP Bonds due 2022

The CNLRP Funding 2001-4, LP Bonds due 2022 are collateralized by a pool of mortgage loans that had a carrying value of approximately $40.4 million as of June 30, 2005. At June 30, 2005, the outstanding principal amount was $27.4 million. The bonds bear interest at a rate of 8.90% per annum, and are expected to mature between 2009 and 2013 based on the performance of the underlying collateral. The parties have entered into a servicing agreement that provides for an optional election to purchase all of the loans, mortgaged properties and equipment that serve as collateral for the bonds causing a redemption of the bonds at their remaining principal balance when the remaining amounts due under the loans are less than 10% of the aggregate amounts due under the loans at the time of issuance. Because the bonds are secured by these loans, the original notes are, and the exchange notes will be, effectively subordinated to these bonds.

CNLRP Franchise Funding 2003, LP Bonds due 2014

In December 2003, CNLRP issued bonds collateralized by a pool of loans, mortgaged properties, and equipment leases. The collateral had a carrying value of approximately $31.1 million as of June 30, 2005. The bonds have a weighted average interest rate of approximately 7.52% per annum as of June 30, 2005. As of June 30, 2005, the outstanding balance under these bonds was approximately $14.2 million and they are expected to mature between 2005 and 2011 based on the performance of the underlying collateral. CNLRP entered into an interest rate cap agreement with a strike rate of 3.5% to protect against future increases in the one-month LIBOR rate. The parties have entered into a servicing agreement that provides for an optional election to purchase all of the loans, mortgaged properties and equipment leases that serve as collateral for the bonds causing a redemption of the bonds at their remaining principal balance when the remaining amounts due under the loans are less than 10% of the aggregate amount due under the loans at the time of issuance. Because the bonds are secured by these loans, mortgaged properties, and equipment leases, the original notes are, and the exchange notes will be, effectively subordinated to these bonds.

CNLRP Funding 2000-A, LP Bonds due 2021

The CNLRP Funding 2000-A, LP Bonds due 2021 are collateralized by a pool of commercial real estate properties (and their related leases) operated as restaurants leased to tenants, with a carrying value of approximately $294.4 million at June 30, 2005. At June 30, 2005, the outstanding amount was approximately $230.2 million. As of June 30, 2005 the bonds bear interest at a weighted average fixed rate of 7.96% per annum, and are expected to mature between 2009 and 2017 based on the performance of the underlying collateral. The parties have entered into a property management and lease servicing agreement that provides for an optional election to purchase all of the properties and leases that serve as collateral for the bonds causing a redemption of the bonds, at their remaining principal balance, when the aggregate amounts due under the leases at the time of election are less than 10% of the aggregate initial amounts due under the leases at the time of issuance. Because the bonds are secured by these commercial real estate properties (and their related leases), the original notes are, and the exchange notes will be, effectively subordinated to these bonds.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

On September 15, 2005, the issuer sold the original notes in a private offering exempt from registration under the Securities Act. Accordingly, the original notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an exemption from the Securities Act registration requirements is available. In the registration rights agreement, the issuer has agreed with the initial purchaser in the original offering to, at its own cost:

•	unless the exchange offer would not be permitted by applicable law or Commission policy, to file an exchange offer registration statement with the Commission within 120 days after September 15, 2005;

•	unless the exchange offer would not be permitted by applicable law or Commission policy, to use its reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 270 days after September 15, 2005; and

•	use its reasonable best efforts to consummate the exchange offer within 30 business days after the date on which the exchange offer registration statement is declared effective by the Commission.

In addition, the issuer has agreed to keep the exchange offer open for a period of not less than the minimum period required under applicable federal and state securities laws to consummate the exchange offer; provided, however, that the period is at least 30 days after the date notice of the exchange offer is mailed to the holders of the original notes. The exchange notes are being offered under this prospectus to satisfy the obligations under the registration rights agreement.

Terms of the Exchange

Upon the terms and subject to the conditions in this prospectus and in the letters of transmittal that accompany this prospectus, the issuer is offering to exchange $1,000 in principal amount of exchange notes for each $1,000 in principal amount of original notes. The terms of the exchange notes are substantially identical to the terms of the original notes for which they may be exchanged in the exchange offer, except that:

•	the exchange notes will be registered under the Securities Act;

•	the exchange notes will be freely transferable, other than as described in this prospectus and will not contain any legend restricting their transfer;

•	holders of the exchange notes will not be entitled to certain rights of the holders of the original notes under the registration rights agreement, which rights will terminate upon completion of the exchange offer; and

•	the exchange notes will not contain any provisions regarding the payment of additional interest.

The exchange notes will evidence the same debt as the original notes and will be entitled to the benefits of the indenture. The exchange notes will be fungible with and constitute the same series as the registered 7½% senior notes due 2015, issued on September 6, 2005 under the indenture in exchange for all the $250 million 7½% senior notes due 2015, issued on March 23, 2005 in a private offering exempt from registration under the Securities Act. See ‘‘Description of Exchange Notes.’’

The exchange offer is not conditioned on any minimum aggregate principal amount of original notes being tendered for exchange.

Based upon interpretations by the staff of the Commission set forth in no action letters issued to unrelated third parties, we believe that a holder of exchange notes issued in the exchange offer may transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act if such holder:

•	acquires the exchange notes in the ordinary course of the holder’s business;

•	has no arrangement or understanding with any person or entity to participate in a distribution (within the meaning of the Securities Act) of the exchange notes;

•	is not an ‘‘affiliate’’ (within the meaning of Rule 405 under the Securities Act) of the issuer;

•	is not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes directly from the issuer; and

•	is not a broker-dealer (within the meaning of the Securities Act) that acquired the original notes for its own account as a result of market-making or other trading activities.

If any of these conditions are not satisfied and a holder of exchange notes transfers any exchange note without delivering a proper prospectus or without qualifying for a registration exemption, such holder may incur liability under the Securities Act. See ‘‘Plan of Distribution.’’

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. Each letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an ‘‘underwriter’’ within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for original notes where those original notes were acquired by the broker-dealer for its own account as a result of market-making activities or other trading activities. The issuer has agreed, if requested in writing by such a broker-dealer, to use its reasonable best efforts to keep the registration statement of which this prospectus is a part continuously effective for a period not to exceed 180 days after the date on which the registration statement is declared effective, or such earlier date when such broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

Tendering holders of original notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes relating to the exchange of original notes for exchange notes in the exchange offer.

Shelf Registration Statement

If:

•	the issuer is not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or Commission policy;

•	for any reason the exchange offer is not consummated within 30 business days after the 270th day following September 15, 2005; or

•	any holder of original notes notifies the issuer that:

(1)	it is prohibited by law or Commission policy from participating in the exchange offer;

(2)	it may not resell the exchange notes acquired by it in the exchange offer to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales; or

(3)	it is a broker-dealer and owns original notes acquired directly from the issuer or an affiliate of the issuer,

then upon such holder’s request, the issuer will:

•	file with the Commission a shelf registration statement to cover resales of the notes by the holders of the notes who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement on or prior to 60 days after such filing obligation arises;

•	use its reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to 210 days after such obligation arises; and

•	use its reasonable best efforts to keep the shelf registration statement continuously effective under the Securities Act for the period ending on the earlier of (i) September 15, 2007, (ii) such shorter period that will terminate when all outstanding notes covered by the shelf registration statement have been sold in the manner set forth and as contemplated in the shelf registration statement or (ii) the date when all original notes are disposed of pursuant to Rule 144 under the Securities Act.

If the issuer files a shelf registration statement, it will, among other things:

•	provide to each holder for which the shelf registration statement was filed copies of the prospectus that is a part of the shelf registration statement;

•	notify each of the holders when the shelf registration statement has been declared effective under the Securities Act; and

•	take other actions as are required to permit unrestricted resales of the original notes or the exchange notes, as the case may be.

A holder selling original notes or exchange notes under the shelf registration statement generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers. Consequently, the holder will be subject to the civil liability provisions under the Securities Act in connection with those sales and will be bound by any applicable provisions of the registration rights agreement, including specified indemnification obligations.

Additional Interest

Additional interest will accrue on the notes, in addition to the stated interest on the notes, from and including the date on which a registration default occurs to, but excluding, the date on which all registration defaults have been cured.

The occurrence of any of the following is a registration default:

•	the failure to file any of the registration statements required by the registration rights agreement on or before the date specified therein for such filing;

•	any of such registration statements is not declared effective by the Commission on or prior to the date specified therein for such effectiveness (the ‘‘Effectiveness Target Date’’);

•	the exchange offer is not consummated on or prior to the 30th business day following the Effectiveness Target Date with respect to the exchange offer registration statement; or

•	the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or fails to be usable in connection with resales of notes covered by such registration statement during the periods specified in the registration rights agreement, except as specifically permitted in the registration rights agreement.

Additional interest will accrue on the notes, with respect to the first 90-day period immediately following the occurrence of the first registration default, in an amount equal to one-quarter of one percent (0.25%) per annum on the principal amount of notes held by such holder.

The amount of additional interest will increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of additional interest for all registration defaults of 1.0% per annum.

Following the cure of all registration defaults, the accrual of additional interest will cease.

If the exchange offer is completed on the terms and within the period contemplated by this prospectus, no additional interest will be payable on the original notes. The exchange notes will not contain any provisions regarding the payment of additional interest.

The summary of the provisions of the registration rights agreement contained in this prospectus does not purport to be complete. This summary is subject to and is qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is an exhibit to the registration statement of which this prospectus is a part.

Expiration Date; Extensions; Termination; Amendments

The expiration date of the exchange offer is 5:00 p.m., New York City time, on December 6, 2005, unless the issuer in its sole discretion extends the period during which the exchange offer is open. In that case, the expiration date will be the latest time and date to which the exchange offer is extended. The issuer reserves the right to extend the exchange offer at any time and from time to time before the expiration date by giving oral or written notice to the exchange agent, Wells Fargo Bank, N.A., and by public announcement of any extension, in each case, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Unless otherwise required by applicable law or regulation, the public announcement will be made by a release to the Dow Jones News Service. During any extension of the exchange offer, all original notes previously tendered in the exchange offer will remain subject to the exchange offer.

The exchange date will be promptly following the expiration date. The issuer expressly reserves the right, subject to applicable law, to:

•	terminate the exchange offer and not accept for exchange any original notes if any of the events described below under ‘‘—Conditions to the Exchange Offer’’ shall have occurred and shall not have been waived by the issuer;

•	delay accepting any original notes;

•	reject any tenders determined by the issuer to be in improper form or unlawful;

•	waive any other conditions of the exchange offer; and

•	amend the terms of the exchange offer in any manner.

If any termination, delay, non-acceptance or amendment occurs, the issuer will notify the exchange agent orally or in writing (any oral notice to be promptly confirmed in writing) and will either issue a timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service or give written notice to the holders of the original notes as promptly as practicable and, if required by applicable law will extend the expiration date, of the exchange offer.

If:

•	the issuer waives any material condition to the exchange offer or amends the exchange offer in any other material respect; and

•	at the time that notice of this waiver or amendment is first published, sent or given to holders of original notes in the manner specified above, the exchange offer is scheduled to expire at any time earlier than the fifth business day from, and including, the date that the notice is first so published, sent or given, then the exchange offer will be extended until that fifth business day.

This prospectus and the letters of transmittal and other relevant materials will be mailed by the exchange agent to record holders of original notes. In addition, upon request, these materials will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

How to Tender

The tender to the issuer of original notes according to one of the procedures described below will constitute an agreement between that holder of original notes and the issuer in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. All references in this prospectus to a letter of transmittal include a facsimile of the letter of transmittal.

General Procedures. A holder of original notes may tender them by:

•	properly completing and signing the letter of transmittal and delivering the same, together with the certificate or certificates representing the original notes being tendered and any required signature guarantees, or a timely confirmation of a book-entry transfer according to the procedure described below under ‘‘—Book-Entry Transfer’’, to the exchange agent at its address set forth below under ‘‘—Exchange Agent’’ on or before the expiration date; or

•	complying with the guaranteed delivery procedures described below.

If tendered original notes are registered in the name of the signer of the letter of transmittal and the exchange notes to be issued in exchange for accepted original notes are to be issued, and any untendered original notes are to be reissued, in the name of the registered holder, the signature of the signer need not be guaranteed. In any other case, the tendered original notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the issuer. They must also be duly executed by the registered holder. In addition, the signature on the endorsement or instrument of transfer must be guaranteed by an eligible guarantor institution that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the exchange notes and/or original notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the original notes, an eligible guarantor institution must guarantee the signature on the letter of transmittal.

Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender original notes should contact the holder promptly and instruct it to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender the original notes itself, the beneficial owner must either make appropriate arrangements to register ownership of the original notes in its name or follow the procedures described in the immediately preceding paragraph. The beneficial owner must make these arrangements or follow these procedures before completing and executing the letter of transmittal and delivering the original notes. The transfer of record ownership may take considerable time.

Book-Entry Transfer. The exchange agent will make a request to establish an account for the original notes at the book-entry transfer facility, The Depository Trust Company, or DTC, for purposes of the exchange offer within two business days after the commencement of this exchange offer. Subject to the establishment of the account, any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of original notes by causing the book-entry transfer facility to transfer the original notes into the exchange agent’s account at the book-entry transfer facility in accordance with the facility’s procedures. The Issuer and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender original notes. Accordingly, any participant in DTC may make book-entry delivery of original notes by causing DTC to transfer those original notes into the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures. However, although delivery of original notes may be effected through book-entry transfer, the letter of transmittal, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under ‘‘—Exchange Agent’’ on or before the expiration date, or the guaranteed delivery procedures described below must be complied with.

The term ‘‘agent’s message’’ means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each DTC participant tendering through ATOP that such DTC participants have received a letter of transmittal and agree to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such DTC participants. The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to herein as a ‘‘Book-Entry Confirmation.’’

The method of delivery of original notes and all other documents is at the election and risk of the holder. If sent by mail, it is recommended that the holder use registered mail, return receipt requested, obtain proper insurance, and make the mailing sufficiently in advance of the expiration date to permit delivery to the exchange agent on or before the expiration date. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent. Do not send letters of transmittal, certificates representing original notes or other documents to the issuer.

The issuer will not accept any alternative, conditional or contingent tenders. Each tendering holder, by execution of a letter of transmittal or by causing the transmission of an agent’s message, waives any right to receive any notice of the acceptance of such tender.

Unless an exemption applies under the applicable law and regulations concerning backup withholding of U.S. federal income tax, the exchange agent will be required to withhold 28% of the gross proceeds otherwise payable to a holder in the exchange offer if the holder does not provide the holder’s taxpayer identification number and certify that the number is correct. Each tendering holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal, so as to provide the information and certification necessary to avoid backup withholding. This will not be required, however, if an applicable exemption exists and is proved in a manner satisfactory to the issuer and the exchange agent.

Guaranteed Delivery Procedures. If a holder desires to participate in the exchange offer and (i) time will not permit a letter of transmittal or original notes to reach the exchange agent before the expiration date or (ii) a book-entry transfer cannot be completed on time, a tender may be effected if the exchange agent has received at the address set forth below under ‘‘—Exchange Agent’’ on or before the expiration date a letter or facsimile transmission from an eligible guarantor institution that:

•	sets forth the name and address of the tendering holder, the names in which the original notes are registered, the principal amount of original notes to be tendered and, if possible, the certificate numbers of the original notes to be tendered;

•	states that the tender is being made thereby; and

•	guarantees that within three New York Stock Exchange trading days after the date of execution of the letter or facsimile transmission by the eligible guarantor institution, the original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be delivered by the eligible guarantor institution together with a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents.

Unless original notes being tendered by the above-described method or a timely confirmation of a book-entry transfer are deposited with the exchange agent within the time period described above, accompanied or preceded by a properly completed letter of transmittal, or an agent’s message in lieu thereof, with any required signature guarantees and any other required documents, the issuer may reject the tender. Copies of a notice of guaranteed delivery that may be used by eligible guarantor institutions for the purposes described in the preceding paragraph are being delivered with this prospectus and the letters of transmittal.

A tender will be deemed to have been received as of the date when the tendering holder’s properly completed and duly signed letter of transmittal accompanied by the original notes or a timely book-entry confirmation is received by the exchange agent. Issuances of exchange notes in exchange for original notes tendered by an eligible guarantor institution as described above will be made only against deposit of the letter of transmittal and any other required documents and the tendered original notes or a timely confirmation of a book-entry transfer.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of original notes will be determined by the issuer. The issuer’s determination will be final and binding. The issuer reserves the absolute right to reject any or all tenders which the issuer determines are not in proper form or the acceptances for exchange of which may, in the opinion of the issuer’s counsel, be unlawful. The issuer also reserves the absolute right, prior to the expiration date, to waive any of the conditions of the exchange offer or to waive any defect or irregularities in tenders of any particular holder whether or not similar defects or irregularities are waived in the case of other holders of original notes. None of the issuer, the exchange agent nor any other person will incur any liability for failure to give notification of any defects or irregularities in tenders. The interpretation of the terms and conditions of the exchange offer of the issuer, including the letters of transmittal and the instructions to the letters of transmittal, will be final and binding.

Terms and Conditions of the Letters of Transmittal

Each letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The party tendering original notes for exchange, or the transferor, exchanges, assigns and transfers the original notes to the issuer and irrevocably constitutes and appoints the exchange agent as its agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. The transferor represents and warrants that:

•	it has full power and authority to tender, exchange, assign and transfer the original notes and to acquire exchange notes issuable upon the exchange of the tendered original notes; and

•	when the same are accepted for exchange, the issuer will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.

The transferor also warrants that it will, upon request, execute and deliver any additional documents the issuer deems necessary or desirable to complete the exchange, assignment and transfer of tendered original notes. The transferor further agrees that acceptance of any tendered original notes by the issuer and the issuance of exchange notes in exchange shall constitute performance in full by the issuer of its obligations under the registration rights agreement and that the issuer shall have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of the transferor.

By tendering original notes, the transferor certifies that:

•	it is not an ‘‘affiliate’’ (within the meaning of Rule 405 under the Securities Act) of ours, that it is not a broker-dealer that owns original notes acquired directly from the issuer, that it is acquiring the exchange notes offered hereby in the ordinary course of its business and that it has no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes to be issued in the exchange offer; and

•	such other representations as may be necessary under applicable SEC rules, regulations or interpretations.

Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. Each letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Withdrawal Rights

Original notes tendered in the exchange offer may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the exchange agent at its address set forth below under ‘‘—Exchange Agent,’’ or comply with the appropriate procedures of ATOP. Any notice of withdrawal must:

•	specify the name of the person that tendered the original notes to be withdrawn;

•	specify the certificate numbers of original notes to be withdrawn;

•	specify the principal amount of original notes to be withdrawn, which must be an authorized denomination;

•	state that the holder is withdrawing its election to have those original notes exchanged;

•	state the name of the registered holder of those original notes to be withdrawn; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal, including any required signature guarantees, or be accompanied by evidence satisfactory to the issuer that the person withdrawing the tender has succeeded to the beneficial ownership of the original notes to be withdrawn.

If original notes have been tendered pursuant to the applicable procedures for book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and the notice of withdrawal must be delivered to the exchange agent. Withdrawals of tenders of original notes may not be rescinded; however, original notes properly withdrawn may again be tendered at any time on or prior to the expiration date by following any of the procedures described under ‘‘—How to Tender.’’

All questions as to the validity, form and eligibility of notices of withdrawals, including time of receipt, will be determined by the issuer, and its determination of these questions as well as its interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. None of the issuer, any of its respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will any of them be liable for failing to give any such notice.

The exchange agent will return the properly withdrawn original notes promptly following receipt of notice of withdrawal. In the case of original notes tendered by book-entry transfer through DTC, the original notes withdrawn will be credited to an account maintained with DTC.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of original notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For the purposes of the exchange offer, the issuer shall be deemed to have accepted for exchange validly tendered original notes when, as and if the issuer has given written notice of acceptance to the exchange agent.

The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving exchange notes from the issuer and causing the original notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of exchange notes to be issued in exchange for accepted original notes will be made by the exchange agent promptly after acceptance of the tendered original notes. Original notes not accepted for exchange will be returned without expense to the tendering holders. Or, in the case of original notes tendered by book-entry transfer, the non-exchanged original notes will be credited to an account maintained with the book-entry transfer facility promptly following the expiration date. If the issuer terminates the exchange offer before the expiration date, these non-exchanged original notes will be credited to the exchange agent’s account promptly after the exchange offer is terminated.

Conditions to the Exchange Offer

Despite any other provision of the exchange offer or any extension of the exchange offer, the issuer will not be required to issue exchange notes for any properly tendered original notes not previously accepted. The issuer may terminate the exchange offer by written notice to the exchange agent and by either a timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service or written notice to the holders of the original notes as promptly as practicable or, at their option, modify or otherwise amend the exchange offer, if:

•	the exchange offer violates applicable law or any applicable interpretation of the staff of the Commission;

•	an action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair the ability of the issuer to proceed with the exchange offer;

•	a material adverse development has occurred in any existing action or proceeding with respect to the issuer; or

•	all governmental approvals that the issuer deems necessary for the consummation of the exchange offer have not been obtained at any time prior to the expiration date.

The conditions described above are for the sole benefit of the issuer. The issuer may assert these conditions regarding the exchange offer at any time prior to the expiration date regardless of the circumstances, including any action or inaction by the issuer, giving rise to the condition. The issuer may waive these conditions in whole or in part at any time prior to the expiration date or from time to time in its sole discretion. The failure by the issuer at any time to exercise any of the rights described above will not be deemed a waiver of any of those rights, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, the issuer has reserved the right, despite the satisfaction of each of the conditions described above, subject to applicable law, to terminate or amend the exchange offer.

Any determination by the issuer concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

In addition, the issuer will not accept for exchange any original notes tendered and no exchange notes will be issued in exchange for any original notes, if at that time any stop order is threatened or in effect relating to:

•	the registration statement of which this prospectus constitutes a part; or

•	the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

Wells Fargo Bank, N.A. has been appointed as the exchange agent for the exchange offer. Letters of transmittal must be addressed to the exchange agent at its address set forth below or such other address as may be indicated upon contacting the exchange agent at the telephone number set forth below.

By Registered Mail & Certified Mail:
WELLS FARGO BANK, N.A.
Corporate Trust Operations
MAC N9303-121
PO Box 1517
Minneapolis, MN 55480
Attention: Reorganization Department

By Regular Mail or Overnight Courier:
WELLS FARGO BANK, N.A.
Corporate Trust Operations
MAC N9303-121
Sixth & Marquette Avenue
Minneapolis, MN 55479
Attention: Reorganization Department

In Person by Hand Only:
WELLS FARGO BANK, N.A.
12th Floor — Northstar East Building
Corporate Trust Operations
608 Second Avenue South
Minneapolis, MN 55402
Attention: Reorganization Department

By Facsimile (for Eligible Institutions only):
(612) 667-6282

Confirm by Telephone:
(800) 344-5128

Delivery to an address other than as set forth in this prospectus, or transmissions of instructions via a facsimile number other than the one set forth herein, will not constitute a valid delivery.

Solicitation of Tenders; Expenses

The issuer has not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. However, the issuer will pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection with its services. The issuer will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers.

Appraisal or Dissenters’ Rights

Holders of original notes will not have appraisal rights or dissenters’ rights in connection with the exchange offer.

United States Federal Income Tax Consequences

See ‘‘Material U.S. Federal Tax Considerations’’ for a discussion of the U.S. federal income tax consequences of participating in the exchange offer.

Other

Participation in the exchange offer is voluntary, and holders should carefully consider whether to accept the terms and conditions of this offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

As a result of the making of this exchange offer, and upon acceptance for exchange of all validly tendered original notes according to the terms of this exchange offer, the issuer will have fulfilled a covenant contained in the registration rights agreement. Holders of the original notes who do not tender their certificates in the exchange offer will continue to hold those certificates and will be entitled to all the rights, and limitations applicable to the original notes under the indenture, except for any rights under the registration rights agreement which by their terms terminate or cease to have further effect as a result of the making of this exchange offer. See ‘‘Description of Exchange Notes.’’

All untendered, and tendered but unaccepted, original notes will continue to be subject to the restrictions on transfer provided for in the original notes and the indenture under which the original notes have been issued. In general, the original notes may not be reoffered, resold or otherwise transferred in the United States unless they are registered under the Securities Act, offered or sold pursuant to an exemption from the Securities Act and applicable state securities laws or offered or sold in a transaction not subject to the Securities Act and applicable state securities laws. Except pursuant to the registration statement of which this prospectus is a part and under certain limited circumstances, we do not intend to register the original notes under the Securities Act.

In addition, any holder of original notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities. If so, that holder will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes could be adversely affected.

The issuer may in the future seek to acquire untendered original notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The issuer has no present plan to acquire any original notes that are not tendered in the exchange offer.

DESCRIPTION OF EXCHANGE NOTES

As used herein, references to the term ‘‘Exchange Notes’’ mean the Issuer’s new registered 7½% senior notes due 2015. As used herein, references to the term ‘‘Original Notes’’ mean all of the Issuer’s outstanding unregistered 7½% senior notes due 2015 issued on September 15, 2005. We refer to the Exchange Notes, the Original Notes and the Initial Notes (as defined below) collectively as the ‘‘Notes.’’

The Exchange Notes, like the Original Notes, will be issued under the indenture, dated March 23, 2005 (the ‘‘Indenture’’), between the Issuer and Wells Fargo Bank, N.A., as trustee (the ‘‘Trustee’’). You can obtain a copy of the Indenture upon request from us. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.

The Exchange Notes will be substantially identical to the Original Notes, except that:

•	the Exchange Notes will be registered under the Securities Act;

•	the Exchange Notes will be freely transferable, other than as described in this prospectus and will not contain any legend restricting their transfer; and

•	the Exchange Notes will not contain any provisions regarding payment of additional interest.

We will be obligated to pay additional interest on the Original Notes in the circumstances described under ‘‘The Exchange Offer—Additional Interest.’’ If the exchange offer is completed on the terms and within the time period contemplated by this prospectus, no additional interest will be payable.

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. See ‘‘The Exchange Offer’’ for a summary of the material provisions of the registration rights agreement. We urge you to read the Indenture and the registration rights agreement because they, and not the descriptions in this prospectus, define your rights as holders of the Notes. More specific terms as well as definitions of relevant terms can be found in the Indenture and the Trust Indenture Act of 1939, as amended. Certain defined terms used in this description but not defined below under ‘‘—Certain Definitions,’’ have the meanings assigned to them in the Indenture. For purposes of this section only, references to the Issuer include only Trustreet Properties, Inc., the surviving corporation in the merger of U.S. Restaurant Properties, Inc. and CNL Restaurant Properties Inc., and not its Subsidiaries.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

General

The Original Notes were issued in, and the Exchange Notes will be issued up to the aggregate principal amount of $50.0 million and will be treated under the Indenture as a single series with the $250.0 million aggregate principal amount of 7½% senior notes due 2015 issued on September 6, 2005 by the Issuer in exchange for the notes originally issued on March 23, 2005 (the ‘‘Initial Notes’’). The Initial Notes and the Exchange Notes will be treated under the indenture as a single class for all purposes under the Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase. Subject to the covenants described below and applicable law, the Issuer may issue additional Notes under the Indenture (‘‘Additional Notes’’). At present the Original Notes are not fungible with the Initial Notes as the Original Notes are subject to transfer restrictions. Upon completion of the exchange offer in satisfaction of the registration rights agreement the Exchange Notes will be fungible with the Initial Notes. See ‘‘The Exchange Offer—Additional Interest.’’ For purposes of this description, unless the context indicates otherwise, references to the ‘‘Notes’’ include the Initial Notes, the Original Notes, the Exchange Notes and any Additional Notes that may be issued under the Indenture.

The Notes will mature on April 1, 2015. The Notes bear interest at 7.5% per annum from March 23, 2005 or from the most recent interest payment date to which interest has been paid or provided for. The Exchange Notes will bear interest from the last interest payment date on which interest has been paid on the Original Notes surrendered in exchange therefore. Interest is payable semiannually to holders of record at the close of business on the March 15 or the September 15 immediately preceding the interest payment date on April 1 and October 1 of each year, commencing, in the case of the Exchange Notes offered by this prospectus, April 1, 2006, and, in the case of the Original Notes and the Initial Notes, October 1, 2005.

The Notes will be unsecured obligations of the Issuer ranking pari passu in right of payment with all existing and future unsecured senior debt of the Issuer and senior to all future subordinated debt of the Issuer. The Notes will not be guaranteed by the Issuer’s Subsidiaries. The Notes will be effectively subordinated to all of the Issuer’s secured debt and to all debt and other liabilities of the Issuer’s Subsidiaries. The Issuer derives substantially all of its operating income from its Subsidiaries. As a holder of Notes, you will have no direct claim against the Issuer’s Subsidiaries for payment under the Notes. As of June 30, 2005, on an as adjusted basis, the Issuer and its subsidiaries would have had $1,505 million of debt outstanding on a consolidated basis ($1,204 million of which was secured debt, including secured debt of our subsidiaries) and our subsidiaries would have had total liabilities of approximately $982 million ($896 million of which was secured debt). In addition, the Issuer would have had the ability to incur a significant amount of secured debt and subsidiary debt under the covenants.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Issuer, which initially will be the corporate trust office of the Trustee; provided that, at the option of the Issuer, payment of interest may be made by check mailed to the holders at their addresses as they appear in the security register for the Notes.

The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 principal amount and any integral multiple in excess thereof. See ‘‘—Book-Entry, Delivery and Form.’’ No service charge will be made for any registration of transfer or exchange of Notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with a registration of transfer.

The Initial Notes, the Original Notes, the Exchange Notes offered by this prospectus and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture.

The Indenture, the Initial Notes and the Original Notes are, and the Exchange Notes offered by this prospectus will be, governed by, and construed in accordance with, the laws of the State of New York.

Optional Redemption

At any time prior to April 1, 2008, the Issuer may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) at a redemption price of 107.5% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, thereon to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes) remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer or its Subsidiaries); and

(2)	the redemption must occur within 60 days of the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraph, the Notes will not be redeemable at the Issuer’s option prior to April 1, 2010.

On or after April 1, 2010, the Issuer may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Year	Percentage
2010	103.750%
2011	102.500%
2012	101.250%
2013 and thereafter	100.000%

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1)	if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange; or

(2)	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Sinking Fund

There will be no sinking fund payments for the Notes.

Suspension Period

During the Suspension Period, the provisions of the Indenture described under ‘‘—Certain Covenants That Will Cease to Apply During Suspension Period’’ will not apply. The provisions of the Indenture described under ‘‘—Certain Covenants Applicable at All Times’’ will apply at all times during the Suspension Period so long as any Notes remain outstanding thereunder.

‘‘Suspension Period’’ means the period (a) beginning on the date that:

(1)	the Notes have Investment Grade Status;

(2)	no Default or Event of Default has occurred and is continuing; and

(3)	the Issuer has delivered an Officers’ Certificate to the Trustee certifying that the conditions set forth in clauses (1) and (2) above are satisfied,

and (b) ending on the date (the ‘‘Reversion Date’’) that:

(1)	either Moody’s or S&P ceases to have the applicable ratings specified in the definition of ‘‘Investment Grade Status’’ for the Notes; or

(2)	a Default or Event of Default has occurred and is continuing.

For purposes of calculating the amount available to be made as Restricted Payments under clause (C) of the first paragraph of the ‘‘—Limitation on Restricted Payments’’ covenant, calculations under that clause will be made with reference to the Closing Date as set forth in that clause. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under clause (C) and the items specified in paragraphs (i), (ii) and (iii) under clause (C) that occur during the Suspension Period will increase the amount available to be made as Restricted Payments under clause (C). Notwithstanding the foregoing, the Issuer will not be entitled to designate any Subsidiary as an Unrestricted Subsidiary during a Suspension Period.

For purposes of the ‘‘—Limitation on Asset Sales’’ covenant, on the Reversion Date, the Excess Proceeds will be reset to zero.

Certain Covenants Applicable At All Times

Set forth below are summaries of certain covenants contained in the Indenture that will apply at all times so long as any Notes remain outstanding.

Limitation on Indebtedness

(1) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness; provided that the Issuer or any of its Restricted Subsidiaries may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, (a) the Interest Coverage Ratio of the Issuer and its Restricted Subsidiaries on a consolidated basis would be greater than 2.0 to 1 and (b) the aggregate principal amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP is less than 65% of Adjusted Total Assets.

(2) Notwithstanding paragraph (1), the Issuer or any of its Restricted Subsidiaries (except as specified below) may Incur each and all of the following:

(A) Indebtedness outstanding under Credit Facilities (including the Credit Agreement) at any time in an aggregate principal amount not to exceed the greater of (x) $450.0 million less any amount of such Indebtedness permanently repaid as provided under the ‘‘—Limitation on Asset Sales’’ covenant described below and (y) 0.85 times Consolidated EBITDA for the then most recent four fiscal quarters ended prior to the date of incurrence of such Indebtedness for which reports have been filed with the Commission or provided to the Trustee pursuant to the ‘‘—Commission Reports and Reports to Holders’’ covenant;

(B) Indebtedness outstanding at any time under (i) the Net Lease Securitization Facility in an aggregate principal amount not to exceed $275.0 million and (ii) the Warehouse Credit Facilities in an aggregate principal amount not to exceed $450.0 million;

(C) the Notes issued on the Closing Date;

(D) Indebtedness existing on the Closing Date, other than Indebtedness outstanding under clause (A), (B) or (C) above;

(E) Indebtedness of the Issuer or any Restricted Subsidiary owed to:

(i)	the Issuer, or

(ii)	any Restricted Subsidiary;

provided that, if the Issuer is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes; and provided further that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Issuer or any other Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (E);

(F) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance, refund, repay or defease, outstanding Indebtedness (other than Indebtedness Incurred under clause (A), (B), (E), (G) or (J) of this paragraph (2)) and any refinancings thereof in an amount not to exceed the amount so refinanced, refunded, repaid or defeased (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that ranks equally with, or subordinate in right of payment to, the Notes shall only be permitted under this clause (F) if:

(i)	in case the Notes are refinanced in part or the Indebtedness to be refinanced ranks equally with the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, ranks equally with or is expressly made subordinate in right of payment to the remaining Notes,

(ii)	in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes, and

(iii)	such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced, refunded, repaid or defeased, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced, refunded, repaid or defeased;

provided further that (x) in no event may Indebtedness of the Issuer that ranks equally with or subordinate in right of payment to the Notes be refinanced by means of any Indebtedness of any Restricted Subsidiary pursuant to this clause (F) and (y) for purposes of this clause (F), Subsidiary Indebtedness and Secured Indebtedness shall be deemed to rank prior to the Notes;

(G) Guarantees of Indebtedness of the Issuer by any of its Restricted Subsidiaries, provided the Guarantee of such Indebtedness is permitted by and made in accordance with the ‘‘—Limitation on Issuances of Guarantees by Restricted Subsidiaries’’ covenant described below;

(H) Indebtedness of the Issuer to the extent that the net proceeds thereof are promptly deposited to defease the Notes in accordance with the provisions under the caption ‘‘—Defeasance’’;

(I) the incurrence by a Securitization Subsidiary of Indebtedness in a Qualified Securitization Transaction that is without recourse to the Issuer or to any Restricted Subsidiary or their assets, other than such Securitization Subsidiary and its assets and other than Standard Securitization Undertakings, and is not guaranteed by the Issuer or any other Restricted Subsidiary thereof; and

(J) Indebtedness of the Issuer or any Restricted Subsidiary not permitted by any other clause of this definition, in an aggregate principal amount not to exceed $100.0 million at any time outstanding.

(3) Notwithstanding any other provision of this ‘‘—Limitation on Indebtedness’’ covenant, the Issuer will not and will not permit any of its Restricted Subsidiaries to Incur any Subsidiary Indebtedness or any Secured Indebtedness (other than granting a Lien to secure the Notes or a Guarantee of the Notes by a Restricted Subsidiary) if the aggregate principal amount of all outstanding Subsidiary Indebtedness and Secured Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis would be greater than 45% of Adjusted Total Assets, except to the extent that such Indebtedness is Incurred under clauses (A), (B), (F) or (H) of paragraph (2) of this ‘‘Limitation on Indebtedness’’ covenant; provided that in the case of Indebtedness Incurred under such clause (F), this exception will only apply to the extent that either (x) such Indebtedness is not secured by any property or assets other than the property or assets that secured the Indebtedness being refinanced, refunded, repaid or defeased or (y) if such Indebtedness is Secured Indebtedness, such Indebtedness is secured by property or assets with a fair market value equal to or lesser than the fair market value of the property or assets that secured the Indebtedness being refinanced, refunded, repaid or defeased.

(4) Notwithstanding any other provision of this ‘‘—Limitation on Indebtedness’’ covenant, the maximum amount of Indebtedness that the Issuer or any of its Restricted Subsidiaries may Incur

pursuant to this ‘‘—Limitation on Indebtedness’’ covenant shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(5) For purposes of determining any particular amount of Indebtedness under this ‘‘—Limitation on Indebtedness’’ covenant,

(i)	(x) Indebtedness Incurred under the Credit Agreement on or prior to the Closing Date or in connection with the Transactions shall be treated as Incurred pursuant to clause (A) of paragraph (2) of this ‘‘—Limitation on Indebtedness’’ covenant and (y) Indebtedness Incurred under the Net Lease Securitization Facility and the Warehouse Credit Facilities on or prior to the Closing Date shall be treated as Incurred pursuant to clause (B) of paragraph (2) of this ‘‘—Limitation on Indebtedness’’ covenant, and

(ii)	obligations with respect to letters of credit, Guarantees or Liens supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.

For purposes of determining compliance with this ‘‘—Limitation on Indebtedness’’ covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses (other than Indebtedness referred to in clause (i) of this paragraph (5)), the Issuer, in its sole discretion, shall classify (and may reclassify) such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

Certain Covenants That Will Cease to Apply During Suspension Period

Set forth below are summaries of certain covenants contained in the Indenture that will apply at all times except during any Suspension Period.

Limitation on Issuances of Guarantees by Restricted Subsidiaries

The Issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any Indebtedness of the Issuer (‘‘Guaranteed Indebtedness’’), other than Secured Indebtedness, unless:

(1)	such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Subsidiary Guarantee by such Restricted Subsidiary, and

(2)	such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee.

If the Guaranteed Indebtedness:

(a)	ranks equally with the Notes, then the Guarantee of such Guaranteed Indebtedness shall rank equally with, or subordinate to, the Subsidiary Guarantee, or

(b)	is subordinate to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

A Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Issuer or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists;

and

(2) either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) is organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Subsidiary Guarantor under the Indenture, its Subsidiary Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture satisfactory to the Trustee; or

(b)	such sale or other disposition or consolidation or merger complies with the ‘‘—Limitation on Asset Sales’’ covenant.

Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) any sale, exchange or transfer, to any Person not an Affiliate of the Issuer, of all of the Capital Stock held by the Issuer and its Restricted Subsidiaries in such Restricted Subsidiary, or the designation of such Restricted Subsidiary as an Unrestricted Subsidiary (in any such case which transaction is not prohibited by the Indenture), or

(2) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee and all other Guarantees of Indebtedness of the Issuer by such Restricted Subsidiary, except a discharge or release by or as a result of payment under such Guarantee.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or declare or make any distribution on or with respect to its Equity Interests held by Persons other than the Issuer or any of its Restricted Subsidiaries, other than:

(i)	dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; and

(ii)	pro rata dividends or distributions on Common Stock of any Restricted Subsidiary held by minority stockholders;

(2) purchase, redeem, retire or otherwise acquire for value any shares of Equity Interests of the Issuer or any Restricted Subsidiary held by any Person other than the Issuer or any of its Restricted Subsidiaries;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated in right of payment to the Notes, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make an Investment, other than a Permitted Investment, in any Person,

(such payments or any other actions described in clauses (1) through (4) above being collectively ‘‘Restricted Payments’’)

if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A) a Default or Event of Default shall have occurred and be continuing,

(B) the Issuer or such Restricted Subsidiary could not incur at least $1.00 of Indebtedness under paragraph (1) of the ‘‘—Limitation on Indebtedness’’ covenant, or

(C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) made after the Closing Date (excluding Restricted Payments made pursuant to clauses (2), (3), (4) or (7) of the following paragraph) shall exceed the sum of:

(i)	95% of the aggregate amount of the Funds From Operations (or, if the Funds

From Operations is a loss, minus 100% of the amount of such loss) (determined by excluding income resulting from transfers of assets by the Issuer or any of its Restricted Subsidiaries to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the first full fiscal quarter beginning after the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the ‘‘—Commission Reports and Reports to Holders’’ covenant, plus

(ii)	the aggregate Net Cash Proceeds received by the Issuer after the Closing Date from the Issuance and sale of its Capital Stock to a Person who is not a Subsidiary of the Issuer, including an issuance or sale permitted by the Indenture of Indebtedness of the Issuer for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of the Issuer, or from the issuance to a Person who is not a Subsidiary of the Issuer of any options, warrants or other rights to acquire Capital Stock of the Issuer (in each case, exclusive of any Disqualified Stock), plus

(iii)	an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Issuer or any of its Restricted Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations), from the release of a Guarantee (except to the extent amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of ‘‘Investments’’), not to exceed, in each case, the amount of such Investment previously made by the Issuer or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

The foregoing provisions shall not be violated by reason of:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph;

(2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (F) of paragraph (2) of the ‘‘—Limitation on Indebtedness’’ covenant;

(3) the repurchase, redemption, retirement or other acquisition of Equity Interests of the Issuer or a Restricted Subsidiary in exchange for, or out of the proceeds of a substantially concurrent issuance of, shares of Equity Interests (other than Disqualified Stock) of the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, defeasance or other acquisition or retirement will be excluded from clause (C)(ii) of the previous paragraph;

(4) the making of any principal payment on, or the repurchase, redemption, retirement, defeasance or other acquisition for value of, Indebtedness of the Issuer which is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, a substantially concurrent issuance of, Equity Interests (other than Disqualified Stock) of the Issuer; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, defeasance or other acquisition or retirement will be excluded from clause (C)(ii) of the previous paragraph;

(5) a Permitted REIT Distribution;

(6) the payment of regularly scheduled dividends on shares of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock outstanding and as in effect on the Closing Date;

(7) Restricted Payments made in connection with the Transactions described in the Offering Memorandum, including the repurchase of the Series B Preferred Stock;

(8) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants to the extent that such Capital Stock represents all or a portion of the exercise price thereof;

(9) the repurchase of any subordinated Indebtedness at a purchase price not greater than 101% of the principal amount of such subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to the ‘‘—Repurchase of Notes Upon a Change of Control’’ covenant; provided that, prior to or simultaneously with such repurchase, the Issuer has made the Offer to Purchase as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Offer to Purchase;

(10) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer or to holders of any class of Preferred Stock of any Restricted Subsidiary, in each case issued on or after the Closing Date in accordance with the covenant described under the caption ‘‘—Limitation on Indebtedness’’; or

(11) Restricted Payments in an aggregate amount (measured on the date each such Restricted Payment was made and without giving effect to subsequent changes in value) when taken together with all other Restricted Payments made in reliance on this clause (11) since the date of the Indenture not to exceed $50.0 million.

provided that, except in the case of clause (1), no Default or Event of Default shall have occurred and be continuing or occur as a direct consequence of the actions or payments set forth therein.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(i)	pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Issuer or any other Restricted Subsidiary,

(ii)	pay any Indebtedness owed to the Issuer or any other Restricted Subsidiary,

(iii)	make loans or advances to the Issuer or any other Restricted Subsidiary, or

(iv)	transfer its property or assets to the Issuer or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1) existing on the Closing Date in the Credit Agreement, Net Lease Securitization Facility and the Warehouse Credit Facilities and any other agreement or instrument in effect on the Closing Date and any extensions, refinancings, renewals or replacements of such agreements or instruments; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable to the holders of the Notes, taken as a whole, than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2) in the case of clauses (iii) and (iv) in the first paragraph of this ‘‘—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries’’ covenant, imposed under any applicable documents or instruments pertaining to any Secured Indebtedness (and relating solely to assets constituting collateral thereunder or cash proceeds from or generated by such assets);

(3) the Indenture and the Notes;

(4) existing under or by reason of applicable law;

(5) with respect to any Person or the property or assets of such Person acquired by the Issuer or any of its Restricted Subsidiaries, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than the encumbrances and restrictions being replaced;

(6) existing under or by reason of Indebtedness or other contractual requirements of a Securitization Subsidiary in connection with a Qualified Securitization Transaction; provided that such encumbrances or restrictions apply only to the assets of such a Securitization Subsidiary;

(7) in the case of clause (iv) in the first paragraph of this ‘‘—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries’’ covenant:

(a)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(b)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Issuer or any of its Restricted Subsidiaries not otherwise prohibited by the Indenture; or

(c)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Issuer or any of its Restricted Subsidiaries in any manner material to the Issuer and its Restricted Subsidiaries taken as a whole;

(8) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(9) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(10) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

(a)	the encumbrance or restriction is not materially more disadvantageous to the holders of the Notes than is customary in comparable financings (as determined by the Issuer), and

(b)	the Issuer determines that such an encumbrance or restriction will not materially affect the Issuer’s ability to make principal or interest payments on the Notes; or

(11) existing under, by reason of or with respect to provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements and which the Board of Directors of the Issuer determines will not adversely affect the Issuer’s ability to make payments of principal or interest payments on the Notes.

Nothing contained in this ‘‘—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries’’ covenant shall prevent the Issuer or any Restricted Subsidiary from creating, incurring, assuming or suffering to exist any Liens otherwise permitted under the Indenture, or restricting the sale or other disposition of property or assets of the Issuer or any of its Restricted Subsidiaries that secure Indebtedness of the Issuer or any of its Restricted Subsidiaries.

Limitation on Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction (including, without limitations, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Issuer or with any Affiliate of the Issuer or any of its Restricted Subsidiaries (each, an ‘‘Affiliate Transaction’’), except upon fair and reasonable terms no less favorable to the Issuer or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such a holder or an Affiliate.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any transaction between the Issuer and any of its Restricted Subsidiaries or between Restricted Subsidiaries;

(2) the payment of reasonable and customary compensation, fees and expenses and reasonable and customary indemnification and similar arrangements of the Issuer or any of its Restricted Subsidiaries;

(3) any issuance or sale of Equity Interests (other than Disqualified Stock) of the Issuer;

(4) transactions with a Person that is an Affiliate of the Issuer or any of its Restricted Subsidiaries solely because the Issuer or a Restricted Subsidiary owns an Equity Interest in, or controls, such Person;

(5) the agreements described in the Offering Memorandum under the caption ‘‘Certain Relationships and Related Transactions’’, in each case as in effect as of the Closing Date or any amendment thereto (so long as the amended agreement, taken as a whole, is not more disadvantageous to the holders of the Notes than such agreement immediately prior to such amendment);

(6) transfers of eligible assets to or from a Securitization Entity in connection with a Qualified Securitization Transaction, the charging of fees and expenses in the ordinary course of business, providing Standard Securitization Undertakings and customary servicing and making customary advances, in connection with a Qualified Securitization Transaction; or

(7) any Restricted Payments not prohibited by the ‘‘—Limitation on Restricted Payments’’ covenant or any Permitted Investments.

The Issuer will deliver to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a Board Resolution set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of the Issuer; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

Limitation on Asset Sales

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale, unless:

(1) the consideration received by the Issuer or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of, and

(2) at least 75% of the consideration received consists of cash or Temporary Cash Investments or Replacement Assets. For purposes of this provision, each of the following shall be deemed to be cash:

(a)	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet) of the Issuer or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Notes or any Subsidiary Guarantee and liabilities to the extent owed to the Issuer or any Affiliate of the Issuer) that are assumed by the transferee of any such assets or Equity Interests pursuant to a written novation agreement that releases the Issuer or such Restricted Subsidiary from further liability therefor;

(b)	any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion); and

(c)	with respect to the sale of one or more real estate properties, Indebtedness of the purchaser of such real estate properties to the extent that such Indebtedness is secured by a first priority Lien on the real estate property or properties sold.

Within 365 days after the receipt of Net Cash Proceeds from one or more Asset Sales occurring on or after the Issue Date in any period of 12 consecutive months exceed 5% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of the Issuer and its Restricted Subsidiaries has been filed with the Commission or provided to the Trustee pursuant to the ‘‘Commission Reports and Reports to Holders’’ covenant), the Issuer will:

(A) (i) apply an amount equal to such excess Net Cash Proceeds to permanently reduce Subsidiary Indebtedness or Secured Indebtedness owing to a Person other than the Issuer or any of its Restricted Subsidiaries, or (ii) invest an equal amount, or the amount not so applied pursuant to clause (i) (or enter into a definitive agreement committing to so invest within 6 months after the date of such agreement), in Replacement Assets, or

(B) apply (no later than the end of the 365-day period referred to in this paragraph) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (A)) as provided in the following paragraph of this ‘‘—Limitation on Asset Sales’’ covenant. Pending the final application of any such excess Net Cash Proceeds, the Issuer or any of its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture.

The amount of excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 365-day period as set forth in clause (A) or (B) of the second paragraph of this ‘‘Limitation on Asset Sales’’ covenant and not applied as so required by the end of such period shall constitute ‘‘Excess Proceeds.’’ If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this ‘‘—Limitation on Asset Sales’’ covenant totals at least $25.0 million, the Issuer must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the holders (and holders of other Pari Passu Indebtedness to the extent required by the terms thereof) on a pro rata basis an aggregate principal amount of Notes (and other such Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount thereof, plus, in each case, accrued interest (if any) to the Payment Date.

If any Excess Proceeds remain after consummation of an Offer to Purchase, the Issuer or any of its Restricted Subsidiaries may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and such other Pari Passu Indebtedness tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Notes and such other Pari Passu Indebtedness to be purchased shall be selected on a pro rata basis based on the principal amount of Notes and such other Pari Passu Indebtedness tendered. Upon completion of each Offer to Purchase, the amount of Excess Proceeds shall be reset at zero.

The Credit Agreement will prohibit the Issuer from purchasing any Notes. The Credit Agreement and the Warehouse Credit Facility with Bank of America, N.A., provide that certain asset sales events with respect to the Issuer would constitute a default under these agreements. Any future Indebtedness to which the Issuer becomes a party may contain similar restrictions and provisions. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Notes could cause a default under the Credit Agreement and the Warehouse Credit Facility with Bank of America, N.A. and under future Indebtedness, even if the Asset Sale itself does not. Finally the Issuer’s ability to pay cash to the holders of the Notes, if required to do so, may be limited by its then existing financial resources. In the event an Asset Sale occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or repay such borrowings, the Issuer will remain prohibited from purchasing Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such agreements.

Repurchase of Notes Upon a Change of Control

The Issuer must commence, within 30 days of the occurrence of a Change of Control, and, within 90 days of the occurrence of a Change of Control, consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount of the Notes, plus accrued interest (if any) to the Payment Date.

There can be no assurance that the Issuer will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as any covenant that may be contained in other securities of the Issuer that might be outstanding at the time). The above covenant requiring the Issuer to repurchase the Notes will, unless consents are obtained, require the Issuer to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

The Credit Agreement and the Warehouse Credit Facility with Bank of America, N.A. provide that certain change of control events with respect to the Issuer would constitute a default thereunder. A default under the Credit Agreement or the Warehouse Credit Facility with Bank of America, N.A. may result in a default under the Indenture if the lenders accelerate the debt under the Credit Agreement or the Warehouse Credit Facility with Bank of America, N.A. Any future Credit Facilities or other agreements relating to Indebtedness to which the Issuer becomes a party may contain similar restrictions and provisions. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the Notes could cause a default under such Indebtedness, even if the Change of Control itself does not. Finally the Issuer’s ability to pay cash to the holders of the Notes, if required to do so, may be limited by its then existing financial resources.

If a Change of Control occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such a consent or refinance such borrowings, the Issuer will remain prohibited from purchasing Notes. In such case, the Issuer’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement and the Warehouse Credit Facility with Bank of America, N.A. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders. See ‘‘Risk Factors—Risk Factors Relating to the Notes and the Offering—We may be unable to make a change of control offer required by the indenture governing the notes, which would cause defaults under the indenture governing the notes and our other financing arrangements.’’

The provisions described above that require the Issuer to make an Offer to Purchase following a Change of Control will be applicable regardless of whether any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

A third party, instead of the Issuer, may make the Offer to Purchase in compliance with the requirements set forth in the Indenture and purchase all Notes properly tendered and not withdrawn.

In addition, the Issuer will not be obligated to make or consummate an Offer to Purchase if it has irrevocably elected to redeem all of the Notes under provisions described under ‘‘—Optional Redemption’’ and has not defaulted in its redemption obligations. Prior to the occurrence of a Change of Control, the provisions under the Indenture relating to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes then outstanding.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of ‘‘all or substantially all’’ of the properties or assets of the Issuer and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase ‘‘substantially all,’’ there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Payments for Consent

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Commission Reports and Reports to Holders

Whether or not the Issuer is then required to file reports with the Commission, the Issuer shall file with the Commission all such reports and other information as it would be required to file with the Commission by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto; provided that, if filing such documents by the Issuer with the Commission is not permitted under the Exchange Act, the Issuer shall provide such documents to the Trustee and upon written request supply copies of such documents to any holder or prospective holder. Upon request, the Issuer shall supply the Trustee and any holder or shall supply to the Trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information. In addition, the Issuer shall furnish to any holder and to any prospective investor, upon request, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act by Persons who are not ‘‘affiliates’’ under the Securities Act.

If the Issuer has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations,’’ of the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer.

Events of Default

Events of Default under the Indenture include the following:

(1) default in the payment of principal of, or premium, if any, on any Note when due and payable at maturity, upon acceleration, redemption or otherwise;

(2) default in the payment of interest or Additional Interest on any Note when due and payable, and such default continues for a period of 30 days;

(3) default in the performance or breach of the provisions of ‘‘—Consolidation, Merger and Sale of Assets’’ covenant or the failure by the Issuer to make or consummate an Offer to Purchase in accordance with the ‘‘—Limitations on Asset Sales’’ or ‘‘—Repurchase of Notes upon a Change of Control’’ covenants;

(4) default in the performance of or breach of any other covenant or agreement in the Indenture or under the Notes (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the holders of 25% or more in aggregate principal amount of the Notes;

(5) there occurs with respect to any issue or issues of Indebtedness of the Issuer or any of its Restricted Subsidiaries having an outstanding principal amount of $25 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,

(a)	an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity; or

(b)	the failure to make a principal payment at the final (but not any interim) fixed maturity;

(6) any final judgment or order (not covered by insurance) for the payment of money in excess of $25 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not covered by insurance):

(a)	shall be rendered against the Issuer or any Restricted Subsidiary and shall not be paid or discharged, and

(b)	there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $25 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(7) a court having jurisdiction in the premises enters a decree or order for:

(a)	relief in respect of the Issuer or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

(b)	appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of the Issuer or any Significant Subsidiary, or

(c)	the winding up or liquidation of the affairs of the Issuer or any Significant Subsidiary,

and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(8) the Issuer or any Significant Subsidiary:

(a)	commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law,

(b)	consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of the Issuer or any Significant Subsidiary, or

(c)	effects any general assignment for the benefit of its creditors.

If an Event of Default (other than an Event of Default specified in clause (7) or (8) above that occurs with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the holders), may, and the Trustee at the request of the holders of at least 25% in aggregate principal amount of the Notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. At any time after the Trustee or the holders have accelerated the Notes, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the Notes may, under certain circumstances, rescind and annul such acceleration.

If an Event of Default specified in clause (7) or (8) above occurs with respect to the Issuer, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in principal amount of the outstanding Notes by written notice to the Issuer and to the Trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(a)	all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest or Additional Interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, and

(b)	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

As to the waiver of defaults, see ‘‘—Modification and Waiver.’’

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (5) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (5) shall be remedied or cured by the Issuer or a Restricted Subsidiary of the Issuer or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgement or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

The holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. A holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1) the holder gives the Trustee written notice of a continuing Event of Default;

(2) the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such holder or holders offer the Trustee indemnity reasonably satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal of, premium, if any, or interest or Additional Interest on such Note or to bring suit for the enforcement of any such payment on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the holder.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Issuer with the intention of avoiding payment of the premium that the Issuer would have had to pay if the Issuer then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs during any time that the Notes are outstanding, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes, then the premium specified in the first paragraph of ‘‘—Optional Redemption’’ shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

The Indenture requires certain officers of the Issuer to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of the Issuer and its Restricted Subsidiaries and of their performance under the Indenture and that the Issuer has fulfilled all obligations thereunder, or, if there has been a default in fulfillment of any such obligation, specifying each such default and the nature and status thereof. Upon becoming aware of any Default or Event of Default, the Issuer will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

The Issuer will not merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Issuer unless:

(1) the Issuer shall be the continuing Person, or the Person formed by such consolidation or into which such Issuer is merged or that acquired or leased such property and assets of such Issuer shall be an entity (provided that if any successor person is not a corporation, there must also be a co-issuer of the Notes that is a corporation organized and existing under the laws of the United States of America or any state or jurisdiction thereof) organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of such Issuer on the Notes and under the Indenture;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction on a pro forma basis, the Issuer or any Person becoming the successor obligor of the Notes replacing the Issuer could Incur at least $1.00 of Indebtedness under paragraph (1) of the ‘‘—Limitation on Indebtedness’’ covenant; and

(4) the Issuer delivers to the Trustee an Officers’ Certificate (attaching the arithmetic computations to demonstrate compliance with clause (3)) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

provided that clause (3) above will not apply (x) if, in the good faith determination of the Board of Directors of the Issuer, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of domicile of the Issuer or (y) to any merger, consolidation or sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuer and any of its Restricted Subsidiaries; and provided, further, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

For purposes of the foregoing, the transfer (by lease, assignment, sale, or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Issuer, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

Upon any consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Issuer in accordance with the foregoing provisions, the successor Person formed by such consolidation or into which the Issuer is merged or to which such sale, assignment, transfer, conveyance or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if such successor initially had been named as the Issuer therein. When a successor assumes all the obligations of its predecessor under the Indenture and the Notes following a consolidation or merger, or any sale, assignment, transfer, conveyance or other disposition (other than by way of a lease) of all or substantially all of the assets of the predecessor in accordance with the foregoing provisions, the predecessor shall be released from those obligations.

Defeasance

Legal Defeasance

The Indenture provides that the Issuer will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other things: certain obligations to register the transfer or exchange of the Notes; to replace stolen, lost or mutilated Notes; to maintain paying agencies; and to hold monies for payment in trust) if, among other things,

(1) the Issuer has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes,

(2) the Issuer has delivered to the Trustee:

(A) either

(a)	an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Issuer’s exercise of the option under this ‘‘—Defeasance’’ provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required, or

(b)	a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel, and

(B) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, and

(3) immediately after giving effect to such deposit on a pro forma basis, no Event of Default shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound.

Defeasance of Certain Covenants and Certain Events of Default

The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clause (3) under ‘‘—Consolidation, Merger and Sale of Assets’’ and all the covenants described herein under ‘‘—Certain Covenants Applicable At All Times,’’ ‘‘—Certain Covenants That Will Cease to Apply During Suspension Period,’’ ‘‘—Repurchase of Notes upon a Change of Control’’ and ‘‘—Commission Reports and Reports to Holders’’ and clause (3) under ‘‘—Events of Default,’’ clause (4) under ‘‘—Events of Default’’ with respect to such other covenants described above and clauses (5) and (6) under ‘‘—Events of Default’’ shall be deemed not to be Events of Default upon, among other things:

(1) the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes,

(2) the satisfaction of the provisions described in clauses (2)(B), and (3) of the preceding paragraph titled ‘‘—Legal Defeasance,’’ and

(3) the delivery by the Issuer to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

The Issuer may exercise its full defeasance option, notwithstanding any prior exercise of its covenant defeasance option.

Defeasance and Certain Other Events of Default

In the event the Issuer exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, the Issuer will remain liable for such payments.

Modification and Waiver

Subject to certain limited exceptions provided in the following paragraph, modifications, supplements and amendments of the Indenture or the Notes may be made by the Issuer and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that no such modification or amendment may, without the consent of each holder affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2) reduce the principal amount of, or premium, if any, or interest or Additional Interest on, any Note;

(3) change the place of payment of principal of, or premium, if any, or interest or Additional Interest on, any Note;

(4) make any Note payable in money other than U.S. dollars;

(5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any Note;

(6) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest or Additional Interest on the Notes;

(7) following the occurrence of a Change of Control, amend, change, or modify in any respect the obligation of the Issuer to make and consummate an Offer to Purchase in the event of a Change of Control that has occurred or modify any of the provisions or definitions with respect thereto;

(8) alter the provisions relating to the redemption of the Notes at the option of the Issuer;

(9) make the Notes subordinated in right of payment to any other Indebtedness of the Issuer; or

(10) reduce the above-stated percentages of outstanding Notes the consent of whose holders is necessary to modify, amend or waive compliance with certain provisions of the Indenture.

Notwithstanding the preceding, without the consent of any holder of Notes, the Issuer and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Issuer’s or any Subsidiary Guarantor’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Subsidiary Guarantor’s assets;

(4) to add additional Subsidiary Guarantees with respect to the Notes;

(5) to secure the Notes;

(6) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not materially adversely affect the legal rights under the Indenture of any such holder;

(7) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to comply with the provisions described under the ‘‘—Limitation on Issuances of Guarantees by Restricted Subsidiaries’’ covenant;

(9) to evidence and provide for the acceptance of appointment by a successor Trustee; or

(10) to provide for the issuance of Additional Notes in accordance with the Indenture.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuer) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer is a party or by which the Issuer is bound;

(3) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(4) the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

No Personal Liability of Incorporators, Partners, Shareholders, Officers, Directors, or Employees

The Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, partner, shareholder, officer, director, employee or controlling person of the Issuer or of any successor Person thereof. Each holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

The Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference into the Indenture contain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry, Delivery and Form

Except as set forth below, the Exchange Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Exchange Notes will be issued at the closing of the exchange offer only against surrender of Original Notes.

The Exchange Notes initially will be represented by one or more Notes in registered, global form without interest coupons (the ‘‘Global Notes’’). On the date of the closing of the exchange offer, the Global Notes will be deposited with the Trustee as custodian for The Depository Trust Company (‘‘DTC’’), and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Unless definitive Exchange Notes are issued, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may be exchanged for Notes in certificated form. See ‘‘—Exchange of Global Notes for Certificated Notes.’’

Ownership of interests in the Global Note (‘‘Book-Entry Interests’’) will be limited to persons that have accounts with DTC, or persons that hold interests through such Participants (as defined below). Except under the limited circumstances described below, beneficial owners of Book-Entry Interests will not be entitled to physical delivery of Exchange Notes in definitive form.

Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC or DTC’s nominees and Participants. In addition while the Exchange Notes are in global form, holders of Book-Entry Interests will not be considered the owners or ‘‘holders’’ of Exchange Notes for any purpose. So long as the Exchange Notes are held in global form, DTC or its nominees will be considered the sole holders of the Global Note for all purposes under the Indenture. In addition, Participants must rely on the procedures of DTC and Indirect Participants (as defined below) must rely on the procedures of DTC and the Participants through which they own Book-Entry Interests to transfer their interests or to exercise any rights of holders under the Indenture. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change. Neither the Issuer nor the Trustee takes any responsibility for these operations and procedures and we urge investors to contact DTC or their Participants directly to discuss these matters.

DTC has advised the Issuer that DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities for its participating organizations (collectively, the ‘‘Participants’’) and facilitates the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The rules that apply to DTC and its Participants are on file with the SEC. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the ‘‘Indirect Participants’’). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Issuer that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants pursuant to the corresponding letters of transmittal with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

We understand that under existing industry practice, in the event that the Issuer requests any action of holders of Exchange Notes, or an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take the action and the Participants would authorize beneficial owners owning through the Participants to take the action or would otherwise act upon the instruction of the beneficial owners. Neither the Issuer nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some jurisdictions, including certain states of the United States, require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of themselves and Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge or transfer such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or ‘‘holders’’ thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Issuer and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, the Trustee nor any agent of the Issuer or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Issuer nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing DTC’s operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (‘‘Certificated Notes’’) if:

(1) DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Issuer fails to appoint a successor depositary;

(2) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised the Issuer that, in such event, under its current practices, DTC would notify its participants of the Issuer’s request, but will only withdraw beneficial interests from a Global Note at the request of each DTC participant); or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

The Issuer will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Issuer will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

Set forth below are definitions of certain terms contained in the Indenture that are used in this description. Please refer to the Indenture for the definition of other capitalized terms used in this description that are not defined below.

‘‘Additional Interest’’ means all additional interest owing on the Notes pursuant to the Registration Rights Agreement.

‘‘Adjusted Consolidated Net Income’’ means, for any period, the aggregate net income (or loss) before minority interests of the Issuer and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income, without duplication:

(1) the net income of any Person, other than a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any of its Restricted Subsidiaries by such Person during such period provided that the net income of an Unrestricted Subsidiary shall be excluded whether or not distributed to the Issuer or any of its Restricted Subsidiaries;

(2) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; it being understood that a provision in a financing arrangement requiring the repayment of all or a portion of such financing upon the occurrence of specified events will not trigger this clause (2);

(3) the net income (or loss) of any Person acquired during the specified period for any period prior to the date of such acquisition;

(4) any after-tax gains or losses (a) attributable to sales of assets outside the ordinary course of business of the Issuer or any of its Restricted Subsidiaries or (b) in connection with the disposition of any securities by the Issuer or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of the Issuer or any of its Restricted Subsidiaries;

(5) the cumulative effect of a change of accounting principles; and

(6) all extraordinary gains and extraordinary losses.

‘‘Adjusted Consolidated Net Tangible Assets’’ means the total amount of assets of the Issuer and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets excluding write-ups in connection with accounting for acquisitions in conformity with GAAP, after deducting from the total amount of assets:

(1) all liabilities of the Issuer and its Restricted Subsidiaries that are classified as current liabilities in accordance with GAAP, and

(2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles,

all as set forth on the most recent quarterly or annual consolidated balance sheet of the Issuer and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the Commission or provided to the trustee pursuant to the ‘‘Commission Reports and Reports to Holders’’ covenant.

‘‘Adjusted Total Assets’’ means the sum of:

(1) Total Assets for the Issuer as of the end of the fiscal quarter preceding the Transaction Date as set forth on the most recent quarterly or annual consolidated balance sheet of the Issuer and its Restricted Subsidiaries prepared in conformity with GAAP and filed with the Commission or provided to the Trustee pursuant to the ‘‘—Commission Reports and Reports to Holders’’ covenant, and

(2) any increase in Total Assets following the end of such quarter to the Transaction Date including, without limitation, any increase in Total Assets resulting from the application of the proceeds of any additional Indebtedness.

‘‘Affiliate’’ means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, ‘‘control’’ (including, with correlative meanings, the terms ‘‘controlling,’’ ‘‘controlled by’’ and ‘‘under common control with’’), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

‘‘Affiliate Transaction’’ has the meaning set forth in the ‘‘—Limitation on Transactions with Affiliates’’ covenant.

‘‘Asset Acquisition’’ means:

(1) an Investment by the Issuer or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with the Issuer or any of its Restricted Subsidiaries; provided that such Person’s primary business is a Related Business on the date of such Investment; or

(2) an acquisition by the Issuer or any of its Restricted Subsidiaries from any other Person of one or more real properties or all or substantially all of the assets that constitute a division or line of business of such Person; provided that the assets acquired are primarily useful in a Related Business on the date of such acquisition.

‘‘Asset Disposition’’ means the sale or other disposition by the Issuer or any of its Restricted Subsidiaries, other than to the Issuer or another of its Restricted Subsidiaries, of:

(1) all or substantially all of the Capital Stock of any Restricted Subsidiary, or

(2) one or more real properties or all or substantially all of the assets that constitute a division or line of business of the Issuer or any of its Restricted Subsidiaries.

‘‘Asset Sale’’ means any sale, transfer or other disposition, including by way of merger, consolidation or sale-leaseback transaction, in one transaction or a series of related transactions, by the Issuer or any of its Restricted Subsidiaries to any Person other than the Issuer or any of its Restricted Subsidiaries of:

(1) all or any of the Equity Interests of any Restricted Subsidiary;

(2) all or substantially all of the assets of a division or line of business, or one or more real properties, of the Issuer or any of its Restricted Subsidiaries; or

(3) any other property or assets of the Issuer or any of its Restricted Subsidiaries outside the ordinary course of business of the Issuer or such Restricted Subsidiary;

and, in each case, that is not governed by the ‘‘—Consolidation, Merger and Sale of Assets’’ covenant; provided that ‘‘Asset Sale’’ shall not include:

(a)	sales or other dispositions of inventory, receivables and other current assets;

(b)	sales or other dispositions of Temporary Cash Investments;

(c)	a Restricted Payment permitted by the ‘‘—Limitation on Restricted Payments’’ covenant or any Permitted Investment;

(d)	the creation of a Lien not prohibited by the Indenture;

(e)	any sale or disposition of property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of the Issuer or its Restricted Subsidiaries;

(f)	sales, transfers or other dispositions of assets or Equity Interests with a fair market value not in excess of $500,000 in any transaction or series of related transactions; or

(g)	leases of real estate assets in the ordinary course of business.

‘‘Attributable Debt’’ in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

‘‘Average Life’’ means at any date of determination with respect to any debt security, the quotient obtained by dividing:

(1) the sum of the products of:

(a)	the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security, and

(b)	the amount of such principal payment, by

(2) the sum of all such principal payments.

‘‘Board of Directors’’ means:

(1) with respect to a corporation, the board of directors of the corporation or, except in the context of the definition of ‘‘Change of Control’’, a duly authorized committee thereof;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

‘‘Board Resolution’’ means a resolution certified by the Secretary or an Assistant Secretary of the Issuer to have been duly adopted by the Board of Directors of the Issuer and to be in full force and effect on the date of such certification.

‘‘Business Day’’ means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York or the city in which the corporate trust office of the Trustee is located are authorized or obligated by law, regulation or executive order to close.

‘‘Capital Stock’’ means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

‘‘Capitalized Lease’’ means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

‘‘Capitalized Lease Obligations’’ means the discounted present value of the rental obligations under a Capitalized Lease as reflected on the balance sheet of such Person in accordance with GAAP.

‘‘Change of Control’’ means such time as:

(1) a ‘‘person’’ or ‘‘group’’ (as such terms are defined in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the ‘‘Exchange Act’’)) becomes the ultimate ‘‘beneficial owner’’ (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of the Issuer on a fully diluted basis;

(2) individuals who on the Closing Date constitute the Board of Directors of the Issuer (together with any new or replacement members of the Board of Directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Issuer’s shareholders was approved by a vote of at least a majority of the members of the Board of Directors then still in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was so approved) cease for any reason to constitute a majority of the members of the Board of Directors of the Issuer then in office;

(3) the Issuer’s merger or consolidation with or into another Person or the merger of another Person into the Issuer with the effect that immediately after that transaction the Issuer’s existing securityholders immediately before the transaction hold, directly or indirectly, less than 50% of the total voting power of Voting Stock of the Person surviving the merger or consolidation;

(4) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries to any ‘‘person’’ or ‘‘group’’ (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act, together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture); or

(5) the adoption of a plan relating to the liquidation or dissolution of the Issuer (whether or not otherwise in compliance with the provisions of the Indenture).

‘‘Closing Date’’ means March 23, 2005.

‘‘Code’’ means the Internal Revenue Code of 1986, as amended.

‘‘Commodity Agreement’’ means any commodity swap agreement, commodity option agreement, forward contract and other agreement or arrangement with respect to commodity prices.

‘‘Common Stock’’ means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of common stock.

‘‘Consolidated EBITDA’’ means, for any period, Adjusted Consolidated Net Income of the Issuer for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

(1) Consolidated Interest Expense of the Issuer and its Restricted Subsidiaries for such period,

(2) income taxes (other than income taxes (either positive or negative) attributable to extraordinary gains or losses and gains or losses or sales of assets outside the ordinary course of business),

(3) depreciation expense of the Issuer and its Restricted Subsidiaries,

(4) amortization expense (including amortization of intangibles, but excluding amortization of prepaid cash expenses that were paid in a prior period) of the Issuer and its Restricted Subsidiaries, and

(5) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made) of the Issuer and its Restricted Subsidiaries, less all non-cash items increasing Adjusted Consolidated Net Income (and excluding the impact of straight-lining rent) for such period, all as determined on a consolidated basis in conformity with GAAP.

Notwithstanding the preceding, the Consolidated Interest Expense of, income taxes of, depreciation expense of, and amortization expense of a Restricted Subsidiary of the Issuer shall be added to Adjusted Consolidated Net Income to compute Consolidated EBITDA of the Issuer (A) in the same proportion that the Adjusted Consolidated Net Income of such Restricted Subsidiary was added to compute such Adjusted Consolidated Net Income of the Issuer and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Issuer by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its shareholders; it being understood that a provision in a financing arrangement requiring the repayment of all or a portion of such financing upon the occurrence of specified events will not trigger this clause (B).

‘‘Consolidated Interest Expense’’ means, for any period, without duplication, the aggregate amount of:

(a) interest expense of the Issuer and its Restricted Subsidiaries during such period whether paid or accrued, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or due to be paid or to be accrued by the Issuer or any of its Restricted Subsidiaries, all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing and the net costs associated with Interest Rate Agreements; plus:

(b) capitalized interest and non-cash interest expense of the Issuer and its Restricted Subsidiaries during such period;

(c) any interest expense on Indebtedness of another Person that is Guaranteed by the Issuer or its Restricted Subsidiaries or secured by assets of the Issuer or any of its Restricted Subsidiaries; and

(d) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock of the Issuer or of Disqualified Stock or Preferred Stock of any of its Restricted Subsidiaries (in each case other than dividends on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Stock) or to the Issuer or a Restricted Subsidiary of the Issuer),

in each case as determined on a consolidated basis in conformity with GAAP; excluding the amount of such interest expense of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (2) of the definition thereof).

‘‘Credit Agreement’’ means (i) that certain Bridge Credit Agreement, dated as of February 25, 2005, by and among the Issuer, as Borrower, the Subsidiaries of the Issuer named therein from time to time party thereto, as Guarantors, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager and the other lenders named therein, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and (ii) the Credit Agreement to be entered into by and among the Issuer, as Borrower, the Subsidiaries of the Issuer to be named therein from time to time, as Guarantors, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender, Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager and the other lenders to be named therein, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.

‘‘Credit Facilities’’ means, one or more debt facilities (including, without limitation, the Credit Agreement, indentures or debt securities) or commercial paper facilities, in each case with banks or other institutional lenders, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or debt securities, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

‘‘Currency Agreement’’ means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

‘‘Default’’ means any event that is, or after notice or passage of time or both would be, an Event of Default.

‘‘Disqualified Stock’’ means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the ‘‘—Limitation on Restricted Payments’’ covenant. The term ‘‘Disqualified Stock’’ shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.

‘‘Equity Interests’’ means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

‘‘Equity Offering’’ means any public or private offering of Capital Stock (other than Disqualified Stock) of the Issuer.

‘‘Existing Investments’’ means Investments existing as of the Closing Date.

‘‘fair market value’’ means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors of the Issuer.

‘‘Funds From Operations’’ for any period means the consolidated net income (loss) of the Issuer and its Restricted Subsidiaries for such period in conformity with GAAP and without reduction for minority interests, excluding (a) the write-off of unamortized deferred financing fees, (b) prepayment fees, premiums and penalties to extinguish any debt, (c) gains or losses from sales of property (other than from sales of properties acquired with the initial intent to hold for sale), (d) non-cash asset impairment charges or provisions, (e) the principal component of any Capital Lease Obligations (as determined by GAAP) and (f) extraordinary items in accordance with and as defined by GAAP, plus depreciation and amortization of real property assets and after adjustments for unconsolidated partnerships and joint ventures (it being understood that the accounts of such Person’s Restricted Subsidiaries shall be consolidated only to the extent of such Person’s proportionate interest therein).

‘‘GAAP’’ means generally accepted accounting principles in the United States of America as in effect as of the Closing Date, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

‘‘Guarantee’’ means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise), or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term ‘‘Guarantee’’ shall not include endorsements for collection or deposit in the ordinary course of business. The term ‘‘Guarantee’’ used as a verb has a corresponding meaning.

‘‘Incur’’ means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for the payment of, contingently or otherwise, such Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person by the Issuer or a Restricted Subsidiary shall be deemed ‘‘Incurred’’ at the time such Person becomes a Restricted Subsidiary or at the time of such Asset Acquisition, as applicable.

‘‘Indebtedness’’ means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6), (7) or (8) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

(4) all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables to the extent not more than 90 days overdue (unless being contested in good faith);

(5) all Capitalized Lease Obligations and Attributable Debt;

(6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such amount at the date of determination and (B) the amount of such Indebtedness;

(7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8) all obligations under Currency Agreements, Interest Rate Agreements and Commodity Agreements;

(9) all Disqualified Stock, valued at the greater of its voluntary or involuntary maximum fixed repurchase price, plus accrued dividends; and

(10) in the case of a Subsidiary of such Person, all Preferred Stock, valued at the greater of its voluntary or involuntary maximum fixed repurchase price, plus accrued dividends.

The amount of indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to contingent obligations (including any Guarantees), the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, that:

(a)	the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP, and

(b)	Indebtedness shall not include any liability for federal, state, local or other taxes;

provided further that ‘‘Indebtedness’’ shall not include:

(i)	any liability in respect of performance, surety or appeal bonds provided in the ordinary course of business;

(ii)	any liability under Currency Agreements, Interest Rate Agreements and Commodity Agreements; provided that such agreements (i) are designed to protect the Issuer or any of its Restricted Subsidiaries against fluctuations in foreign currency exchange rates, interest rates or commodity prices and not for speculative purposes and (ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

(iii)	any liability arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), in a principal amount not to exceed the gross proceeds actually received by the Issuer and its Restricted Subsidiaries on a consolidated basis in connection with such disposition; or

(iv)	the endorsement of negotiable instruments by the Issuer or any Restricted Subsidiary for deposit or collection in the ordinary course of business;

provided further that (A) for purposes of determining the amount of Indebtedness, Secured Indebtedness and Subsidiary Indebtedness on a consolidated basis outstanding at any time for clauses (1) and (3) of the ‘‘—Limitation on Indebtedness’’ covenant, only the portion of any Warehouse Credit Facility or other Qualified Limited Recourse Debt as to which the Issuer or any of its Restricted Subsidiaries (other than the Subsidiary that is the primary obligor thereunder) provides credit support or is directly or indirectly liable as a guarantor will be deemed to be outstanding and (B) for purposes of determining the amount of Secured Indebtedness and Subsidiary Indebtedness, Liens securing the Notes and Guarantees of the Notes will not be taken into account.

‘‘Interest Coverage Ratio’’ means, on any Transaction Date, the ratio of:

(1) the aggregate amount of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the ‘‘—Commission Reports and Reports to Holders’’ covenant (‘‘Four Quarter Period’’) to

(2) the aggregate Consolidated Interest Expense of the Issuer and its Restricted Subsidiaries during such Four Quarter Period.

In making the foregoing calculation,

(1) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (‘‘Reference Period’’) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of the Issuer, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(2) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred or issued) computed on a pro forma basis and bearing a floating interest rate shall be computed, since the date of Incurrence, on an actual basis and, from the first day of the Four Quarter Period to the date of incurrence, as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for such entire period;

(3) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period and Consolidated EBITDA for such Reference Period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, provided that, if such Asset Acquisition relates to the purchase of one or more real properties and, in connection with such purchase, the Issuer or such Restricted Subsidiary enters into or assumes an effective and enforceable lease to rent space in such real property, Consolidated EBITDA for such Reference Period shall be calculated on a pro forma basis to give effect to the entering into or assumption of such lease; and

(4) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into the Issuer or any of its Restricted Subsidiaries during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions during such Reference Period had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions and had occurred on the first day of such Reference Period and Consolidated EBITDA for such Reference Period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, provided that, if such Asset Acquisition relates to the purchase of one or more real properties and, in connection with such purchase, the Issuer or such Restricted Subsidiary enters into or assumes an effective and enforceable lease to rent space in such real property, Consolidated EBITDA for such Reference Period shall be calculated on a pro forma basis to give effect to the entering into or assumption of such lease;

provided that to the extent that clause (3) or (4) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition or an asset acquisition or asset disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business, or one or more real properties, of the Person that is acquired or disposed of to the extent that such financial information is available.

‘‘Interest Rate Agreement’’ means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement with respect to interest rates.

‘‘Investment’’ in any Person means any direct or indirect loan or other extension of credit (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries), advance (excluding commission, payroll, travel and similar advances to officers and employees expected at the time of such advance to be treated as expenses in accordance with GAAP) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition for consideration of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, and shall include:

(1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary,

(2) the fair market value of the Capital Stock (or any other Investment) held by the Issuer or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary, such Investment being deemed to have been made at the time such Person has ceased to be a Restricted Subsidiary; and

(3) the fair market value of an Investment held by a Person acquired by the Issuer or any of its Restricted Subsidiaries, such Investment being deemed to have been made at the time of the acquisition of such Person.

provided that where the Issuer or any of its Restricted Subsidiaries contributes property or assets to any Person and receives cash or Temporary Cash Investments in connection therewith, the amount of the Investment shall be the fair market value of the property or assets contributed less the amount of such cash or Temporary Cash Investments;

For purposes of the definition of ‘‘Unrestricted Subsidiary’’ and the ‘‘Limitation on Restricted Payments’’ covenant described below:

(a)	‘‘Investment’’ shall include the fair market value of the assets (net of liabilities (other than liabilities to the Issuer or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary,

(b)	the fair market value of the assets (net of liabilities (other than liabilities to the Issuer or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments, and

(c)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

‘‘Investment Grade Status’’ means a rating of the Notes by both S&P and Moody’s, each such rating being in one of such agencies’ four highest generic rating categories that signify investment grade (i.e. BBB− (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody’s); provided, in each case, that such ratings are publicly available; provided, further, that in the event Moody’s or S&P is no longer in existence for purposes of determining whether the Notes are rated ‘‘Investment Grade Status,’’ such organization may be replaced by a nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) designated by the Issuer, notice of which shall be given to the Trustee.

‘‘Lien’’ means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

‘‘Moody’s’’ means Moody’s Investors Service, Inc. and its successors.

‘‘Net Cash Proceeds’’ means:

(1) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(a)	brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale,

(b)	provisions for all taxes actually paid or payable as a result of such Asset Sale by the Issuer and its Restricted Subsidiaries, taken as a whole,

(c)	payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale, and

(d)	amounts reserved by the Issuer and its Restricted Subsidiaries against any liabilities associated with such Asset Sale, including without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP, and

(2) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountant’s fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of tax paid or payable as a result thereof.

‘‘Net Lease Securitization Facility’’ means the indenture, by and among Net Lease Funding, 2005, LP, as issuer, MBIA Insurance Corporation, as insurer, and Wells Fargo Bank, N.A., as indenture trustee, dated as of March 4, 2005, as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time.

‘‘Offer to Purchase’’ means an offer to purchase Notes by the Issuer from the holders of Notes commenced by mailing a notice to the Trustee and each holder stating:

(1) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the ‘‘Payment Date’’);

(3) that any Note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless the Issuer defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that holders of Notes electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled ‘‘Option of the Holder to Elect Purchase’’ on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

(6) that holders of Notes will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes or portions thereof purchased; and

(7) that holders of Notes whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

On the Payment Date, the Issuer shall:

(a)	accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase;

(b)	deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and

(c)	promptly thereafter deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by the Issuer.

The Paying Agent shall promptly mail to the holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new Note equal in principal amount to any unpurchased portion of any Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof. The Issuer will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Issuer will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Issuer is required to repurchase Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture requiring the Offer to Purchase, the Issuer will comply with the applicable laws and regulations and will not be deemed to have breached its obligations under the Indenture by virtue of such compliance.

‘‘Offering Memorandum’’ means the offering memorandum, dated March 17, 2005, relating to the Issuer’s 7½% senior notes due 2015.

‘‘Officer’’ means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Senior Vice President, any Vice President or any Assistant Vice President of such Person.

‘‘Officers’ Certificate’’ means a certificate signed on behalf of the Issuer by at least two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements of the Indenture.

‘‘Opinion of Counsel’’ means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Issuer) that meets the requirements of the Indenture.

‘‘Pari Passu Indebtedness’’ means Indebtedness of the Issuer that is not subordinated to the Notes.

‘‘Permitted Investment’’ means:

(1) an Investment in the Issuer or any Restricted Subsidiary of the Issuer (other than any Warehouse Subsidiary) or a Person that will, upon the making of such investment, become a Restricted Subsidiary (other than a Warehouse Subsidiary) or be merged or consolidated with or into, or that will transfer or convey all or substantially all its assets to, the Issuer or any of its Restricted Subsidiaries (other than any Warehouse Subsidiary); provided that such Person’s primary business is a Related Business on the date of such Investment;

(2) Existing Investments (other than Investments in Warehouse Subsidiaries covered by clause (10) below);

(3) Temporary Cash Investments;

(4) Permitted Mortgage Investments in the ordinary course of business;

(5) Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent offering of, Equity Interests (other than Disqualified Stock) of the Issuer;

(6) Interest Rate Agreements, Currency Agreements and Commodity Agreements incurred for the purposes of fixing, hedging or swapping interest rate, foreign currency exchange rate or commodity price risk (or to reverse or amend any such agreements previously made for such purposes) and not for speculative purposes;

(7) any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(8) endorsements for collection or deposit arising in the ordinary course of business;

(9) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under ‘‘—Limitation on Asset Sales’’;

(10) Investments in Warehouse Subsidiaries or Securitization Entities in an aggregate amount (measured on the date each such Investment is made and without giving effect to subsequent changes in value) when taken together with all other Investments made pursuant to this clause (10) since the date of the Indenture not to exceed the sum of (x) the fair market value (as of the date of the Indenture) of all Investments by the Issuer or any Restricted Subsidiary in Warehouse Subsidiaries or Securitization Entities existing on the date of the Indenture, (y) $75.0 million and (z) to the extent that any Investment under subclause (x) or (y) is sold or otherwise liquidated for cash, the lesser of (i) the cash return of capital with respect to such Investment (less the cost of disposition, if any) and (ii) the initial amount of such Investment);

(11) Investments in Permitted Joint Ventures in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value) when taken together with all other Investments made pursuant to this clause (11) since the date of the Indenture not to exceed the greater of (x) $25.0 million and (y) 2.0% of Adjusted Total Assets; provided that at the time of, and after giving effect to, the proposed Investment, the Issuer could have Incurred at least $1.00 of Indebtedness under paragraph (1) of the ‘‘—Limitation on Indebtedness’’ covenant;

(12) other Investments in an aggregate amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value) when taken together with all other Investments made pursuant to this clause (12) since the date of the Indenture not to exceed $75.0 million;

(13) loans or advances to officers, directors and employees of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes of the Issuer and its Restricted Subsidiaries made in compliance with applicable law in an amount not to exceed $5.0 million in the aggregate at any one time outstanding; and

(14) Investments consisting of Standard Securitization Undertakings in a Securitization Entity in connection with a Qualified Securitization Transaction and customary advances to Securitization Entities provided that the Issuer’s or such Restricted Subsidiary’s entitlement to be repaid such advance has a priority senior to all obligations of such Securitization Entity with respect to any securities issued in connection with such Qualified Securitization Transactions.

‘‘Permitted Joint Venture’’ means a Person (other than a Subsidiary) in which the Issuer or any Restricted Subsidiary has an Investment; provided that:

(a)	such Person’s primary business is a Related Business on the date of such Investment; and

(b)	the Issuer or one or more of its Restricted Subsidiaries participate in the management of such Person, as a general partner, member of such Person’s governing board or otherwise.

‘‘Permitted Mortgage Investments’’ means any Investment in a secured note, mortgage, deed of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivative or other debt instruments, so long as such investment relates directly or indirectly to real property that constitutes or is used as a restaurant or other property customarily constituting an asset of a real estate investment trust specializing in retail real estate properties.

‘‘Permitted REIT Distribution’’ means, so long as the Issuer believes in good faith after reasonable diligence that the Issuer qualifies as a real estate investment trust under the Code, the distribution or dividend by the Issuer of an amount equal to the greater of:

(a)	the amount which is necessary for the Issuer to maintain its status as a real estate investment trust under the Code; and

(b)	95% of the aggregate amount of the Funds From Operations (determined by excluding income resulting from transfers of assets by the Issuer or any of its Restricted Subsidiaries to an Unrestricted Subsidiary) for the then most recent four fiscal quarters preceding the Transaction Date for which reports have been filed with the Commission or provided to the Trustee pursuant to the ‘‘—Commission Reports and Reports to Holders’’ covenant (or, if shorter than four fiscal quarters, the period from the Closing Date to the Transaction Date), less the amount of all other Permitted REIT Distributions declared or made during such four fiscal quarter period (or, if applicable, during such shorter period from the Closing Date to the Transaction Date); provided that, after giving effect to such distribution or dividend (i) the aggregate principal amount of outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP would be less than 80% of Adjusted Total Assets and (ii) no Default or Event of Default shall have occurred and be continuing.

‘‘Person’’ means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality or other entity, enterprise, authority or business organization.

‘‘Preferred Stock’’ means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, of such Person’s preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

‘‘Qualified Limited Recourse Debt’’ means Indebtedness (other than Indebtedness incurred in connection with any Qualified Securitization Transaction):

(1) as to which neither the Issuer nor any of its Restricted Subsidiaries (other than a Warehouse Subsidiary) (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than (x) a pledge of the Equity Interests of the Subsidiary that is the primary obligor thereunder and (y) credit support with respect to an amount not to exceed 10% of the principal amount of such Indebtedness, (ii) is directly or indirectly liable as a guarantor or otherwise (other than liability with respect to an amount not to exceed 10% of the principal amount of such Indebtedness), or (iii) constitutes the lender; and

(2) as to which either (i) the explicit terms provide that there is no recourse against any of the assets of the Issuer or any Restricted Subsidiary thereof (other than a Warehouse Subsidiary), except to the extent permitted by clause (1) above, or (ii) the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Issuer or any of its Restricted Subsidiaries (other than a Warehouse Subsidiary), except to the extent permitted by clause (1) above.

‘‘Qualified Securitization Transaction’’ means any transaction or series of transactions entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to a Securitization Entity, or grants any security interest in, any lease, secured loan or note, mortgage, deed of trust, collateralized mortgage obligation, commercial mortgage-backed security, other secured debt security, secured debt derivative or other debt instruments, so long as such instrument relates directly or indirectly to real property that constitutes or is used as a restaurant or other property customarily constituting an asset of a real estate investment trust (whether now existing or arising in the future) of the Issuer or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such instruments, all contracts and all guarantees or other obligations in respect of such instruments, proceeds of such instruments and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with securitization transactions involving such instruments and pursuant to which such Securitization Entity may sell, convey, transfer or grant a security interest in or Lien against such instruments, or interests therein, and related assets to any Person other than an Affiliate of the Issuer.

‘‘Registration Rights Agreement’’ means the Registration Rights Agreement, to be dated the date of the Indenture, among the Issuer and the initial purchasers party thereto, and, with respect to any Additional Notes, one or more registration rights agreements entered into in connection therewith.

‘‘Related Business’’ means, as of any date, a business that is related, ancillary, incidental or complementary to the business of the Issuer or any of its Restricted Subsidiaries on such date and includes, without limitation, any investment in real estate.

‘‘Replacement Assets’’ means property or assets (excluding current assets other than real properties), including Permitted Mortgage Investments, of a nature or type (or in Capital Stock of a Person that becomes a Restricted Subsidiary (other than a Warehouse Subsidiary) or a Permitted Joint Venture having property and assets of a nature or type) useful in a Related Business.

‘‘Restricted Subsidiary’’ means any Subsidiary of the Issuer other than an Unrestricted Subsidiary.

‘‘Sale and Leaseback Transaction’’ means, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

‘‘Secured Indebtedness’’ means any Indebtedness (including Indebtedness under the Credit Agreement) secured by a Lien upon all or any portion of the property or assets of the Issuer or any of its Restricted Subsidiaries.

‘‘Securitization Entity’’ means:

(1) a Securitization Subsidiary; and

(2) any other Person that engages in no activities other than in connection with a Qualified Securitization Transaction (1) no portion of the Indebtedness or any other obligations, contingent or otherwise, of which (a) is guaranteed by the Issuer or any Restricted Subsidiary, excluding Standard Securitization Undertakings, (b) is recourse to or obligates the Issuer or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any property or asset of the Issuer or any Restricted Subsidiary, other than assets as provided in the definition of ‘‘Qualified Securitization Transaction,’’ directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (2) with which neither the Issuer nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms not materially less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing the instruments held by such Securitization Subsidiaries and (3) with which neither the Issuer nor any Restricted Subsidiary has any obligation to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve specified levels of operating results.

‘‘Securitization Subsidiary’’ means a Subsidiary of the Issuer that engages in no activities other than in connection with a Qualified Securitization Transaction and which is designated by the Board of Directors of the Issuer as a Securitization Subsidiary (1) no portion of the Indebtedness or any other obligations, contingent or otherwise, of which (a) is guaranteed by the Issuer or any Restricted Subsidiary, excluding Standard Securitization Undertakings, (b) is recourse to or obligates the Issuer or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings or (c) subjects any property or asset of the Issuer or any Restricted Subsidiary directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (2) with which neither the Issuer nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms not materially less favorable to the Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Issuer, other than fees payable in the ordinary course of business in connection with servicing the assets held by such Person and advances made on customary terms and (3) with which neither the Issuer nor any Restricted Subsidiary has any obligation to maintain or preserve such Person’s financial condition or to cause such Person to achieve specified levels of operating results.

‘‘Series A Preferred Stock’’ means the $1.93 Series A Cumulative Convertible Preferred Stock, par value $0.001 per share, of the Issuer, as in effect on the Closing Date.

‘‘Series B Preferred Stock’’ means the 8% Series B Convertible Preferred Stock, par value $0.001 per share, of USRP, as in effect on the Closing Date.

‘‘Series C Preferred Stock’’ means the 7.5% Series C Redeemable Convertible Preferred Stock, par value $0.001 per share, of the Issuer, as in effect on the Closing Date.

‘‘Significant Subsidiary’’ means, any Subsidiary of the Issuer that would be a ‘‘significant subsidiary’’ as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

‘‘S&P’’ means Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc., and its successors.

‘‘Standard Securitization Undertakings’’ means representations, warranties, covenants and indemnities entered into by the Issuer or any Restricted Subsidiary which, in the good faith judgment of the Board of Directors of the Issuer, are reasonably customary in securitization transactions.

‘‘Stated Maturity’’ means:

(1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable, and

(2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

‘‘Subsidiary’’ means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

‘‘Subsidiary Indebtedness’’ means all unsecured Indebtedness of which a Restricted Subsidiary is an obligor.

‘‘Subsidiary Guarantee’’ means a Guarantee by a Subsidiary Guarantor for payment of the Notes by such Subsidiary Guarantor.

‘‘Subsidiary Guarantor’’ means each Person that issues a Subsidiary Guarantee under the Indenture until released in accordance with the terms of the Indenture.

‘‘Temporary Cash Investment’’ means any of the following:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition,

(2) time deposits accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50 million and has outstanding debt which is rated ‘‘A’’ (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above,

(4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Issuer) organized and in existence under the laws of the United States of America or any state of the United States of America with a rating at the time as of which any investment therein is made of (a) ‘‘P-1’’ (or higher) according to Moody’s or ‘‘A-1’’ (or higher) according to S&P or (b) provided that the commercial paper described in this clause (b) does not represent in excess of 30% of all Temporary Cash Investments at any time outstanding, ‘‘P-2’’ according to Moody’s or ‘‘A-2’’ according to S&P, and

(5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least ‘‘A’’ by S&P or Moody’s.

‘‘Total Assets’’ means the sum of:

(1) Undepreciated Real Estate Assets, and

(2) all other assets (but excluding intangibles and accounts receivables) of the Issuer and its Restricted Subsidiaries on a consolidated basis determined in conformity with GAAP.

‘‘Trade Payables’’ means, with respect to any Person, any accounts payable or any other Indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

‘‘Transactions’’ has the meaning set forth in the Offering Memorandum, including (a) the transactions contemplated under the Agreement and Plan of Merger, dated as of August 9, 2004, by and between CNL Restaurant Properties, Inc., a Maryland corporation, and USRP, (b) the transactions contemplated under each Agreement and Plan of Merger, dated as of August 9, 2004, by and among USRP, Ivanhoe Acquisition, LLC, a Maryland limited liability company, and each of the 18 Income Funds, and (c) the financing transactions in connection with the consummation of the transactions in clauses (a) and (b) of this definition including, without limitation, the issuance of the Notes in this offering and the Issuer entering into each of the Credit Agreement and the Net Lease Securitization Facility.

‘‘Transaction Date’’ means, with respect to the Incurrence of any Indebtedness by the Issuer or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment or Investment, the date such Restricted Payment or Investment is to be made and, with respect to any Asset Acquisition or Asset Disposition, the date of consummation thereof.

‘‘Undepreciated Real Estate Assets’’ means, as of any date, the cost (being the original cost to the Issuer or any of its Restricted Subsidiaries plus capital improvements) of real estate assets of the Issuer and its Restricted Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in conformity with GAAP.

‘‘Unrestricted Subsidiary’’ means

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Issuer or any of its Restricted Subsidiaries; provided that:

(a)	any Guarantee by the Issuer or any of its Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated shall be deemed an ‘‘Incurrence’’ of such Indebtedness and an ‘‘Investment’’ by the Issuer or such Restricted Subsidiary (or both, if applicable) at the time of such designation;

(b)	if applicable, the incurrence of Indebtedness and the Investment referred to paragraph (a) of this proviso would be permitted under the ‘‘—Limitation on Indebtedness’’ and ‘‘—Limitation on Restricted Payments’’ covenants; and

(c)	either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the ‘‘—Limitation on Restricted Payments’’ covenant.

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(x)	no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(y)	all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred or made at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred or made) for all purposes of the Indenture.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

‘‘U.S. Government Obligations’’ means direct obligations of, obligations guaranteed by, or participations in pools consisting solely of obligations of or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States of America is pledged and that are not callable or redeemable at the option of the issuer thereof.

‘‘USRP’’ means U.S. Restaurant Properties, Inc., a Maryland corporation.

‘‘Voting Stock’’ means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

‘‘Warehouse Credit Facilities’’ means, collectively, the Second Amended and Restated Master Repurchase Agreement, dated as of November 8, 2002, as amended, by and among CNL Financial VII, LP, as Seller, CNL Restaurant Capital, LP (f/k/a CNL Franchise Network, LP), as Originator and Bank of America, N.A., as Buyer, providing for up to $160.0 million in borrowings; the Interim Wholesale Mortgage Warehouse and Security Agreement, dated as of March 26, 2001, as amended, by and among CNL Financial VIII, LP, as Borrower, CNL Restaurant Capital, LP (f/k/a CNL Franchise Network, LP) and CNL Financial Services, LP, as Credit Parties and Credit Suisse First Boston, New York Branch, as Lender for up to $100.0 million in borrowings; and the Loan and Security Agreement, dated as of June 14, 2002 by and among CNL Financial IX, LP, as Borrower, Nieuw Amsterdam Receivables Corporation, as Lender, CNL Financial Services, LP, as Servicer, Wells Fargo Bank, N.A. (f/k/a Wells Fargo Bank Minnesota, N.A.), as Custodian and Cooperatieve Centrale Raiffeisen-Boerenleenbank, B.A., ‘‘Rabobank International’’, New York Branch, as Administrative Agent initially providing for up to $207.3 million in borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise; provided that any such amendment, restatement, modification, renewal, refunding, replacement or refinancing constitutes Qualified Limited Recourse Debt.

‘‘Warehouse Subsidiary’’ means any Restricted Subsidiary that is, or is created for the purposes of becoming, an obligor under any Warehouse Credit Facility or Qualified Limited Recourse Debt or any Restricted Subsidiary that only owns property purchased with the proceeds of any Warehouse Credit Facility or Qualified Limited Recourse Debt (and related assets) and provides credit support (including any direct or indirect pledge of the property purchased or any Indebtedness of the property purchased secured by such property) for such Warehouse Credit Facility or Qualified Limited Recourse Debt.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

Any discussion of tax issues set forth in this prospectus was written in connection with the promotion and marketing of the transactions described in this prospectus. Such discussion was not intended or written to be used, and it cannot be used, by any person for the purpose of avoiding any tax penalties that may be imposed on such person. Each investor should seek advice based on its particular circumstances from an independent tax advisor.

The following is a general discussion of material U.S. federal income and, in the case of Non-U.S. Holders (as defined below), estate tax considerations of the acquisition, ownership, and disposition of the notes by a holder that acquired the notes on original issuance for cash at the initial offering price. The discussion is based on the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the ‘‘IRS’’) and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to persons who will hold the notes as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This summary does not address all of the tax consequences that may be relevant to a particular holder or to holders that may be subject to special treatment under U.S. federal income tax laws (such as financial institutions, tax-exempt organizations, real estate investment companies, regulated investment companies, insurance companies, and broker dealers), persons that are or will hold the notes through a pass-through entity, persons that will hold the notes as part of a straddle, hedge or synthetic security transaction for U.S. federal income tax purposes or U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar. No ruling has been or will be sought from the IRS regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Prospective investors are urged to consult their own tax advisors as to the U.S. federal income tax consequences of acquiring, holding and disposing of the Notes, as well as the effects of state, local and non-U.S. tax laws.

For purposes of this discussion, a U.S. person means any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation, partnership or other entity created or organized under the laws of the United States, any of its states or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a U.S. court and which has one or more U.S. fiduciaries who have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, the term ‘‘U.S. Holder’’ means a beneficial owner of the notes that is a U.S. person, and the term ‘‘Non-U.S. Holder’’ means a beneficial owner of the notes that is not a U.S. person.

If a partnership (including any entity treated as a pass-through entity for U.S. federal income tax purposes) holds the notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding the notes, we suggest that you consult your tax advisor.

Tax Consequences to U.S. Holders

The following discussion is limited to the material U.S. federal income tax consequences relevant to U.S. Holders. Material U.S. federal income tax consequences relevant to Non-U.S. Holders are discussed separately below.

The Exchange of Original Notes for Exchange Notes

The exchange of original notes for exchange notes by U.S. Holders will not be a taxable exchange for U.S. federal income tax purposes, and U.S. Holders will not recognize any taxable gain or loss as a result of such exchange.

Payments of Interest

Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

The notes provide for the payment of additional interest under certain circumstances described under ‘‘The Exchange Offer; Additional Interest.’’ The notes may be subject to Treasury Regulations applicable to debt instruments that provide for one or more contingent payments. Under such Treasury Regulations, if the payment of additional interest on the notes is, as of the issue date, either a ‘‘remote’’ or ‘‘incidental’’ contingency, the payment of additional interest, if any, would not be considered a contingent payment and such additional interest would generally be included in income in the same manner as stated interest, as described above. We believe that the likelihood that additional interest will become payable due to a failure to register the notes is remote. Accordingly, we intend to take the position that if such additional interest becomes payable, such amounts will be taxable to a U.S. holder as ordinary interest income in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes. Our determination that such payments are a remote or incidental contingency for these purposes is binding on a U.S. holder unless such U.S. holder discloses to the IRS that it is taking a contrary position. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on the notes in excess of stated interest regardless of the U.S. Holder’s regular method of accounting, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. The remainder of this discussion assumes that our determination is correct.

Bond Premium

If a U.S. Holder purchases a note at a price in excess of the amount payable at maturity, the U.S. Holder generally may elect to amortize the excess, or bond premium, over the remaining term of the note on a constant yield method as an offset to interest. If a U.S. Holder elects to amortize bond premium, the amortized bond premium will reduce such holder’s basis in the note. If the U.S. Holder does not elect to amortize bond premium, that premium will decrease the gain or increase the loss such holder would otherwise recognize on disposition of a note. An election to amortize bond premium on a constant yield method will also apply to all debt instruments the U.S. Holder holds or subsequently acquires during or after the taxable year to which the election applies. The election may not be revoked without the consent of the IRS.

Disposition of Notes

A sale, redemption or other taxable disposition of a note generally will result in capital gain or loss equal to the difference between the amount of cash and fair market value of other property received for the note and the U.S. Holder’s adjusted tax basis in the note (except to the extent that such cash or other property is attributable to the payment of accrued and unpaid interest not previously included in gross income, which amount will be taxable as ordinary income). The U.S. Holder’s tax basis for a note generally will be the purchase price for the note reduced (but not below zero) by any amortized bond premium. Capital gain or loss recognized on the sale, redemption or other taxable disposition of a note held for more than one year will be long-term capital gain or loss. Under current U.S. federal income tax law, long-term capital gains of certain noncorporate taxpayers (including individuals) may be taxed at preferential rates. Certain limitations apply to the deductibility of capital losses.

An exchange of the notes for registered notes pursuant to the exchange offer described under ‘‘The Exchange Offer—Additional Interest’’ is not anticipated to be a taxable event for U.S. federal income tax purposes. A U.S. Holder that exchanges an offered note for an exchange note will have a holding period in the exchange note that includes the holding period for the offered note, and such U.S. Holder’s adjusted tax basis in the exchange note will be the same as such U.S. Holder’s adjusted tax basis in the offered note (determined immediately before the exchange).

Information Reporting and Backup Withholding

A U.S. Holder of a note may be subject, under certain circumstances, to information reporting and ‘‘backup withholding’’ with respect to certain ‘‘reportable payments,’’ including interest payments and, under certain circumstances, principal payments on and gross proceeds from the disposition of a note. The backup withholding rules apply if the U.S. Holder, among other things, (i) fails to properly furnish its social security number or other taxpayer identification number (‘‘TIN’’), (ii) furnishes an incorrect TIN, (iii) fails to properly report the receipt of interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding. A U.S. Holder who does not provide us with its correct TIN also may be subject to penalties imposed by the IRS. Backup withholding will not apply with respect to payments made to certain U.S. Holders, including corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. To the extent required by law, we will report annually to the IRS and to each U.S. Holder of a note the amount of any reportable payments and the amount, if any, of tax withheld with respect to such payments.

Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules will be allowed as a refund or a credit against such U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed and certain information is provided to the IRS.

Tax Consequences to Non-U.S. Holders

The following discussion is limited to the material U.S. federal income tax consequences relevant to Non-U.S. Holders. The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. This section is only a summary of such rules. We urge Non-U.S. Holders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our securities, including any reporting requirements.

U.S. Federal Withholding Tax

Subject to the discussion below concerning information reporting and backup withholding, payments of interest on a note to any Non-U.S. Holder will qualify for the ‘‘portfolio interest exemption’’ and therefore will not be subject to U.S. federal income tax or withholding tax, provided that all of the following are true:

•	the interest is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation to which we are a related person for U.S. federal income tax purposes;

•	the Non-U.S. Holder is not a bank with respect to which the receipt of interest on the notes is described in Section 881(c)(3)(A) of the Internal Revenue Code; and

•	the Non-U.S. Holder certifies, on Form W-8BEN (or a permissible substitute) under penalties of perjury, that it is a Non-U.S. Holder and provides its name and address.

In addition, payments of principal and interest on a note to any Non-U.S. Holder generally will not be subject to withholding of U.S. federal income tax if the holder holds its notes directly through a ‘‘qualified intermediary,’’ and the qualified intermediary has sufficient information in its files indicating that the holder is not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or a non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

Interest paid to a Non-U.S. Holder that does not qualify for the above exemption from withholding tax will generally be subject to U.S. federal withholding tax at the rate of 30%, unless the Non-U.S. Holder of the note provides us with a properly executed:

•	IRS Form W-8BEN (or a permissible substitute) claiming an exemption from (or reduction in) withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI stating that the interest paid on the note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. If, however, the interest is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, the interest will be subject to the U.S. federal income tax imposed on net income on the same basis as applies to U.S. persons generally and, for corporate holders and under certain circumstances, also the branch profits tax.

Even if a Non-U.S. Holder qualifies for one of the above exemptions, interest paid to it will be subject to withholding tax under any of the following circumstances:

•	the withholding agent or an intermediary knows or has reason to know that the Non-U.S. Holder is not entitled to an exemption from withholding tax;

•	the IRS notifies the withholding agent that information that the Non-U.S. Holder or an intermediary provided concerning the Non-U.S. Holder’s status is false; or

•	an intermediary through which the Non-U.S. Holder holds the notes fails to comply with the procedures necessary to avoid withholding taxes on the notes. In particular, an intermediary is generally required to forward a copy of the Non-U.S. Holder’s Form W-8BEN (or other documentary information concerning its status) to the withholding agent for the notes. However, if a Non-U.S. Holder holds its notes through a qualified intermediary, or if there is a qualified intermediary in the chain of title between the Non-U.S. Holder and the withholding agent for the notes, the qualified intermediary is not required generally to forward this information to the withholding agent.

Non-U.S. Holders should consult any applicable income tax treaties, which may provide for exemption from or reduction in U.S. withholding and for other rules different from those described above.

Disposition of Notes

Subject to the discussion below concerning information reporting and backup withholding, any gain realized by a Non-U.S. Holder on the sale, redemption or other disposition of a note generally will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States, (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

Information Reporting And Backup Withholding

Payments of principal and interest made in respect of notes held by a Non-U.S. Holder generally will not be subject to information reporting and backup withholding if the holder properly certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. A Non-U.S. Holder generally will provide such information (and other required certifications) on IRS Form W-8BEN. However, the exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the Non-U.S. Holder should be subject to the usual information reporting or backup withholding rules.

The payment of the proceeds to a Non-U.S. Holder of the sale or other taxable disposition of a note by or through the U.S. office of a broker is subject to information reporting and backup withholding unless the Non-U.S. Holder properly certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also generally apply to payments of proceeds of sales or other taxable dispositions of notes by or through non-U.S. offices of U.S. brokers or by or through non-U.S. brokers with certain types of relationships to the United States unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a U.S. person and such broker has no actual knowledge or reason to know to the contrary or the Non-U.S. Holder otherwise establishes an exemption. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a sale or other taxable disposition of a note by or through a foreign office of a foreign broker not subject to the preceding sentence.

Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite procedures are followed and certain information is provided to the IRS.

Treatment of the Notes for U.S. Federal Estate Tax Purposes

Notes held by an individual who is a Non-U.S. Holder at the time of his or her death generally will not be subject to U.S. federal estate tax provided that, at the time of death, the Non-U.S. Holder is exempt from withholding of U.S. federal income tax under the rules described above.

Taxation of the Company

General. We operate in a manner intended to preserve our status as a REIT. USRP had elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code for federal income tax purposes commencing with its taxable year ended December 31, 1997. CNLRP had elected to be treated as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 1995. Each of USRP and CNLRP had been organized and had operated in a manner intended to qualify it for taxation as a REIT under the Internal Revenue Code. There can be no assurance, however, that the REIT requirements will be met in the future.

The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results, asset diversification, distribution levels, and diversity of stock ownership. While it is expected that we will satisfy these tests, and we will use our best efforts to do so, we may not qualify as a REIT for any particular year, or the applicable law may change and adversely affect us. See ‘‘—Failure to Qualify as a REIT.’’ The following is a summary of the material federal income tax considerations affecting us as a REIT. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and regulations.

Taxation as a REIT. As a REIT, we generally will not be subject to corporate income tax to the extent we currently distribute our REIT taxable income to our stockholders. This treatment effectively eliminates the ‘‘double taxation’’ imposed on investments in most C corporations. Double taxation refers to taxation that occurs once at the corporate level when income is earned and once again at the stockholder level when that income is distributed. We generally will be taxed only on the portion of our taxable income that we retain, which will include any undistributed net capital gain, because we will be entitled to a deduction for dividends paid to stockholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent that class is entitled to a preference. It is not anticipated that we will pay any preferential dividends. Because excess stock will represent a separate class of outstanding shares, the fact that those shares will not be entitled to dividends should not adversely affect our ability to deduct its dividend payments. Notwithstanding that we are a REIT, our taxable REIT subsidiary is taxable and does in fact pay corporate income taxes on its earnings.

Even as a REIT, we will be subject to tax in the following circumstances:

(1)	we would be subject to tax on any income or gain from property acquired through foreclosure at the highest corporate rate (currently 35%);

(2)	a confiscatory tax of 100% applies to any net income from prohibited transactions;

(3)	if we fail to meet either the 75% or 95% gross income tests described above, but still qualify for REIT status under the reasonable cause exception to those tests, a 100% tax would be imposed equal to the amount obtained by multiplying (a) the greater of the amount, if any, by which we failed either the 75% gross income test or the 95% gross income test times (b) a fraction intended to reflect our profitability;

(4)	if we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test;

(5)	if we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements;

(6)	we will be subject to the alternative minimum tax on items of tax preference, excluding items specifically allocable to our stockholders;

(7)	if we should fail to distribute with respect to each calendar year at least the sum of (a) 85% of our REIT ordinary income for that year, (b) 95% of our REIT capital gain net income for that year, and (c) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed;

(8)	we also may be taxed at the highest regular corporate tax rate on any built-in gain attributable to assets that we acquire in specific tax-free corporate transactions, to the extent the gain is recognized during the first ten years after we acquire those assets. Built-in gain is the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the beginning of the ten-year recognition period; and

(9)	we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

(10)	Our taxable REIT subsidiary will pay tax at regular corporate rates on their taxable income. Any taxable dividends paid to us from our taxable REIT subsidiary will be included in our REIT taxable income.

(11)	We will be required to pay a tax equal to 100% of ‘‘redetermined rents,’’ ‘‘redetermined deductions’’ and ‘‘excess interest’’. Redetermined rents are generally rents from real property that would otherwise be reduced on distribution, apportionment or allocation to clearly reflect income as a result of services furnished or rendered by our taxable REIT subsidiary to our tenants. There are a number of exceptions with regard to redetermined rents, which are summarized below.

•	Redetermined rents do not include de minimis payments received by us with respect to non-customary services rendered to our tenants that do not exceed 1% of all amounts received by us with respect to the property.

•	The redetermined rent provisions do not apply with respect to any services rendered by our taxable REIT subsidiary to our tenants, as long as the taxable REIT subsidiary renders a significant amount of similar services to persons other than us or our tenants and who are unrelated to us or the taxable REIT subsidiary or our tenants, and the charge for these services is substantially comparable to the charge for similar services rendered to such unrelated persons.

•	The redetermined rent provisions do not apply to any services rendered by our taxable REIT subsidiary to our tenants if the rents paid by tenants leasing at least 25% of the net leasable space in the property who are not receiving such services are substantially comparable to the rents paid by tenants leasing comparable space who are receiving the services, and the charge for the services is separately stated.

•	The redetermined rent provisions do not apply to any services rendered by our taxable REIT subsidiary to our tenants if the gross income of the taxable REIT subsidiary from these services is at least 150% of the taxable REIT subsidiary’s direct cost of rendering the services.

•	The Treasury Secretary has the power to waive the tax that would otherwise be imposed on redetermined rents if we establish to the satisfaction of the Treasury Secretary that rents charged to tenants were established on an arms’ length basis even though a taxable REIT subsidiary provided services to the tenants.

Redetermined deductions are deductions, other than redetermined rents, of our taxable REIT subsidiary if the amount of these deductions would be decreased on distribution, apportionment or allocation to clearly reflect income between the taxable REIT subsidiary and us. Excess interest means any deductions for interest payments made by our taxable REIT subsidiary to us to the extent that the interest payments exceed a commercially reasonable rate of interest.

REIT Qualification. We must be organized as an entity that would, if we do not maintain our REIT status, be taxable as a regular corporation. We cannot be a financial institution or an insurance company. We must be managed by one or more directors. Our taxable year must be the calendar year. Beneficial ownership must be evidenced by transferable shares. Our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. Not more than 50% of the value of the shares of our capital stock may be held, directly or indirectly, applying the applicable constructive ownership rules of the Internal Revenue Code, by five or fewer individuals at any time during the last half of each of our taxable years (the ‘‘5/50 rule’’). We must also meet other tests, described below, regarding the nature of our income and assets and the amount of our distributions.

Our outstanding capital stock is owned by a sufficient number of investors and in appropriate proportions to permit us to satisfy the stock ownership requirements described above. To protect against violations of these stock ownership requirements, our articles of incorporation provide that, with certain exceptions, no person is permitted to own, applying constructive ownership tests set forth in the Internal Revenue Code, more than 9.8% of our outstanding common stock or 9.8% of any class of our outstanding preferred stock. The articles of incorporation permit the board of directors to waive this ownership limitation to permit greater percentage ownership if it determines such larger percentages will not jeopardize our REIT status. In addition, the articles of incorporation contain restrictions on transfers of capital stock, as well as provisions that automatically convert shares of stock into excess stock to the extent that the ownership otherwise might jeopardize our REIT status. These restrictions, however, may not ensure that the stock ownership requirements will be satisfied in all cases. If we fail to satisfy these stock ownership requirements, our status as a REIT may terminate. See the section below entitled ‘‘—Failure to Qualify as a REIT.’’ However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the 5/50 rule described above, we will be treated as having met this requirement. To monitor our compliance with the share ownership requirements, we will be required to and will maintain records disclosing the actual ownership of shares of common stock. In addition, we may qualify for relief under certain other provisions. See the section below entitled ‘‘—Relief from Certain Failures of the REIT Qualification Requirements.’’

It is expected that we will satisfy each of the requirements discussed above. It also is expected that we will satisfy the requirements that are separately described below concerning the nature and amounts of our income and assets and the levels of required annual distributions.

Sources of Gross Income. In order to qualify as a REIT for a particular year, we also must meet two tests governing the sources of its income—a 75% gross income test and a 95% gross income test. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments.

The Internal Revenue Code allows a REIT to own and operate a number of its properties through wholly owned subsidiaries that are ‘‘qualified REIT subsidiaries.’’ The Internal Revenue Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT.

In the case of a REIT that is a partner in a partnership or any other entity that is treated as a partnership for federal income tax purposes, the Treasury Regulations provide that a REIT will be deemed to own its proportionate share of the assets of the partnership. Also, a REIT will be deemed to be entitled to its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in the hands of a REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Under these rules, our proportionate share of the assets and items of income of our partnership subsidiaries will be treated as assets and items of income of us for purposes of applying the requirements set forth in this summary.

75% Gross Income Test. At least 75% of a REIT’s gross income for each taxable year must be derived from specified classes of income that principally are real estate-related. The permitted categories of principal importance to us are:

(1)	rents from real property;

(2)	interest on loans secured by real property;

(3)	gain from the sale of real property or loans secured by real property, excluding gain from the sale of property held primarily for sale to customers in the ordinary course of business;

(4)	income from the operation and gain from the sale of property acquired in connection with the foreclosure of a mortgage securing that property;

(5)	distributions on, or gain from the sale of, shares of other qualifying REITs;

(6)	abatements and refunds of real property taxes;

(7)	amounts received as consideration for entering into agreements to make loans secured by real property or to purchase or lease real property; and

(8)	‘‘qualified temporary investment income’’.

In evaluating compliance with the 75% gross income test, as well as the 95% gross income test described below, gross income does not include gross income from ‘‘prohibited transactions.’’ In general, a prohibited transaction is one involving a sale of property held primarily for sale in the ordinary course of business, not including property acquired through foreclosure, and sometimes not including property held for at least four years.

It is expected that a substantial portion of our operating gross income will be considered rent from real property and interest income. Rent from real property is qualifying income for purposes of the gross income tests only if specific conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants and rent attributable to personal property leased together with the real property, so long as the personal property rent is not more than 15% of the total rent received or accrued under the lease for the taxable year. The basis for determining whether more than 15% of the rents received by a REIT from a property is attributable to personal property is based upon a comparison of the fair market value of the personal property leased by the tenant to the fair market value of all of the property leased by the tenant. It is not expected that we will earn material amounts in these categories.

Rent from real property generally does not include rent based on the income or profits derived from the property. However, rent based on a percentage of gross receipts or sales is permitted as rent from real property, and we will have leases where rent is based on a percentage of gross receipts or sales. We generally will not lease property and receive rentals based on the tenant’s income or profits, except in limited cases that should not jeopardize our status as a REIT.

A second exclusion from ‘‘rents from real property’’ is rent received from a person or corporation in which we (or any of our 10% or greater owners) directly or indirectly through the constructive ownership rules contained in Section 318 and Section 856(d)(5) of the Internal Revenue Code, owns a 10% or greater interest. However, in certain cases, a REIT may receive qualified rents from a related person if it qualifies as a ‘‘taxable REIT subsidiary’’ (as described below). We receive rents from FSI, which is indirectly our subsidiary. Even though FSI files a consolidated return with one of our taxable REIT subsidiaries, the rents we receive from FSI will not be qualified rents. We receive some rental income from tenants of which we constructively own a 10% or greater interest. Nonqualified rents we receive from FSI and from tenants in which we constructively own a 10% or greater interest should not be in amounts sufficient to jeopardize our status as a REIT.

A third exclusion from qualifying rental income covers amounts received with respect to real property if we furnish services to the tenants or manage or operate the property, other than through an ‘‘independent contractor’’ from which we do not derive any income or a taxable REIT subsidiary. The obligation to operate through an independent contractor generally does not apply, however, if the services provided are ‘‘usually or customarily rendered’’ in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant (applying standards that govern in evaluating whether rent from real property would be unrelated business taxable income when received by a tax exempt owner of the property). Further, if the value of the non-customary service income with respect to a property, valued at no less than 150% of the REIT’s direct cost of performing those services, is 1% or less of the total income derived from the property, then the provision of these non-customary services will not prohibit the rental income (except the non-customary service income) from qualifying as ‘‘rents from real property.’’

We will, in most instances, directly operate and manage our assets without using an ‘‘independent contractor.’’ It is intended that the only material services generally to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. It is not intended that we will provide services that might be considered rendered primarily for the convenience of the tenants, including hotel, health care or extensive recreational or social services. Consequently, it is believed that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause any of our rental income to fail to be included under that test.

Upon the ultimate sale of our properties, any gain realized also is expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

95% Gross Income Test. In addition to earning 75% of our gross income from the sources listed above, 95% of our gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute property held primarily for sale in the ordinary course of business. This test permits a REIT to earn a significant portion of its income from traditional ‘‘passive’’ investment sources that are not necessarily real estate-related. The term ‘‘interest’’ (under both the 75% and 95% gross income tests) does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

Any income arising from certain hedging transactions that are entered into by the REIT, either directly or through certain subsidiary entities, to manage the risk of interest rate movements, price changes, or currency fluctuations with respect to borrowings incurred or to be incurred by the REIT to acquire or carry real estate assets is excluded from the 95% gross income test. Income from other hedging instruments is included in computing the 95% gross income test but is treated as income which does not count towards meeting the 95% requirement.

Failing the 75% or 95% Gross Income Tests; Reasonable Cause. As a result of the 75% and 95% gross income tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources, including brokerage commissions or other fees for services rendered. From time to time, we may receive this type of income. This type of income will not qualify for the 75% gross income test or the 95% gross income test, but is not expected to be significant and that income, together with other nonqualifying income (including rent from related party tenants, as discussed above), is expected to be at all times less than 5% of our annual gross income. While it is not anticipated that we will earn substantial amounts of nonqualifying income, if nonqualifying income exceeds 5% of our gross income, we could lose our status as a REIT. We may establish one or more taxable REIT subsidiaries (as described below), such as CNL Restaurant Capital Corp. The gross income generated by these subsidiaries would not be included in our gross income. However, dividends we receive from these subsidiaries would be included in our gross income and qualify for the 95% gross income test.

If we fail to meet either the 75% or 95% gross income tests during a taxable year, we may still qualify as a REIT for that year if (1) we file a description of each item of our gross income in accordance with regulations prescribed by the Treasury; and (2) the failure to meet the tests is due to reasonable cause and not to willful neglect. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive causes us to exceed the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed below, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to the non-qualifying income. We would be subject to a 100% tax based on the greater of the amount by which we fail either the 75% or 95% gross income tests for that year times a fraction intended to reflect our profitability. See ‘‘—Taxation as a REIT.’’

Prohibited Transaction Income. Any gain that we realize on the sale of any property (other than foreclosure property) held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Gross income from prohibited transactions is also excluded from the determination of whether we satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We and our subsidiaries (other than taxable REIT subsidiaries) hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties, and to make occasional sales of the properties as are consistent with our investment objectives. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

Character of Assets Owned. At the close of each calendar quarter of our taxable year, we also must meet three tests concerning the nature of our investments. First, at least 75% of the value of our total assets generally must consist of real estate assets, cash, cash items (including receivables) and government securities (the ‘‘75% asset test’’). For this purpose, ‘‘real estate assets’’ include interests in real property, interests in loans secured by mortgages on real property or by interests in real property, shares in other REITs, and options to acquire land or leasehold improvements thereon, but excluding mineral, oil or gas royalty interests. The temporary investment of new capital in stock or debt instruments also qualifies under the 75% asset test, but only for the one-year period beginning on the date we receive the new capital. Second, although the balance of our assets generally may be invested without restriction, we will not be permitted to own securities, other than those included in the 75% asset test, of any one issuer that represent (1) more than 5% of the value of our total assets, (2) more than 10% of the total voting power of the outstanding securities of the issuer or (3) more than 10% of the total value of the outstanding securities of the issuer (the ‘‘10% Value Test’’). However, we are not constrained by these limitations if the issuer is a ‘‘taxable REIT subsidiary’’ or with respect to certain debt instruments of the issuer that qualify for treatment as ‘‘straight debt.’’ Straight debt is any written unconditional promise to pay on demand or on a specified date a sum certain in money if interest rates and interest payment dates are not contingent on profits or the borrower’s discretion, and there is no convertibility (directly or indirectly) into stock. The definition of straight debt permits the payment of principal or interest that is subject to certain contingencies and provides that no securities issued by a corporation or partnership shall qualify as straight debt if the REIT (or a ‘‘taxable REIT subsidiary’’ in which the REIT owns a greater than 50% interest, as measured by vote or value) owns non-straight debt securities of such issuer that represent more than 1% of the total value of all securities of such issuer.

A taxable REIT subsidiary is a corporation in which a REIT owns stock, directly or indirectly, and with respect to which the corporation and the REIT have made a joint election to treat the corporation as a taxable REIT subsidiary. A taxable REIT subsidiary may provide services to tenants of the REIT and others without disqualifying the rents that the REIT receives from its tenants. Although a REIT may own up to 100% of the stock of a taxable REIT subsidiary, the value of all securities in taxable REIT subsidiaries held by the REIT may not exceed 20% of the value of the total assets of the REIT. Any dividends received by the REIT from its taxable REIT subsidiaries will not constitute qualifying income under the 75% gross income test. In addition, there are limits on the deduction of interest paid by a taxable REIT subsidiary to the REIT and limits on the amount of rental payments that may be made by a taxable REIT subsidiary to the REIT.

The 10% Value Test will not apply to (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and (f) certain debt instruments issued by a partnership that do not qualify as ‘‘straight debt’’ to the extent of the REIT’s interest as a partner in that partnership (such debt instruments are completely excluded from testing under the 10% Value Test if at least 75% of the partnership’s gross income, excluding income from certain prohibited transactions, consists of income described in the 75% gross income test).

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. It is intended that we will take all action within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

However, certain relief provisions may apply if we have more than 5% of our total assets in the securities of one issuer or hold more than 10% (by vote or by value) of the securities of any one issuer. First, if (i) the value of the assets causing us to violate the 5% or 10% tests does not exceed the lesser of (A) 1% of the value of our assets at the end of the quarter in which the violation occurs, or (B) $10,000,000, and (ii) if we cure the violation by disposing of such assets or otherwise return to compliance with the 5% or 10% tests within 6 months of the end of the quarter in which we identify the failure, then we will not lose our REIT status. Second, if the value of the assets that cause the violation exceeds the lesser of the 1% or $10,000,000 threshold, then we will still maintain our REIT status provided (i) our failure to satisfy the 5% or 10% tests was due to reasonable cause and not due to willful neglect, (ii) we file a schedule with the IRS describing the assets causing the violation, (iii) we cure the violation by disposing of the assets or otherwise return to compliance with the asset tests within 6 months of the end of the quarter in which we identify the failure and (iv) we pay a ‘‘penalty tax.’’ The penalty tax is equal to the greater of (A) $50,000, or (B) the product derived by multiplying the highest federal corporate income tax rate by the net income generated by the non-qualifying assets during the period of the failure. This second rule also applies if less than 75% of our total assets are represented by real estate or if more than 20% of our total assets are represented by the securities of one or more taxable REIT subsidiaries. We may not qualify for these relief provisions in all circumstances.

Annual Distributions to Stockholders. To maintain our REIT status, we generally must distribute as a dividend to our stockholders in each taxable year at least 90% of our net ordinary income. Capital gain is not required to be distributed. More precisely, we must distribute an amount equal to (1) 90% of the sum of (a) our ‘‘REIT taxable income’’ before deduction of dividends paid and excluding any net capital gain and (b) any net income from foreclosure property less the tax on that income, minus (2) limited categories of ‘‘excess noncash income,’’ including income attributable to leveled stepped rents, cancellation of indebtedness income, and original issue discount income. REIT taxable income is defined to be a modified form of the taxable income of the REIT, computed as if it were an ordinary corporation. For example, taxable income is modified in that the deduction for dividends paid is allowed, but neither net income from property acquired through foreclosure nor net income from prohibited transactions is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 20 years following the year in which it was incurred.

A REIT may satisfy the distribution test with dividends paid during the taxable year and with dividends paid after the end of the taxable year if they meet the following tests. Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to stockholders of record on a date during the last calendar quarter of that prior year are treated as paid on December 31 of the prior year. Other dividends declared before the due date of our tax return for the taxable year, including extensions, also will be treated as paid in the prior year if they are paid (1) within 12 months of the end of that taxable year and (2) no later than our next regular distribution payment after the declaration. Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January (described above) will be taxable to the stockholders in the year paid, even though we may take them into account for a prior year. A nondeductible excise tax equal to 4% will be imposed for each calendar year to the extent that dividends declared and distributed or deemed distributed before December 31 are less than the sum of (a) 85% of our ‘‘ordinary income’’ plus (b) 95% of our capital gain net income plus (c) any undistributed income from prior periods.

We will be taxed at regular corporate rates to the extent that we retain any portion of our taxable income. For example, if we distribute only the required 90% of our taxable income, we would be taxed on the retained 10%. Occasionally, we may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for funds, or due to timing differences between tax reporting and cash receipts and disbursements (i.e., income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed). Although difficulty in meeting this requirement is not anticipated, no assurance can be given that necessary funds will be available. In the event these circumstances do occur, then, in order to meet the distribution requirement, we may arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

If we fail to meet the distribution requirement because of an adjustment to our taxable income, we may be able to cure the failure retroactively by paying a ‘‘deficiency dividend,’’ as well as applicable interest and penalties, within a specified period.

Failure to Qualify as a REIT.

For any taxable year in which we fail to qualify as a REIT and applicable relief provisions are not available, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income with respect to each such taxable year for which the statute of limitations remains open at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would significantly reduce our net earnings and cash flow because of the additional tax liability for the years involved, which could significantly impact our ability to pay interest and principal with respect to the notes.

Relief from Certain Failures of the REIT Qualification Requirements

If we fail to satisfy one or more requirements for REIT qualification other than the gross income tests and asset tests due to reasonable cause and not willful neglect, then we may still qualify as a REIT provided we pay a ‘‘penalty tax’’ of $50,000 for each failure. We cannot predict whether we will be able to take advantage of these relief provisions.

OUR INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE IMPACT OF THE JOBS ACT AND THE RELIEF ACT ON THE CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES.

ERISA CONSIDERATIONS

The following is a summary of considerations associated with the acquisition and holding of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (‘‘ERISA’’), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code, or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Internal Revenue Code or ERISA (collectively, ‘‘Similar Laws’’), and entities whose underlying assets are considered to include ‘‘plan assets’’ of such plans, accounts and arrangements (each a ‘‘Plan’’).

General Fiduciary Matters

ERISA and the Internal Revenue Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Internal Revenue Code and prohibit certain transactions involving the assets of such Plan and its fiduciaries or other interested parties. Under ERISA and the Internal Revenue Code, any person who exercises any discretionary authority or control over the administration of such a Plan or the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the Plan.

In considering an investment in the notes, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Internal Revenue Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Internal Revenue Code or any other applicable Similar Laws.

Any insurance company proposing to invest assets of its general account in the notes should consider the extent that each investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans subject to Title I of ERISA or Section 4975 of the Internal Revenue Code from engaging in specified transactions involving plan assets with persons or entities who are ‘‘parties in interest,’’ within the meaning of ERISA, or ‘‘disqualified persons,’’ within the meaning of Section 4975 of the Internal Revenue Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Internal Revenue Code. The acquisition or holding of notes by a Plan with respect to which the issuer is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Internal Revenue Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the ‘‘DOL’’) has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment trust partnerships, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be acquired or held by any person investing ‘‘plan assets’’ of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable Similar Laws.

Representations

Accordingly, by acquiring a note, each acquiring person and each subsequent transferee of a note will be deemed to have represented and warranted that either (i) no portion of the assets used by such acquiring person or transferee to acquire and hold the notes or an interest therein constitutes assets of any Plan or (ii) the acquisition and holding of the notes or an interest therein by such acquiror or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or similar violation under any applicable Similar Laws.

THE FOREGOING DISCUSSION IS GENERAL IN NATURE AND IS NOT INTENDED TO BE ALL-INCLUSIVE. DUE TO THE COMPLEXITY OF THESE RULES AND THE PENALTIES THAT MAY BE IMPOSED UPON PERSONS INVOLVED IN NON-EXEMPT PROHIBITED TRANSACTIONS, IT IS PARTICULARLY IMPORTANT THAT FIDUCIARIES, OR OTHER PERSONS ACQUIRING NOTES ON BEHALF OF, OR WITH THE ASSETS OF, ANY PLAN, CONSULT WITH THEIR COUNSEL REGARDING THE POTENTIAL APPLICABILITY OF ERISA, SECTION 4975 OF THE INTERNAL REVENUE CODE AND ANY SIMILAR LAWS TO THE ACQUISITION OR HOLDING OF THE NOTES AND WHETHER AN EXEMPTION WOULD BE APPLICABLE TO SUCH ACQUISITION OR HOLDING.

PLAN OF DISTRIBUTION

Based upon existing interpretations of the Securities Act by the staff of the Commission set forth in no action letters issued to unrelated third parties, and subject to the immediately following sentence, we believe that the exchange notes that will be issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of notes who (1) is an ‘‘affiliate’’ (within the meaning of Rule 405 under the Securities Act) of the issuer, (2) has an arrangement or understanding to participate in the distribution (within the meaning of the Securities Act) of the exchange notes, (3) is a broker-dealer (within the meaning of the Securities Act) that acquired original notes directly from the issuer and is participating or intends to participate in the distribution (as so defined) of the exchange notes, or (4) is a broker-dealer (within the meaning of the Securities Act) that will receive exchange notes in exchange for original notes acquired for its own account as a result of market-making or other trading activities and is participating or intends to participate in the distribution (as so defined) of the exchange notes: (x) will not be able to rely on the interpretations by the staff of the Commission set forth in the above mentioned no action letters; (y) will not be able to tender its original notes in the exchange offer; and (z) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

Each broker-dealer that receives exchange notes, in exchange for original notes where those original notes were acquired by the broker-dealer for its own account as a result of market-making activities or other trading activities, in the exchange offer may be deemed to be an ‘‘underwriter’’ within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. Each letter of transmittal that accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for original notes where those original notes were acquired by the broker-dealer for its own account as a result of market-making activities or other trading activities. The issuer has agreed, if requested in writing by such a broker-dealer, to use its reasonable best efforts to keep the registration statement of which this prospectus is a part continuously effective for a period not to exceed 180 days after the date on which the registration statement is declared effective, or such earlier date when such broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. In addition, until May 2, 2006 (180 days after the date of this prospectus), all dealers effecting transactions in the notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions. These sales may be made in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, and may be at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale of this kind may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any of these broker-dealers and/or the purchasers of any of these exchange notes. Any broker-dealer that resells the exchange notes may be deemed to be an underwriter within the meaning of the Securities Act. If this is the case, any profit of any of these resales of exchange notes any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. Each letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

The issuer has agreed to pay all expenses incident to the exchange offer (including certain expenses of one counsel for the holders of the notes), other than commissions and concessions of any brokers or dealers. The issuer has also agreed to indemnify the holders of the original notes, including any participating broker-dealer, against various liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Sidley Austin Brown & Wood LLP, New York, New York, will pass upon the validity of the exchange notes offered in this prospectus for us.

EXPERTS

The financial statements of CNL Restaurant Properties, Inc. incorporated in this prospectus by reference to Trustreet Properties, Inc.’s Current Report on Form 8-K/A dated March 4, 2005 and filed with the SEC on September 9, 2005 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of the CNL Income Funds included on page F-79 of Trustreet Properties, Inc.’s Current Report on Form 8-K/A dated February 25, 2005 and filed with the SEC on March 8, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements, related consolidated financial statement schedules and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the U.S. Restaurant Properties, Inc. Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference (such reports (1) express an unqualified opinion on the consolidated financial statements and consolidated financial statement schedules and include explanatory paragraphs referring to changes in the methods of accounting for discontinued operations in 2002 and asset retirement obligations in 2003 as required by Statement of Financial Accounting Standards (‘‘SFAS’’) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and SFAS No. 143, Accounting for Asset Retirement Obligations, respectively, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials that we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

The indenture pursuant to which the exchange notes are offered contains a covenant that requires us to provide to each holder of record of the notes, upon request, and to the trustee under the indenture, annual reports containing audited financial statements and a related report expressed by independent accountants, and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

We are ‘‘incorporating by reference’’ specified information into this prospectus contained in documents filed with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act. These documents incorporated by reference contain important information about us and our predecessor companies.

•	U.S. Restaurant Properties, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and filed with the SEC on February 24, 2005.

•	U.S. Restaurant Properties, Inc.’s Current Report on Form 8-K, dated January 5, 2005 and filed with the SEC on January 11, 2005.

•	U.S. Restaurant Properties, Inc.’s three Current Reports on Form 8-K, dated February 22, 2005, February 24, 2005 and February 24, 2005, respectively, and filed with the SEC on February 25, 2005.

•	Our Current Report on Form 8-K, dated February 25, 2005 and filed with the SEC on March 3, 2005.

•	Our Current Report on Form 8-K/A, dated February 25, 2005 and filed with the SEC on March 4, 2005.

•	Our Current Report on Form 8-K, dated March 4, 2005 and filed with the SEC on March 7, 2005.

•	Our Current Report on Form 8-K/A dated February 25, 2005 and filed with the SEC on March 8, 2005.

•	Our Current Report on Form 8-K, dated March 4, 2005 and filed with the SEC on March 10, 2005.

•	Our Current Report on Form 8-K, dated March 11, 2005 and filed with the SEC on March 14, 2005.

•	Our Current Report on Form 8-K, dated March 23, 2005 and filed with the SEC on March 28, 2005.

•	Our Current Report on Form 8-K, dated April 8, 2005 and filed with the SEC on April 13, 2005.

•	Our Current Report on Form 8-K, dated April 27, 2005 and filed with the SEC on May 3, 2005.

•	Our Proxy Statement filed on Schedule 14A for the Annual Meeting of Stockholders on June 23, 2005 and filed with the SEC on May 4, 2005.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 filed with the SEC on May 10, 2005.

•	Our Current Report on Form 8-K/A, dated June 6, 2005 and filed with the SEC on June 6, 2005.

•	Our Current Report on Form 8-K, dated June 13, 2005 and filed with the SEC on June 13, 2005.

•	Our Current Report on Form 8-K, dated June 13, 2005 and filed with the SEC on June 14, 2005.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2005 filed with the SEC on August 9, 2005.

•	Our Current Report on Form 8-K, dated August 11, 2005 and filed with the SEC on August 15, 2005.

•	Our Current Report on Form 8-K, dated September 6, 2005, filed with the SEC on September 8, 2005.

•	Our Current Report on Form 8-K, dated September 9, 2005 and filed with the SEC on September 9, 2005.

•	Our Current Report on Form 8-K/A, dated March 4, 2005, and filed with the SEC on September 9, 2005.

•	Our Current Report on Form 8-K, dated September 9, 2005 and filed with the SEC on September 12, 2005.

•	Our Current Report on Form 8-K, dated September 9, 2005, filed with the SEC on September 12, 2005.

•	Our Current Report on Form 8-K, dated September 27, 2005, filed with the SEC on October 5, 2005.

We are also incorporating by reference all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information that is deemed not to be filed, after the date of this prospectus and prior to the termination of the exchange offer.

You may request additional copies of these filings at no cost, by writing or telephoning us at the following addresses or phone numbers:

Trustreet Properties, Inc.
450 South Orange Avenue
Orlando, Florida 32801-3336
Attention: Corporate Secretary
(877) 667-4769

You can also get more information by visiting our web site at www.trustreet.com. Information on our web site is not incorporated by reference in this prospectus.

Trustreet Properties, Inc.

Offer to Exchange
Up to $50,000,000 aggregate principal amount of
7½% Senior Notes due 2015
registered under the Securities Act of 1933
for any and all $50,000,000 aggregate principal
amount of outstanding
7½% Senior Notes due 2015

PROSPECTUS

November 4, 2005